                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to  (S) 240.14a-11(c) or (S) 240.14a-12

                               CODA ENERGY, INC.
             (Name of Registrant as Specified in Its Charter and
                        Person filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),  14a-6(i)(2) or
    Item 22(a)(2) of Schedule  14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1)  Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------------

  2) Aggregate number of securities to which transaction applies:

     --------------------------------------------------------------------------

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------------------

  4)  Proposed maximum aggregate value of transaction:

     --------------------------------------------------------------------------

  5)  Total fee paid:

     --------------------------------------------------------------------------

[X] Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
                                -----------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
                                                      -------------------------
     3)  Filing Party:
                      ---------------------------------------------------------
     4)  Date Filed:
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

                               CODA ENERGY, INC.

                         5735 PINELAND DRIVE, SUITE 300
                              DALLAS, TEXAS  75231
                           TELEPHONE:  (214) 692-1800


                                January 18, 1996

Dear Coda Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders (the "Special Meeting") of Coda Energy, Inc. ("Coda") to be held on Friday, February 16, 1996, at 10:00 a.m., Dallas time. The meeting will be held at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 30, 1995, as amended by that certain Amendment to Agreement and Plan of Merger, dated as of December 22, 1995, and by that certain Second Amendment to Agreement and Plan of Merger, dated as of January 10, 1996 (as amended, the "Merger Agreement"), among Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI") and an affiliate of Enron Capital & Trade Resources Corp., a Delaware corporation, Coda Acquisition, Inc., a newly-formed Delaware corporation ("Purchaser") and a subsidiary of JEDI, and Coda, and to approve the merger contemplated thereby. The Merger Agreement provides, among other things, for the merger (the "Merger") of Purchaser with and into Coda, with Coda surviving the Merger (the "Surviving Corporation"). Pursuant to and subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, (i) all then-outstanding shares of Coda's common stock, par value $.02 per share (the "Coda Common Stock") (other than (A) shares of Coda Common Stock held by Purchaser, Coda or any Coda subsidiary, all of which will be canceled without payment of any consideration, and (B) shares of Coda Common Stock held by stockholders who perfect their statutory appraisal rights), will be converted into the right to receive, in cash, $7.75 per share of Coda Common Stock, without interest, and (ii) all shares of Coda Common Stock underlying then-outstanding but unexercised options and warrants to purchase Coda Common Stock (other than then-outstanding but unexercised options and warrants held by certain members of management and designated as the "Specified Options" and "Specified Warrants" in the Merger Agreement) will, at the election of the holder, be converted into the right to receive, in cash, either (A) the difference between (x) $7.75 per underlying share of Coda Common Stock and (y) the exercise or strike price of the option or warrant, without interest, or (B) $7.75 per underlying share of Coda Common Stock, without interest, upon such holder's exercise (including payment of the applicable exercise or strike price) of his or her options.

     JEDI has required as a condition to its consummating the Merger that certain members of Coda's management continue with the Surviving Corporation following the Merger. Accordingly, certain members of Coda's management have entered into employment agreements with Purchaser effective at the closing of the Merger. In addition, in conjunction with the Merger, certain members of Coda's management will acquire common stock of Purchaser, which will be converted into common stock of the Surviving Corporation in the Merger, in exchange for cash, shares of Coda Common Stock and promissory notes, and will receive options to purchase common stock of the Surviving Corporation in replacement of their Specified Options and Specified Warrants which are not converted into the right to receive cash in the Merger. Immediately following closing of the Merger, management will hold an aggregate of approximately 1.5% of the Surviving Corporation's common stock (approximately 5% on a fully-diluted basis, including options granted to such persons) and will have certain contractual rights as described in the attached Proxy Statement.

     Your Board of Directors and a Special Committee of outside directors have approved the Merger and the Merger Agreement, having determined that the acquisition of Coda pursuant to the Merger Agreement is fair to, and in the best interests of, Coda and its stockholders. Bear, Stearns & Co. Inc., the Special Committee's financial advisor, has advised the Special Committee that, in its opinion, based on certain assumptions, the Merger is fair, from a financial point of view, to the stockholders (other than the members of Coda's management who are exchanging equity interests in Coda for equity interests in the Surviving Corporation, as to whom no opinion is expressed).

     The affirmative vote of the holders of a majority of the outstanding shares of Coda Common Stock entitled to vote at the Special Meeting is required for the approval of the Merger Agreement and the Merger. Your vote, therefore, is important. Regardless of the number of shares you hold or whether you plan to attend the Special Meeting, we urge you to complete, sign, date and return the enclosed proxy card immediately. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

     If Coda's stockholders approve the adoption of the Merger Agreement and the Merger, it is currently anticipated that the Merger will be consummated as promptly as practicable after the satisfaction of certain conditions to the Merger. As soon as practicable after the Merger is consummated, a Letter of Transmittal will be mailed to all stockholders of record to use in surrendering their certificates representing shares of Coda Common Stock. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES TO CODA UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL, WHICH WILL INCLUDE INSTRUCTIONS ON THE PROCEDURE TO BE USED IN SENDING IN YOUR CERTIFICATES.

     Enclosed is a Proxy Statement that describes, and contains other important information relating to, the Merger Agreement and the proposed Merger. A copy of the Merger Agreement is included in the Proxy Statement. You are urged to read the Proxy Statement, including the Appendices, carefully.

     Your Board of Directors and the Special Committee of outside directors believe that the Merger and related transactions are in the best interests of Coda and its stockholders and recommend that you vote "FOR" the adoption and approval of the Merger Agreement and the Merger.

                                        On behalf of the Board of Directors,

                                        /s/ Douglas H. Miller

                                        DOUGLAS H. MILLER
                                        Chairman of the Board and
                                        Chief Executive Officer


        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                               CODA ENERGY, INC.

                         5735 PINELAND DRIVE, SUITE 300
                              DALLAS, TEXAS  75231
                           TELEPHONE:  (214) 692-1800

                                   NOTICE OF
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 16, 1996


To the Stockholders of Coda Energy, Inc.:

     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Coda Energy, Inc., a Delaware corporation ("Coda"), will be held at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas, on Friday, February 16, 1996, at 10:00 a.m., Dallas time, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 30, 1995, as amended by that certain Amendment to Agreement and Plan of Merger, dated as of December 22, 1995, and by that certain Second Amendment to Agreement and Plan of Merger, dated as of January 10, 1996 (as amended, the "Merger Agreement"), among Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI") and an affiliate of Enron Capital & Trade Resources Corp., a Delaware corporation, Coda Acquisition, Inc., a newly-formed Delaware corporation ("Purchaser") and a subsidiary of JEDI, and Coda, and to approve the merger contemplated thereby. The Merger Agreement provides, among other things, for the merger (the "Merger") of Purchaser with and into Coda, with Coda surviving the Merger. Pursuant to and subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, (i) all then-outstanding shares of Coda's common stock, par value $.02 per share (the "Coda Common Stock") (other than (A) shares of Coda Common Stock held by Purchaser, Coda or any Coda subsidiary, all of which will be canceled without payment of any consideration and (B) shares of Coda Common Stock held by stockholders who perfect their appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262")), will be converted into the right to receive, in cash, $7.75 per share of Coda Common Stock, without interest, and (ii) all shares of Coda Common Stock underlying then-outstanding but unexercised options and warrants to purchase Coda Common Stock (other than then-outstanding but unexercised options and warrants held by certain members of management and designated as the "Specified Options" and "Specified Warrants" in the Merger Agreement) will, at the election of the holder, be converted into the right to receive, in cash, either (A) the difference between (x) $7.75 per underlying share of Coda Common Stock and (y) the exercise or strike price of the option or warrant, without interest, or (B) $7.75 per underlying share of Coda Common Stock, without interest, upon such holder's exercise (including payment of the applicable exercise or strike price) of his or her options.

          2. To transact such other business as may properly come before the Special Meeting, including any and all adjournment(s) or postponement(s) thereof.

     Information regarding the matter to be acted upon at the Special Meeting is contained in the Proxy Statement attached to this Notice. A copy of the Merger Agreement appears as Appendix A to, and is summarized in, the accompanying Proxy Statement.

     Stockholders who do not wish to accept the $7.75 per share cash payment in the Merger and who comply with the requirements of Section 262 have the right to seek an appraisal by the Delaware Court of Chancery of the fair value of their shares. For a description of the rights of stockholders pursuant to Section 262 and a description of the procedures to be followed in order to obtain such an appraisal, see "APPRAISAL RIGHTS" in the accompanying Proxy Statement. A copy of the text of Section 262 appears as Appendix C thereto.

     Only holders of Coda Common Stock of record at the close of business on January 8, 1996, are entitled to notice of and to vote at the Special Meeting or any adjournment(s) or postponement(s) thereof. A complete list of stockholders, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder will be open to the examination of any stockholder for any purpose germane to the Special Meeting at Coda's principal executive offices at 5735 Pineland Drive, Suite 300, Dallas, Texas 75231, during regular business hours, for a period of 10 days prior to the Special Meeting. Such list will also be produced and kept at the Special Meeting during the whole time thereof, and may be inspected by any stockholder who is present. The Special Meeting may be adjourned from time to time without notice other than by announcement at the Special Meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE SPECIAL MEETING AND PREFER TO VOTE IN PERSON. FAILURE TO SIGN AND RETURN YOUR PROXY, OR TO OTHERWISE VOTE AT THE SPECIAL MEETING, IS THE EQUIVALENT OF A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER, WHICH HAVE BEEN RECOMMENDED BY A SPECIAL COMMITTEE OF OUTSIDE DIRECTORS AND BY THE BOARD OF DIRECTORS OF CODA.

     This Notice, the accompanying Proxy Statement and the enclosed proxy card are sent to you by order of the Board of Directors of Coda.

                                          /s/ Joyce Berthier

Dallas, Texas                             JOYCE BERTHIER
January 18, 1996                          Secretary



                           IMPORTANT:  PLEASE DO NOT
                      SEND IN ANY CERTIFICATES FOR SHARES
                       OF CODA COMMON STOCK AT THIS TIME

                               CODA ENERGY, INC.

                         5735 PINELAND DRIVE, SUITE 300
                              DALLAS, TEXAS  75231
                           TELEPHONE:  (214) 692-1800


                                PROXY STATEMENT
                                    FOR ITS
                        SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD FEBRUARY 16, 1996


     This Proxy Statement is being furnished to the holders of common stock, par value $.02 per share (the "Coda Common Stock"), of Coda Energy, Inc., a Delaware corporation ("Coda"), in connection with the solicitation of proxies by the Board of Directors of Coda to be voted at the Special Meeting of Stockholders of Coda (the "Special Meeting") to be held at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas, on Friday, February 16, 1996, at 10:00 a.m., Dallas time, and any and all adjournment(s) or postponement(s) thereof. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 30, 1995, as amended by that certain Amendment to Agreement and Plan of Merger, dated as of December 22, 1995, and by that certain Second Amendment to Agreement and Plan of Merger, dated as of January 10, 1996 (as amended, the "Merger Agreement"), among Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI") and an affiliate of Enron Capital & Trade Resources Corp., a Delaware corporation ("ECT"), Coda Acquisition, Inc., a newly-formed Delaware corporation ("Purchaser") and a subsidiary of JEDI, and Coda, and to approve the merger contemplated thereby. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. This Proxy Statement, the enclosed Notice of Special Meeting and the enclosed proxy card are first being sent or given to stockholders of Coda on or about January 19, 1996.

     The Merger Agreement provides, among other things, for the merger (the "Merger") of Purchaser with and into Coda, with Coda surviving the Merger (the "Surviving Corporation"). Pursuant to and subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the "Effective Time"), (i) all then-outstanding shares of Coda Common Stock (other than (A) shares of Coda Common Stock held by Purchaser, Coda or any Coda subsidiary, all of which will be canceled without payment of any consideration, and (B) shares of Coda Common Stock held by stockholders who perfect their appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262" of the "DGCL")), will be converted into the right to receive, in cash, $7.75 per share of Coda Common Stock, without interest, and (ii) all shares of Coda Common Stock underlying then-outstanding but unexercised options and warrants to purchase Coda Common Stock (other than then-outstanding but unexercised options and warrants held by certain members of management and designated as the "Specified Options" and "Specified Warrants" in the Merger Agreement) will, at the election of the holder, be converted into the right to receive, in cash, either (A) the difference between (x) $7.75 per underlying share of Coda Common Stock and (y) the exercise or strike price of the option or warrant, without interest, or (B) $7.75 per underlying share of Coda Common Stock, without interest, upon such holder's exercise (including payment of the applicable exercise or strike price) of his or her options.

     A Special Committee of outside directors (the "Special Committee") and the Board of Directors of Coda have approved the Merger Agreement and the Merger, having determined that the acquisition of Coda pursuant to the Merger Agreement is fair to, and in the best interests of, Coda and its stockholders.

Accordingly, the Special Committee and the Board of Directors recommend that the stockholders vote "FOR" the adoption and approval of the Merger Agreement and the Merger.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement or in the documents incorporated herein by reference in connection with the solicitation made hereby and, if given or made, such information or representations should not be relied upon as having been authorized by Coda. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that the information contained herein or in any document incorporated herein by reference is correct as of any time subsequent to the date hereof or the date of such document, as the case may be, or that there has been no change in the affairs of Coda since the date hereof or the date of such document, as the case may be. This Proxy Statement does not constitute the solicitation of a proxy from any person in any jurisdiction in which it is unlawful to make such proxy solicitation.

     The date of this Proxy Statement is January 18, 1996.

                               TABLE OF CONTENTS

SUMMARY........................................................................................   5
     The Special Meeting.......................................................................   5
     Recommendation of Board of Directors and Special Committee of Outside Directors...........   5
     The Parties to the Merger.................................................................   5
     Background of and Reasons for the Merger..................................................   6
     Certain Terms of the Merger...............................................................   9
     Opinion of Financial Advisor..............................................................  11
     Interests of Certain Persons in the Merger................................................  12
     Surrender of Certificates.................................................................  12
     No Solicitation of Other Bids.............................................................  12
     Sources and Amount of Funds...............................................................  13
     Certain Federal Income Tax Consequences...................................................  13
     Appraisal Rights..........................................................................  13
     Market Price Information..................................................................  14
     Selected Summary Consolidated Financial Information Concerning Coda.......................  15

AVAILABLE INFORMATION..........................................................................  16

GENERAL INFORMATION REGARDING THE SPECIAL MEETING..............................................  16
     Date, Time, Place and Purpose of Special Meeting..........................................  16
     Vote Required for Approval; Shares Entitled to Vote; Record Date..........................  17
     Solicitation and Revocability of Proxies..................................................  18
     Approval by JEDI and Purchaser............................................................  19
     JEDI and Purchaser Information............................................................  19

THE COMPANIES..................................................................................  19
     Coda......................................................................................  19
     JEDI and Purchaser........................................................................  19

RECENT DEVELOPMENTS REGARDING CODA.............................................................  20
     Acquisition of Certain Properties.........................................................  20

THE MERGER.....................................................................................  20
     General...................................................................................  20
     Background of the Merger..................................................................  21
     Recommendation of the Special Committee and the Board of Directors;
     Reasons for the Merger....................................................................  27
     Opinion of Financial Advisor..............................................................  29
     Interests of Certain Persons in the Merger................................................  36
     Indemnification and Insurance.............................................................  41
     Miscellaneous Provisions..................................................................  42
     Effective Time; Effect of Merger..........................................................  44
     Surrender of Certificates.................................................................  44
     Surrender of Options and Warrants.........................................................  45
     Conditions to Consummation of the Merger..................................................  46
     Certain Regulatory Matters................................................................  47

     Representations and Warranties............................................................  48
     Business of Coda Pending the Merger.......................................................  49
     Obligations of JEDI and Purchaser Pending the Merger......................................  51
     Amendment, Waiver and Termination.........................................................  51
     Expenses; Termination Fees................................................................  53
     No Solicitation of Other Bids.............................................................  54
     Survival of Representations, Warranties and Agreements....................................  55
     Sources and Amount of Funds...............................................................  55
     Operation and Management of Surviving Corporation After the Merger........................  56
     Certain Federal Income Tax Consequences...................................................  57
     Accounting Treatment......................................................................  58

APPRAISAL RIGHTS...............................................................................  58

SELECTED CONSOLIDATED FINANCIAL DATA...........................................................  61

PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS..............................................  62
     Pro Forma Combined Condensed Statement of Operations......................................  63
     Pro Forma Combined Condensed Statement of Operations......................................  64
     Pro Forma Combined Condensed Balance Sheet................................................  65
     Note to Pro Forma Combined Condensed Financial Statements.................................  66

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........  68

DIVIDENDS ON AND MARKET PRICES OF CODA COMMON STOCK............................................  68
     Coda......................................................................................  68
     JEDI and Purchaser........................................................................  69

SECURITY OWNERSHIP OF CERTAIN BENEFICIALOWNERS AND MANAGEMENT..................................  69

INDEPENDENT PUBLIC ACCOUNTANTS.................................................................  71

OTHER BUSINESS.................................................................................  71

STOCKHOLDER PROPOSALS..........................................................................  71

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..............................................  72

APPENDICES.....................................................................................  73
     APPENDIX A - AGREEMENT AND PLAN OF MERGER AND AMENDMENTS TO AGREEMENT AND PLAN OF MERGER.. A-1
     APPENDIX B - FORM OF FAIRNESS OPINION OF BEAR, STEARNS & CO. INC.......................... B-1
     APPENDIX C - SECTION 262 OF DELAWARE GENERAL CORPORATION LAW.............................. C-1

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement and does not purport to be complete. The information contained in this Summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Proxy Statement, the Appendices hereto and the documents incorporated herein by reference. The Appendices attached to this Proxy Statement constitute a part of the Proxy Statement. Stockholders are urged to read this Proxy Statement in its entirety. The full text of the Merger Agreement (including the amendments thereto) is attached hereto as Appendix A and should be read in its entirety.

THE SPECIAL MEETING

     Date, Time, Place and Purpose of the Special Meeting. The Special Meeting will be held on Friday, February 16, 1996, at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas, commencing at 10:00 a.m., Dallas time, to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger, which provides, among other things, for the Merger of Purchaser with and into Coda, with Coda surviving the Merger. Coda would become a majority-owned subsidiary of JEDI. See "GENERAL INFORMATION REGARDING THE SPECIAL MEETING -- Date, Time, Place and Purpose of Special Meeting."

     Record Date; Shares Entitled to Vote. Only holders of record of Coda Common Stock at the close of business on January 8, 1996 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting. Only shares of Coda Common Stock are entitled to vote on matters presented at the Special Meeting. Each holder of record of Coda Common Stock is entitled to cast one vote per share on the matter to be acted upon or upon any other matters that may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof. See "GENERAL INFORMATION REGARDING THE SPECIAL MEETING -- Vote Required for Approval; Shares Entitled to Vote; Record Date."

     Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Coda Common Stock entitled to vote at the Special Meeting is required for the approval of the Merger Agreement and the Merger. See "GENERAL INFORMATION REGARDING THE SPECIAL MEETING -- Vote Required for Approval; Shares Entitled to Vote; Record Date."

RECOMMENDATION OF BOARD OF DIRECTORS AND SPECIAL COMMITTEE OF OUTSIDE DIRECTORS

     The Special Committee, composed solely of certain outside directors, has approved the Merger Agreement and the Merger and has determined that the Merger and the transactions related thereto are fair to, and in the best interests of, Coda and its stockholders. The Special Committee and Coda's Board of Directors both have recommended that the stockholders of Coda vote "FOR" the approval and adoption of the Merger Agreement and the Merger. See "THE MERGER -- Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger." Certain members of the Board of Directors had, and currently have, certain interests that may present them with a potential conflict of interest in connection with the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."

THE PARTIES TO THE MERGER

     Coda.   Coda is an independent energy company which, together with its subsidiaries, is principally engaged in the acquisition and exploitation of (i) producing oil and natural gas properties, (ii) natural gas processing and liquids extraction facilities and (iii) natural gas gathering systems. Coda's producing oil and natural gas properties are concentrated in the mid-continent region of the United States. Coda's exploitation efforts include, where appropriate, the drilling of low-risk development wells, the initiation of secondary recovery projects, the renegotiation of product marketing agreements and the reduction of drilling, completion and lifting costs.

     The principal executive offices of Coda are located at 5735 Pineland Drive, Suite 300, Dallas, Texas 75231, and the telephone number at that address is
(214) 692-1800. See "THE COMPANIES -- Coda" and "RECENT DEVELOPMENTS REGARDING CODA."

     JEDI and Purchaser. JEDI is a Delaware limited partnership whose general partner, Enron Capital Management Limited Partnership, is a subsidiary of ECT, which is a wholly-owned subsidiary of Enron Corp. The limited partner of JEDI is the California Public Employees' Retirement System ("CalPERS"). JEDI was created primarily to invest in a portfolio of diversified natural gas related assets. The principal executive offices of JEDI are located at 1400 Smith Street, Houston, Texas 77002, and the telephone number at that address is (713) 853-5259.

     Purchaser is a Delaware corporation formed solely for the purpose of effecting the Merger and has not carried on any activities other than in connection with the Merger. Purchaser is a subsidiary of JEDI. The principal executive offices of Purchaser are located at 1400 Smith Street, Houston, Texas 77002, and the telephone number at that address is (713) 853-5259. See "THE COMPANIES -- JEDI and Purchaser."

BACKGROUND OF AND REASONS FOR THE MERGER

     In late 1994, Coda's Chairman and Chief Executive Officer, Mr. Douglas H. Miller, became increasingly concerned that the market was not adequately valuing Coda Common Stock. In spite of Coda's record earnings, cash flow, crude oil production, crude oil reserves and asset growth in 1994, Coda Common Stock was trading at what Mr. Miller believed to be a discount to its true value. Following preliminary discussions with prospective investors, on April 26, 1995, at a special meeting of Coda's Board of Directors, Mr. Miller advised the Board of Directors that he was engaged in efforts to form an investor group and had entered into discussions with various parties regarding obtaining financing for the possible cash acquisition of Coda at a premium to the then recent trading prices of Coda Common Stock. However, no offer was presented to the Board of Directors at that time. In response to this announcement, the Board of Directors formed the Special Committee to review any offer that might be forthcoming. A press release announcing Mr. Miller's intentions was issued on that date.

     For the next several weeks, Mr. Miller continued his efforts to form an investor group. However, these efforts ultimately were not successful.

     On May 23, 1995, Mr. Grant W. Henderson, Coda's Executive Vice President and Chief Financial Officer, had a preliminary conversation with representatives of ECT regarding ECT's potential involvement in financing an acquisition of Coda by Mr. Miller's investment group. ECT expressed an interest in investigating the possibilities of financing such a transaction led by other parties and possibly making an equity investment in Coda. ECT representatives met with members of Coda management on May 31, 1995, at Coda's office in Dallas to begin preliminary discussions, which led to the furnishing of additional information to ECT and the signing of a confidentiality agreement on June 12, 1995.

     During June, July and early August 1995, various members of Coda management met with ECT representatives to discuss various issues relating to a possible acquisition, including other potential equity partners, personnel issues, operational issues and an offer price for Coda Common Stock. During this period, ECT conducted extensive financial, engineering, land, legal, environmental and operational due diligence. As a result of this due diligence, ECT determined that it would prefer to acquire Coda through a merger transaction between Coda and a subsidiary of JEDI, subject to Coda retaining certain members of its management team.

     On August 23, 1995, representatives of ECT met with Coda's Board of Directors, including the Special Committee and the Special Committee's legal counsel, to present a Letter of Understanding (the "Letter of Understanding") whereby ECT (or an affiliate thereof) would propose to acquire through a cash merger all of the outstanding shares of Coda Common Stock for $8.00 per share. The Letter of Understanding had certain binding and non-binding terms. The offer was contingent upon, among other things, the sale of Taurus Energy Corp. ("Taurus"), Coda's natural gas gathering and processing subsidiary, on terms acceptable to ECT and the participation of certain members of Coda management in the management of the Surviving Corporation. At such time, Coda had received a non-binding written indication of interest regarding a possible sale of Taurus on terms generally acceptable to Coda and ECT, but with terms and conditions still to be negotiated. Subject to a full review and receipt of a fairness opinion from the Special Committee's financial advisor, Bear, Stearns & Co., Inc. ("Bear Stearns"), the Special Committee approved the Letter of Understanding. Acting on that approval, Coda's Board of Directors authorized Coda's management to execute the Letter of Understanding and commence the preparation of definitive agreements. The Letter of Understanding was executed on August 23, 1995, and on August 24, 1995, Coda issued a press release announcing the proposed Merger.

     Thereafter and through October 30, 1995, documents relating to the Merger were extensively negotiated between JEDI and Coda. In addition, JEDI engaged in extensive discussions with certain members of Coda management and their counsel concerning the terms of their continued involvement in the Surviving Corporation. On October 30, 1995, acting on the unanimous recommendation and approval of the Special Committee, the Board of Directors approved the execution of the Agreement and Plan of Merger, dated as of October 30, 1995 (the "Original Merger Agreement"), among all of the parties to the Merger Agreement.

     During the weeks following the execution of the Letter of Understanding and the public announcement that the sale of Taurus would be a condition to the Merger, Coda received inquiries from several parties requesting information concerning Taurus and expressing an interest in acquiring Taurus. Two parties (including the party who had expressed an interest in acquiring Taurus prior to the execution of the Letter of Understanding) separately conducted extensive due diligence on Taurus, and further discussions were held with each regarding a potential sale. Initial drafts of definitive stock purchase agreements were submitted by both parties, and a non-binding letter of intent was entered into between Coda and one party. Ultimately, however, negotiations with both prospective purchasers failed to progress beyond preliminary stages, and by December 20, 1995, Coda management and JEDI had concluded that a timely sale of Taurus upon terms satisfactory to JEDI was not feasible or likely.

     In light of the concern that the closing condition could not be satisfied, on December 20 and 21, 1995, Messrs. Miller and Henderson discussed with representatives of JEDI the prospect of removing the sale of Taurus as a condition to the Merger. These discussions resulted in a proposal by JEDI that in exchange for the removal of such condition, the consideration to be paid pursuant to the Merger be reduced from $8.00 to $7.75 per share of Coda Common Stock to reflect reduced value of the transaction to JEDI if proceeds anticipated from the sale of Taurus were not received. Mr. Miller apprised the Special Committee of this development, as well as all other members of Coda's Board of Directors. On December 21, 1995, the Special Committee met by conference call to discuss JEDI's proposal.

     The Special Committee considered that the proposed reduction in the merger consideration from $8.00 to $7.75 per share of Coda Common Stock reflected reduced value of the transaction to JEDI if proceeds anticipated from the sale of Taurus were not received. The Special Committee also considered the uncertainty associated with leaving this condition in the Original Merger Agreement and the advantage of removing the condition and proceeding to a consummation of the Merger as soon as practicable, and the cost of extending the Original Merger Agreement to allow additional time to sell Taurus (the Original Merger Agreement provided that Purchaser could terminate such agreement if Coda did not present to JEDI by December 29, 1995, an agreement pertaining to the sale of Taurus satisfactory to JEDI; provided, that Coda could extend this period for 30 days upon paying Purchaser $175,000 and an additional 30 days upon the payment to Purchaser of an additional $75,000).

     On December 22, 1995, Coda's Board of Directors met by conference call.
The Board of Directors reviewed the revised JEDI offer and a proposed form of amendment to the Original Merger Agreement (a copy of which is included as a part of Appendix A; the "First Amendment"). The Special Committee recommended to the Board of Directors that, subject to confirmation by Bear Stearns that in its opinion the Merger (as contemplated by the First Amendment) was fair, from a financial point of view, to Coda's stockholders (other than members of the Management Group (defined below), as to whom no opinion would be rendered), the consummation of the Merger upon the revised terms and conditions set forth in the First Amendment was in the best interests of Coda and its stockholders. Acting on the recommendation and approval of the Special Committee and subject to confirmation by Bear Stearns of its fairness opinion, Coda's Board of Directors authorized and approved the execution of the First Amendment by Coda management, which was executed on December 22, 1995, and a press release announcing its execution was issued on that same date.

     On January 2, 1996, the Special Committee met by conference call and received the oral report of Bear Stearns that in its opinion the Merger, as contemplated by the First Amendment, was fair, from a financial point of view, to Coda's stockholders (other than the Management Group, as to whom no opinion was rendered). On January 5, 1996, the Board of Directors met by conference call. At this meeting, the Special Committee reported to the Board of Directors on its receipt of the updated fairness opinion of Bear Stearns. Based upon such opinion and upon the advice and recommendation of the Special Committee, the Board of Directors ratified, adopted and approved the First Amendment. In addition, the Board authorized and approved the execution of the Second Amendment to Agreement and Plan of Merger (a copy of which is included as a part of Appendix A; the "Second Amendment"). For a more complete discussion of the background of the Merger, see "THE MERGER -- Background of the Merger" and "THE MERGER -- Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger."

     In determining to recommend approval of the Merger Agreement and the Merger, the Board of Directors and the Special Committee considered the following factors: (i) the terms and conditions of the Merger Agreement; (ii) the fact that since April 26, 1995, the date Coda announced Mr. Miller's interest in forming an investor group for an acquisition of Coda, Coda had received no indications that any other person would be willing to make an offer for Coda on terms better than those contained in the Merger Agreement; (iii) the fact that since August 24, 1995, the date Coda first announced ECT's proposal to acquire Coda, there had been no indications that any other person would be willing to make an offer for Coda on terms better than those contained in the Merger Agreement (including the outcome of a limited market check performed by Bear Stearns, as more fully described under "THE MERGER -- Opinion of Financial Advisor"); (iv) the trading price of Coda Common Stock over the past three years and the fact that the $7.75 per share price in the Merger Agreement represents a premium of approximately 11% over the closing sales price for Coda Common Stock on the Nasdaq National Market on April 25, 1995, the last trading day prior to the public announcement by Coda of Mr. Miller's interest in acquiring Coda, and a premium of approximately 32% over the average closing sales price on the Nasdaq National Market for the quarter ended March 31, 1995, and the advantage offered to Coda stockholders as a result of a sale at a cash purchase price at a premium over the trading price for Coda Common Stock prior to April 1995 as compared to the disadvantage of no longer owning an equity interest in Coda following the consummation of the Merger; (v) the written financial and comparative analyses prepared by Bear Stearns in connection with its fairness opinion (as described in "THE MERGER -- Opinion of Financial Advisor"); (vi) the advice of Bear Stearns at a January 2, 1996 meeting of the Special Committee that, as of such date, the Merger was fair, from a financial point of view, to Coda's stockholders (other than members of the Management Group, as to whom no advice was rendered), and Bear Stearns' confirmation on January 18, 1996, that its opinion had not changed; (vii) the fact that the Merger Agreement permits Coda to terminate the Merger Agreement, subject to certain terms and conditions, if any person makes a bona fide offer to acquire Coda that the Board of Directors believes in its good faith judgment would yield a better value to the Coda stockholders than the Merger Agreement; (viii) information with respect to the financial condition, results of operations and business of Coda, contained in Coda's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1995; and (ix) the strategic direction of Coda's business and future prospects of the oil and gas industry. For a more complete discussion of the reasons for the Merger, see "THE MERGER -- Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger."

CERTAIN TERMS OF THE MERGER

     Principal Effects of the Merger. Purchaser will be merged with and into Coda, with Coda as the Surviving Corporation. Pursuant to and subject to the terms and conditions of the Merger Agreement, at the Effective Time, (i) all then-outstanding shares of Coda Common Stock (other than (A) shares of Coda Common Stock held by Purchaser, Coda or any Coda subsidiary, all of which will be canceled without payment of any consideration, and (B) shares of Coda Common Stock held by stockholders who perfect their appraisal rights under Section 262 of the DGCL) will be converted into the right to receive, in cash, $7.75 per share of Coda Common Stock, without interest, and (ii) all shares of Coda Common Stock underlying then-outstanding but unexercised options and warrants to purchase Coda Common Stock (other than the "Specified Options" and "Specified Warrants" held by certain members of the Management Group and designated as such in the Merger Agreement) will, at the election of the holder, be converted into the right to receive, in cash, either (A) the difference between (x) $7.75 per share of Coda Common Stock and (y) the exercise or strike price of the option or warrant, without interest, or (B) $7.75 per share of Coda Common Stock, without interest, upon such holder's exercise (including payment of the applicable exercise or strike price) of his or her options. See "THE MERGER -- Effective Time; Effect of Merger."

     Effective Time. The Effective Time of the Merger will be the date and time when a properly executed certificate of merger, in such form as is required by and executed in accordance with the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties to the Merger Agreement designate in such filing as the Effective Time. It is anticipated that, subject to the satisfaction or waiver, if permissible, of the conditions to consummation of the Merger set forth in the Merger Agreement, such filing will be made promptly after the Merger Agreement has been approved by Coda's stockholders. See "THE MERGER -- Effective Time; Effect of Merger" and "-- Conditions to Consummation of the Merger."

     Conditions to the Merger.   The respective obligations of Coda, JEDI and
Purchaser to effect the Merger are subject to the satisfaction, or waiver if applicable, at or prior to the Effective Time, of various conditions, including, among other things, (i) the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the holders of Coda Common Stock; (ii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"); (iii) the absence of any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; (iv) the confirmation by Coda at the time of the Special Meeting that the written opinion of Bear Stearns, dated the date of this Proxy Statement and attached hereto as Appendix B, to the effect that the Merger is fair, from a financial point of view, to the stockholders of Coda (except that such advice will not be provided to the members of Coda's management, consisting of Mr. Douglas H. Miller, Chairman of the Board and Chief Executive Officer of Coda, Mr. Jarl P. Johnson, Vice Chairman of the Board and President of Diamond Energy Operating Company, a subsidiary of Coda ("Diamond"), Mr. Grant W. Henderson, Executive Vice President, Chief Financial Officer and a director of Coda, and twelve other officers and employees of Coda and Diamond (collectively, the "Management Group"), who have agreed to participate in the equity ownership of the Surviving Corporation) has not been withdrawn; and (v) the absence of any pending action, proceeding or investigation brought by any person or entity before any governmental entity challenging, affecting or seeking material damages in connection with the transactions contemplated by the Merger Agreement. Furthermore, each of Coda, on the one hand, and JEDI and Purchaser, on the other hand, have additional conditions to their respective obligations to consummate the Merger. Among the conditions to JEDI and Purchaser consummating the Merger are that (i) certain members of the Management Group shall have not breached or anticipatorily breached certain employment and other agreements with Purchaser that are to become effective in conjunction with the consummation of the Merger and certain specified senior executives of Coda shall not have died or become disabled; (ii) the number of shares of Coda Common Stock held by stockholders dissenting in accordance with Section 262 shall not exceed 10% of the outstanding shares of Coda Common Stock; and (iii) assuming the representations and warranties of Coda in the Merger Agreement were made without regard to any "materiality qualifications," the amount that would be required to be contributed to the Surviving Corporation at the Effective Time, so that the owners of the Surviving Corporation would be in the same economic position as they would have been if the representations and warranties, without regard to any materiality qualifications, had been true and correct in all respects, in the aggregate does not exceed $7.5 million. Accordingly, although the holders of Coda Common Stock may approve and adopt the Merger Agreement and the Merger at the Special Meeting, there can be no assurance that the Merger will be consummated if any of the foregoing conditions has not yet been satisfied. See "THE MERGER -- Conditions to Consummation of the Merger."

     Regulatory Clearances.   The Merger is subject to review by the Antitrust
Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") pursuant to the Hart-Scott-Rodino Act. The required information has been provided to those agencies and on December 9, 1995, the applicable waiting period prescribed under the Hart-Scott-Rodino Act expired without objection by either the Antitrust Division or the FTC. See "THE MERGER -- Certain Regulatory Matters."

     Termination; Expenses and Termination Fees. Under certain conditions, the Merger Agreement may be terminated prior to the Effective Time, whether prior to or after approval of the Merger Agreement by the stockholders of Coda. Such conditions include termination by either Coda or Purchaser if the Merger shall not have been consummated on or before March 15, 1996 (unless such circumstance is the result of a breach of the terms of the Merger Agreement by the party wishing to exercise such termination right). In the event of the termination of the Merger Agreement, there will be no obligation or liability on the part of any party thereto, except as described under "THE MERGER -- Expenses; Termination Fees" or as otherwise expressly provided for in the Merger Agreement; provided, however, that no termination pursuant to the termination provisions will relieve any party from liability for any breach of the Merger Agreement. See "THE MERGER -- Amendment, Waiver and Termination." Pursuant to the

Merger Agreement, if the Merger Agreement is terminated by Purchaser for certain reasons, then Coda is obligated to reimburse Purchaser for certain out-of-pocket expenses not to exceed $750,000. If the Merger Agreement is terminated by Coda due to a breach on the part of JEDI or Purchaser, JEDI is obligated to reimburse Coda for certain expenses not to exceed $750,000. See "THE MERGER -- Expenses; Termination Fees."

     In addition to the payment of expenses described above, (i) if the Merger Agreement is terminated for certain reasons and if Coda were to consummate another acquisition transaction prior to October 30, 1996, that provides better value to Coda's stockholders than the Merger would have provided, or (ii) if
(A) any person (other than Purchaser or any affiliate thereof) or group becomes the beneficial owner of more than 20% of the outstanding Coda Common Stock; (B) either the Merger Agreement is terminated due to the failure to obtain the requisite stockholders' vote at the Special Meeting or such beneficial owner takes any action to oppose or prevent the consummation of the Merger and the Merger Agreement is terminated for any reason; and (C) another acquisition transaction is consummated within one calendar year of the date of the Special Meeting, then Coda is obligated to pay Purchaser a fee (the "Break-up Fee") of $3.5 million. See "THE MERGER -- Expenses; Termination Fees."

     Business of Coda.   Coda has agreed that, during the period from the date
of the Merger Agreement to the Effective Time, except as otherwise contemplated by the Merger Agreement or unless Purchaser otherwise consents in writing, Coda will conduct its operations in the ordinary course of business, consistent with past practices. In addition, unless Purchaser consents in writing or except as otherwise permitted pursuant to the Merger Agreement, prior to the Effective Time Coda is not permitted to engage in certain actions specified in the Merger Agreement. See "THE MERGER -- Business of Coda Pending the Merger."

     Obligations of JEDI and Purchaser. Each of JEDI and Purchaser has agreed to use its reasonable best efforts to refrain from taking any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect as of the Effective Time or in any of the conditions to the Merger not being satisfied, or (unless such action is required by applicable law) that would adversely affect the ability of JEDI or Purchaser to obtain any of the regulatory approvals required to consummate the Merger. See "THE MERGER -- Obligations of JEDI and Purchaser Pending the Merger."

     Other Agreements. Each of Coda, JEDI and Purchaser have made certain other agreements concerning various matters both prior to and subsequent to the Effective Time. See "THE MERGER -- Miscellaneous Provisions."

OPINION OF FINANCIAL ADVISOR

     The Special Committee engaged Bear Stearns to act as its financial advisor in connection with the Merger and related matters. On January 18, 1996, Bear Stearns delivered to the Special Committee its written opinion that the Merger is fair, from a financial point of view, to Coda's stockholders (except that no opinion was rendered as to the Management Group). The opinion of Bear Stearns will not be updated and is limited to the facts and circumstances as of January 18, 1996, the date on which the written opinion was delivered to the Special Committee. The full text of the opinion of Bear Stearns, which sets forth the procedures followed, matters considered and assumptions made in connection with rendering such opinion is attached as Appendix B to this Proxy Statement and should be read carefully in its entirety. For a description of the Bear Stearns opinion, including the procedures followed, the matters considered and the assumptions made by Bear Stearns in arriving at its opinion, see "THE MERGER -- Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Messrs. Miller, Johnson and Henderson have entered into written agreements with Purchaser pursuant to which, effective at the Effective Time, they will be employed by the Surviving Corporation and will acquire equity interests in the Surviving Corporation. Members of the Management Group have also entered into written agreements with Purchaser concerning their employment with and/or equity participation in the Surviving Corporation. For a discussion of the voting on the Merger Agreement and the Merger, see "THE MERGER -- Background of the Merger" and "-- Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger." See "THE MERGER -- Interests of Certain Persons in the Merger."

SURRENDER OF CERTIFICATES

      Prior to the Effective Time, Coda and Purchaser have agreed to appoint The First National Bank of Boston as paying agent (the "Paying Agent") to receive, hold and disburse the funds to which holders of shares of Coda Common Stock and holders of options and warrants to purchase Coda Common Stock will become entitled upon consummation of the Merger. As soon as practicable after the Effective Time, the Surviving Corporation will mail to each person who was a record holder of shares of Coda Common Stock immediately prior to the Effective Time (other than Purchaser, Coda, Coda's subsidiaries and holders of shares who perfect their statutory appraisal rights under Section 262 of the DGCL), a form of letter of transmittal and instructions advising the holder of the procedure for surrendering for payment the certificates that immediately prior to the Effective Time represented shares of Coda Common Stock (the "Certificates"). Holders of Certificates should not submit their Certificates to the Paying Agent until they have received such materials. Payment for shares of Coda Common Stock will be made to former holders of Coda Common Stock as promptly as practicable following receipt by the Paying Agent of Certificates and other documents required by the letter of transmittal. No interest will accrue or be paid on the cash payable upon the surrender of Certificates. See "THE MERGER -- Surrender of Certificates." STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES TO CODA AT THIS TIME.

NO SOLICITATION OF OTHER BIDS

     Prior to the Effective Time, Coda has agreed not to, nor to permit any of its subsidiaries to, nor to authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, initiate, solicit, negotiate or encourage (including by way of furnishing information), or take any other action to facilitate or entertain, any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any proposal or offer to acquire all or substantially all of the business of Coda and its subsidiaries, or all or substantially all of the capital stock of Coda; provided, however, that Coda may negotiate with a potential acquiror if (i) the potential acquiror has made a tender or exchange offer or a proposal to Coda's Board of Directors to acquire Coda, (ii) Coda's Board of Directors believes, based in part upon advice of its financial advisor and after having an opportunity to discuss any such proposal with a potential acquiror, that such potential acquiror has the financial wherewithal to consummate such offer or transaction and such offer or transaction would yield a better value to Coda's stockholders than would the Merger and (iii) based upon the advice of counsel to Coda given to the Board of Directors, the Board of Directors determines in good faith that there is a significant risk that the failure to negotiate with the potential acquiror could constitute a breach of the Board of Directors' fiduciary duty to Coda's stockholders. See "THE MERGER -- No Solicitation of Other Bids."

SOURCES AND AMOUNT OF FUNDS

     The total amount of funds required by JEDI and Purchaser to acquire all of the then-outstanding shares of capital stock of Coda (including options and warrants to purchase Coda Common Stock, but excluding the Specified Options, the Specified Warrants and shares of Coda Common Stock held by Purchaser), is estimated to be approximately $176.2 million. Coda will also need approximately $6.5 million in cash to pay the fees and expenses incurred or to be incurred by Coda (as itemized in "THE MERGER -- Sources and Amount of Funds") associated with effecting the Merger and the financing thereof, including an estimated $3.9 million in transaction fees expected to be paid to ECT Securities Corp., an affiliate of Enron Capital Management Limited Partnership (the general partner of JEDI). Coda also has agreed to provide loans in exchange for limited recourse promissory notes to certain members of the Management Group in the aggregate principal amount of $937,300 to purchase shares of capital stock of Purchaser. See "THE MERGER -- Interests of Certain Persons in the Merger."
JEDI expects Purchaser to have available to it at the Effective Time approximately $190 million from (i) a $90 million equity investment to be made in Purchaser by JEDI prior to the Effective Time and (ii) proceeds of a $100 million loan to be made to Purchaser by JEDI prior to the Effective Time. Immediately after the Effective Time, JEDI also has agreed to contribute an additional $20.0 million in cash in exchange for 20,000 shares of 15% Cumulative Preferred Stock of the Surviving Corporation (the "15% Cumulative Preferred Stock"). The obligation of JEDI and Purchaser to consummate the Merger under the Merger Agreement is not subject to a condition that any financing be available to JEDI or Purchaser. See "THE MERGER -- Sources and Amount of Funds."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash for shares of Coda Common Stock pursuant to the Merger or pursuant to the exercise of appraisal rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. For United States federal income tax purposes, in general, a stockholder who receives cash for shares of Coda Common Stock pursuant to the Merger will recognize a gain or loss equal to the difference between the stockholder's tax basis for the shares of Coda Common Stock converted into the right to receive cash in such transaction and the amount of cash received in exchange therefor. Assuming that the shares of Coda Common Stock constitute capital assets in the hands of the stockholder, such gain or loss will be long-term capital gain or loss if, as of the date of disposition, such shares of Coda Common Stock have been held for more than one year. See "THE MERGER -- Certain Federal Income Tax Consequences."

     ALL STOCKHOLDERS SHOULD READ CAREFULLY THE DISCUSSIONS IN "THE MERGER -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND ARE URGED TO CONSULT THEIR OWN ADVISORS AS TO SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, LOCAL, FOREIGN OR ANY OTHER APPLICABLE TAX LAWS.

APPRAISAL RIGHTS

     Under Section 262 of the DGCL, stockholders may demand an appraisal by the Delaware Court of Chancery of the "fair value" of their shares of Coda Common Stock in lieu of accepting the payment to be made pursuant to the Merger. A stockholder electing to demand an appraisal must deliver to Coda, before the taking of the vote on the Merger, a written demand for appraisal of such stockholder's shares of Coda Common Stock. A proxy or vote against the Merger or an abstention or broker non-vote will not constitute such a demand. A vote in favor of the Merger will waive the appraisal rights. A description of Section 262 is provided in "APPRAISAL RIGHTS" and the full text of Section 262 is included with this Proxy Statement as Appendix C.

     FAILURE TO TAKE ANY OF THE STEPS REQUIRED UNDER SECTION 262 MAY RESULT IN TERMINATION OR WAIVER OF APPRAISAL RIGHTS. STOCKHOLDERS INTENDING TO EXERCISE APPRAISAL RIGHTS UNDER SECTION 262 ARE ADVISED TO ACT IMMEDIATELY.

MARKET PRICE INFORMATION

     Coda Common Stock is quoted on the Nasdaq National Market under the trading symbol "CODA." The following table sets forth for the calendar periods indicated the high and low closing prices per share of Coda Common Stock, as reported on the Nasdaq Monthly Statistical Report. These prices reflect inter-dealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions. For current price information, stockholders should consult publicly available sources.


                                                        High       Low
                                                      ---------  --------
          1993
          ----
          First Quarter.............................   $  5 1/8   $ 4
          Second Quarter............................      7 5/8     5 1/4
          Third Quarter.............................      6 7/8     5 5/8
          Fourth Quarter............................      7         4 1/2

          1994
          ----
          First Quarter.............................   $  5 7/8   $ 4 5/8
          Second Quarter............................      6 7/8     4 5/8
          Third Quarter.............................      7 1/4     5 7/8
          Fourth Quarter............................      7         5 5/8

          1995
          ----
          First Quarter.............................   $  6 3/8   $ 5 3/8
          Second Quarter............................      7 3/8     5 5/8
          Third Quarter.............................      7 1/2     6 1/8
          Fourth Quarter............................      7 3/4     6 7/8

          1996
          ----
          First Quarter (through January 17, 1996)..   $7 33/64   $7 5/16

     On April 25, 1995, the last full trading day prior to the public announcement that Mr. Douglas H. Miller, Chairman of the Board and Chief Executive Officer of Coda, had informed Coda's Board of Directors that he was actively pursuing discussions concerning a possible acquisition of Coda, the reported Nasdaq National Market high and low sales prices per share of Coda Common Stock were $7 1/8 and $6 7/8, respectively. On August 23, 1995, the last full trading day prior to the public announcement that ECT had submitted an offer to acquire all of the outstanding shares of Coda Common Stock in a transaction in which stockholders would receive $8.00 per share in cash, the reported Nasdaq National Market high and low sales prices per share of Coda Common Stock were $6 1/2 and $6 1/4, respectively. On October 30, 1995, the last full trading day prior to the public announcement that Coda and JEDI had executed the definitive Merger Agreement, the reported Nasdaq National Market high and low sales prices per share of Coda Common Stock were $7 3/8 and $7 5/16, respectively. On December 21, 1995, the last trading day prior to the public announcement that Coda and JEDI had executed the First Amendment removing the condition to closing that Taurus be sold on terms acceptable to JEDI and lowering the purchase price for Coda Common Stock to $7.75 per share, the reported Nasdaq National Market high and low sales prices per share of Coda Common Stock were $7 1/2 and $7 3/8, respectively. On January 10, 1996, the last trading day prior to the public announcement that Coda and JEDI had executed the Second Amendment, the reported Nasdaq National Market high and low sales prices per share of Coda Common Stock were $7 15/32 and $7 7/16, respectively. On January 17, 1996, the most recent available date prior to printing this Proxy Statement, the reported Nasdaq National Market high and low sales prices per share of Coda Common Stock were $7 35/64 and $7 1/2, respectively.

SELECTED SUMMARY CONSOLIDATED FINANCIAL INFORMATION CONCERNING CODA

     The following table presents certain selected summary consolidated financial data of Coda as of and for the years ended December 31, 1990, 1991, 1992, 1993 and 1994 and as of and for the nine months ended September 30, 1994 and 1995. The financial data set forth below should be read in conjunction with the financial statements of Coda and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" incorporated by reference in this Proxy Statement from Coda's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1995. See "SELECTED CONSOLIDATED FINANCIAL DATA" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                                                                             Nine months ended
                                                       Years ended December 31,/(1)/         September 30,/(1)/
                                            -----------------------------------------------  -----------------
                                             1990      1991      1992      1993      1994      1994      1995
                                            -------  --------  --------  --------  --------  --------  --------
                                                             (In thousands, except per share data)
Statements of Operations Data:
------------------------------
 Total revenues...........................  $15,428  $22,782   $23,637   $ 40,050  $ 71,586  $ 50,362  $ 71,345
 Income (loss) from continuing
  operations..............................    1,829      (65)     (734)     2,334     3,329     2,025     3,917
 Income (loss) from continuing
  operations per common and common
  equivalent share........................      .15     (.01)     (.06)       .15       .15       .09       .17

Balance Sheet Data (at end of period):
------------------
 Total assets.............................   41,738   56,010    82,226    132,754   203,102   180,059   209,683
 Long-term debt, less current maturities..   14,494   28,794    56,563     59,651   105,063    83,893   107,930

----------
(1) Reflects revenues and earnings since date of acquisition of various assets that materially affect comparability with prior years. (See Note 3 of Notes to Consolidated Financial Statements included in Coda's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, incorporated by reference herein.)

                             AVAILABLE INFORMATION

     Coda is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. Coda is required to disclose in such reports and proxy statements certain information, as of particular dates, concerning Coda's directors and executive officers, their remuneration, stock options granted to them, Coda's principal stockholders and any material interest of such persons in transactions with Coda. Such reports, proxy statements and other information filed with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained by mail at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.


                         GENERAL INFORMATION REGARDING
                              THE SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF SPECIAL MEETING

     The Special Meeting will be held on Friday, February 16, 1996 at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas, beginning at 10:00 a.m., Dallas time. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Coda for use at the Special Meeting and at any adjournments or postponements thereof. These materials were first mailed or given to Coda's stockholders on or about January 19, 1996. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger, pursuant to which Purchaser will be merged with and into Coda, with Coda surviving the Merger as the Surviving Corporation. Upon consummation of the Merger, Coda will become a majority-owned subsidiary of JEDI.

     Pursuant to the terms of the Merger Agreement, after the approval and adoption of the Merger Agreement and the Merger by Coda's stockholders, the satisfaction or waiver of the other conditions to the Merger and the filing of a copy of a Certificate of Merger with the Secretary of State of the State of Delaware, (i) all then-outstanding shares of Coda Common Stock (other than (A) shares of Coda Common Stock held by Purchaser, Coda or any Coda subsidiary, all of which will be canceled without payment of any consideration, and (B) shares of Coda Common Stock held by stockholders who perfect their statutory appraisal rights under Section 262 of the DGCL), will be converted into the right to receive, in cash, $7.75 per share of Coda Common Stock, without interest, and
(ii) all shares of Coda Common Stock underlying then-outstanding but unexercised options and warrants to purchase Coda Common Stock (other than the Specified Options and Specified Warrants held by certain members of the Management Group and designated as such in the Merger Agreement) will, at the election of the holder, be converted into the right to receive, in cash, either (A) the difference between (x) $7.75 per underlying share of Coda Common Stock and (y) the exercise or strike price of the option or warrant, without interest, or (B) $7.75 per underlying share of Coda Common Stock, without interest, upon such holder's exercise (including payment of the applicable exercise or strike price) of his or her options.

VOTE REQUIRED FOR APPROVAL; SHARES ENTITLED TO VOTE; RECORD DATE

     This Proxy Statement is being mailed to all stockholders of record of Coda as of the Record Date. Only holders of record of Coda Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting or any adjournment(s) or postponement(s) thereof. As of the Record Date, 22,088,903 shares of Coda Common Stock were outstanding, all of which were entitled to vote and which were held of record by 2,442 holders.

     The shares of Coda Common Stock constitute the only shares of voting securities of Coda issued and outstanding and entitled to vote on matters to be presented at the Special Meeting. Each share of Coda Common Stock is entitled to one vote on each matter submitted to a vote at the Special Meeting or any adjournment(s) or postponement(s) thereof.

     The presence at the Special Meeting, whether in person or by proxy, of the holders of a majority of the outstanding shares of Coda Common Stock entitled to vote thereat will constitute a quorum for the transaction of business. The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Coda Common Stock entitled to vote at the Special Meeting is required for the approval of the Merger Agreement and the Merger. Shares of Coda Common Stock represented by a properly signed, dated and returned proxy will be treated as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Abstentions are counted in the tabulation of the votes cast on proposals presented to stockholders. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining a quorum, but will not be treated as shares having voted at the Special Meeting as to the Merger proposal if authority to vote is withheld by the broker. ACCORDINGLY, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     As of December 1, 1995, JEDI and Purchaser did not own any shares of Coda Common Stock. However, pursuant to the agreements with the Management Group, Purchaser has the right immediately prior to the Effective Time to acquire 51,330 shares of Coda Common Stock from the Management Group in exchange for Purchaser common stock, and the Management Group has agreed to the cancellation as of the Effective Time of all the Specified Options and Specified Warrants, which relate to an aggregate of 864,735 shares of Coda Common Stock, and in return will be granted options to acquire Surviving Corporation common stock. See "THE MERGER -- Interests of Certain Persons in the Merger." As of December 1, 1995, Coda's directors and executive officers, and their affiliates, held an aggregate of 2,399,236 shares of Coda Common Stock, representing approximately 11% of the outstanding shares of Coda Common Stock on the Record Date. As of December 1, 1995, the Management Group held an aggregate of 1,167,445 shares of Coda Common Stock, representing approximately 5% of the outstanding shares of Coda Common Stock on the Record Date. As of December 1, 1995, Coda's directors and executive officers, and their affiliates, and the Management Group, when taken as a group, held an aggregate of 2,415,201 shares of Coda Common Stock, representing approximately 11% of the outstanding shares of Coda Common Stock on the Record Date. Coda anticipates that its directors and officers and the Management Group will vote their shares of Coda Common Stock in favor of the Merger Agreement. For information with respect to the beneficial ownership of shares of Coda Common Stock by each of Coda's directors, by the named executive officers, by all directors and executive officers as a group and by each person known to Coda to be a beneficial owner of more than five percent of the outstanding shares of Coda Common Stock, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     Stockholders have the right to dissent from the Merger and to be paid the "fair value" of their shares of Coda Common Stock, as determined by a Delaware Court of Chancery, by following the procedures prescribed in Section 262 of the DGCL. See Appendix C and "APPRAISAL RIGHTS."

     INSTRUCTIONS WITH REGARD TO THE SURRENDER OF CERTIFICATES TO THE PAYING AGENT, TOGETHER WITH A LETTER OF TRANSMITTAL TO BE USED FOR THIS PURPOSE, WILL BE FORWARDED TO CODA'S STOCKHOLDERS AS PROMPTLY AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME. STOCKHOLDERS SHOULD SURRENDER CERTIFICATES ONLY AFTER RECEIVING A LETTER OF TRANSMITTAL. STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES TO CODA AT THIS TIME.

SOLICITATION AND REVOCABILITY OF PROXIES

     Coda expects to solicit proxies primarily by mail, but directors, officers, employees and agents of Coda may also solicit proxies in person, by telephone or by other electronic means, although none will receive additional compensation for such services. However, such persons will be reimbursed by Coda for out-of-pocket expenses incurred in connection therewith. Coda will also request brokerage houses, banks and other fiduciaries to forward soliciting materials to the beneficial owners of shares of Coda Common Stock held of record by such fiduciaries and will reimburse such persons for their reasonable expenses in connection therewith. The accompanying proxy card is being solicited on behalf of the Board of Directors of Coda for use at the Special Meeting and at any adjournment(s) or postponement(s) thereof and the cost of preparing, assembling and mailing the proxy cards and accompanying materials for the Special Meeting, including the cost of reimbursing brokers and nominees for forwarding proxy cards and proxy statements to their principals, will be paid by Coda. In addition, Coda has retained Morrow & Co., Inc. to assist Coda in the solicitation of proxies. It is estimated that Coda will pay approximately $7,000 in fees, plus expenses and disbursements, to Morrow & Co., Inc. for their proxy solicitation services.

     If the enclosed proxy card is properly executed, duly returned and not revoked, the shares represented thereby will be voted in accordance with the instructions contained therein, if any. Unless authority to do so is withheld or the stockholder abstains from voting, the proxy will be voted "FOR" approval of the Merger Agreement and the consummation of the Merger and the related transactions. Each proxy granted may be revoked by the stockholder granting such proxy at any time before it is voted by filing with the Secretary of Coda a written revocation or a duly executed proxy card bearing a later date, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy. Proxy cards marked as withholding authority or abstaining will be treated as present for purposes of determining whether a quorum is present at the Special Meeting, but will not be counted as a vote for any proposal as to which authority is withheld or abstention indicated. Proxy cards returned by brokers as "non-votes" will be treated as present for purposes of determining whether a quorum is present at the Special Meeting, but will not be counted as a vote for any proposal as to which a non-vote is indicated.

     If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

APPROVAL BY JEDI AND PURCHASER

     The affirmative vote of the holders of a majority of the outstanding shares of Purchaser common stock is required to approve and adopt the Merger Agreement and approve the Merger. All of the outstanding shares of Purchaser common stock are held by JEDI, and such shares have previously been voted by written consent of JEDI, as Purchaser's sole stockholder, in favor of the Merger Agreement and the Merger.

JEDI AND PURCHASER INFORMATION

     All information contained in this Proxy Statement with respect to JEDI and Purchaser has been supplied by JEDI or Purchaser for inclusion herein and has not been independently verified by Coda.


                                 THE COMPANIES

CODA

     Coda is an independent energy company that, together with its subsidiaries, is principally engaged in the acquisition and exploitation of (i) producing oil and natural gas properties, (ii) natural gas processing and liquids extraction facilities and (iii) natural gas gathering systems. Coda seeks to acquire properties whose predominant economic value is attributable to proved producing reserves and to enhance that value through control of operations, reduction of costs, development of properties and expansion of natural gas gathering systems. Coda's producing oil and natural gas properties are concentrated in the mid-continent region of the United States.

     Coda's principal strategy is to increase oil and natural gas reserves and cash flow by selectively acquiring and exploiting producing oil and natural gas properties, especially those properties with enhanced recovery and other low-risk development potential. Coda's exploitation efforts include, where appropriate, the drilling of low-risk development wells, the initiation of secondary recovery projects, the renegotiation of product marketing agreements and the reduction of drilling, completion and lifting costs. Cost savings may be principally achieved through reductions in field staff and the more effective utilization of field facilities and equipment by virtue of geographic concentration.

     Additional information concerning Coda's business, assets, management, results of operations and other matters is included in Coda's reports filed under the Exchange Act, including Coda's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, which are incorporated by reference in this Proxy Statement. See "RECENT DEVELOPMENTS REGARDING CODA" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." The mailing address for Coda's principal executive offices is 5735 Pineland Drive, Suite 300, Dallas, Texas 75231, and the telephone number at that address is (214) 692-1800.

JEDI AND PURCHASER

     JEDI is a Delaware limited partnership whose general partner, Enron Capital Management Limited Partnership, is a subsidiary of ECT, which is a wholly-owned subsidiary of Enron Corp. The limited partner of JEDI is CalPERS. JEDI was created primarily to invest in a portfolio of diversified natural gas related assets. The principal executive offices of JEDI are located at 1400 Smith Street, Houston, Texas 77002, and the telephone number at that address is (713) 853-5259.

     Purchaser is a Delaware corporation formed solely for the purpose of effecting the Merger and has not carried on any activities other than in connection with the Merger. Purchaser is a subsidiary of JEDI. The principal executive offices of Purchaser are located at 1400 Smith Street, Houston, Texas 77002, and the telephone number at that address is (713) 853-5259.


                       RECENT DEVELOPMENTS REGARDING CODA


ACQUISITION OF CERTAIN PROPERTIES

     On October 6, 1995, but effective as of October 1, 1995, Coda acquired 63 producing oil and natural gas properties and related assets from Snyder Oil Corporation ("Snyder"). The majority of these properties are located in the Permian Basin in West Texas. The total purchase price of these properties was $17.1 million in cash, of which $16 million was financed with borrowings under Coda's existing credit facility. Total proved reserves are estimated as of October 1, 1995, to be 4.3 million barrels of oil and 6.8 billion cubic feet of natural gas. Coda believes that the West Texas properties (the "SOCO Properties") acquired present exploitation opportunities, including opportunities to implement cost-cutting strategies and initiate or improve secondary recovery operations and low-risk development drilling activities. Additionally, the acquisition complements Coda's core operating areas within the mid-continent region of the United States. See "PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."


                                   THE MERGER

     THE DISCUSSION IN THIS PROXY STATEMENT OF THE MERGER AND THE MERGER AGREEMENT AND THE SUMMARY OF THE MERGER AGREEMENT'S PRINCIPAL TERMS ARE SUBJECT TO AND QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A AND WHICH IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF THE MERGER AGREEMENT DOES NOT MODIFY OR SUPPLEMENT THE TERMS OF THE MERGER AGREEMENT.

GENERAL

     The Merger Agreement provides, among other things, for the merger of Purchaser with and into Coda, with Coda surviving the Merger as the Surviving Corporation. Pursuant to and subject to the terms and conditions of the Merger Agreement, at the Effective Time of the Merger, (i) all then-outstanding shares of Coda Common Stock (other than (A) shares of Coda Common Stock held by Purchaser, Coda or any Coda subsidiary, all of which will be canceled without payment of any consideration, and (B) shares of Coda Common Stock held by stockholders who perfect their appraisal rights under Section 262 of the DGCL), will be converted into the right to receive, in cash, $7.75 per share of Coda Common Stock, without interest, and (ii) all shares of Coda Common Stock underlying then-outstanding but unexercised options and warrants to purchase Coda Common Stock (other than the Specified Options and Specified Warrants held by certain members of the Management Group and designated as such in the Merger Agreement) will, at the election of the holder, be converted into the right to receive, in cash, either (A) the difference between (x) $7.75 per share of Coda Common Stock and (y) the exercise or strike price of the option or warrant, without interest, or (B) $7.75 per share of Coda Common Stock, without interest, upon such holder's exercise (including payment of the applicable exercise or strike price) of his or her options.

     As a result of the Merger, and without any action on the part of the holder thereof, all then-outstanding shares of Coda Common Stock will cease to be outstanding and will be canceled and retired and will cease to exist, and each holder of a certificate representing shares of Coda Common Stock will thereafter cease to have any rights with respect to such shares of Coda Common Stock, except the right to receive, without interest, $7.75 in cash per share of Coda Common Stock or the appraisal rights available under Section 262 of the DGCL and except that shares of Coda Common Stock held by Purchaser, Coda or any Coda subsidiary will be canceled without payment of any consideration. Coda stockholders who do not vote in favor of the proposal to adopt the Merger Agreement and who comply with the statutory procedure set forth in Section 262 of the DGCL will be entitled to appraisal rights with respect to any shares of Coda Common Stock held by them to be converted at the Effective Time of the Merger. See "APPRAISAL RIGHTS."

     The Management Group has agreed to acquire shares of common stock of Purchaser (the "Purchaser Common Stock"), which will be converted into shares of common stock of the Surviving Corporation in the Merger (representing approximately 1.5% of such common stock outstanding immediately after the Effective Time), in exchange for cash, shares of Coda Common Stock and promissory notes, and will receive options exercisable for common stock of the Surviving Corporation (representing in the aggregate approximately an additional 3.4% of the fully diluted common stock of the Surviving Corporation immediately after the Effective Time) in replacement of their Specified Options and Specified Warrants which are not converted into the right to receive cash in the Merger. As a result, immediately following the Merger, JEDI and the Management Group will own approximately 98.5% and 1.5%, respectively, of the outstanding shares of Surviving Corporation common stock (approximately 95% and 5%, respectively, on a fully diluted basis, including options granted to the Management Group). JEDI also will purchase 20,000 shares of 15% Cumulative Preferred Stock in the Surviving Corporation (constituting all issued and outstanding shares of such 15% Cumulative Preferred Stock) subsequent to the Merger. The Management Group has entered into a stockholders agreement with JEDI and Purchaser pursuant to which all outstanding shares of common stock of Surviving Corporation will be held and that provides for, among other things,
(i) certain rights of first refusal, buy-sell and similar obligations among the stockholders of Surviving Corporation and (ii) the Management Group to earn the right to receive cash or additional shares of the common stock of the Surviving Corporation under certain conditions. In addition, Messrs. Miller, Johnson and Henderson and three other members of the Management Group have entered into employment agreements with Purchaser to be effective at the Effective Time of the Merger. See "-- Interests of Certain Persons in the Merger."

BACKGROUND OF THE MERGER

     Management Buyout. In late 1994, Coda's Chairman and Chief Executive Officer, Mr. Douglas H. Miller, became increasingly concerned that the market was not adequately valuing Coda Common Stock. In spite of Coda's record earnings, cash flow, crude oil production, crude oil reserves and asset growth in 1994, Coda Common Stock was trading at what Mr. Miller believed to be a discount to its true value. During this period, Mr. Miller believed that the public market for energy securities was depressed in part due to low natural gas prices and relatively poor performance of Coda's peer companies, whose reserves tended to be more heavily weighted towards natural gas. Mr. Miller believed that Coda Common Stock should trade at a higher relative value since, among other things, approximately 80% of Coda's reserves were comprised of crude oil reserves, and crude oil prices were trending upward while natural gas prices were trending downward. The average daily closing price as quoted on the Nasdaq National Market for Coda Common Stock for the quarter ended December 31, 1994, and the quarter ended March 31, 1995, was $6.57 and $5.88, respectively. The low trading price of Coda Common Stock was a principal reason for Coda's open market stock repurchase program announced in 1994.

     In light of the circumstances described above, and with the goal of enhancing stockholder value, Mr. Miller met with TGV Partners and Apollo Advisors, L.P. (collectively, "Apollo"), both private investment firms, and had discussions regarding the formation of an investor group for the possible cash acquisition of Coda at a premium over the then recent average daily closing price of Coda Common Stock. These discussions began in late February, continued into April 1995 and at one time included representatives from Goldman, Sachs & Co. ("Goldman Sachs").

     On April 26, 1995, at a special meeting of Coda's Board of Directors, Mr. Miller advised Coda's Board of Directors that he was engaged in forming an investor group and had entered into discussions with various parties regarding obtaining financing for the possible cash acquisition of Coda at a premium to the then recent trading prices of Coda Common Stock. However, no offer was presented to the Board of Directors at that time. A press release was issued following the Board of Directors' meeting announcing Mr. Miller's efforts and that Coda's Board of Directors had formed the Special Committee for the purpose of, among other things, considering any acquisition proposal that might be forthcoming. The Special Committee was authorized to retain independent legal counsel to advise it and an independent investment banking firm to evaluate any acquisition proposal. The Special Committee consists of Messrs. Earl E. Ellis, Worthy R. Warnack and David A. Keener and is chaired by Mr. Ellis.

     As Mr. Miller continued his discussions with Apollo, it became apparent to him that, while Apollo had an interest in contributing equity capital to fund a buyout of Coda Common Stock, it would only do so if joined by an equity partner known to have expertise in the oil and gas industry. Accordingly, Mr. Miller began to hold meetings with other potential equity investors with oil and gas industry knowledge.

     At a meeting with representatives of Donaldson, Lufkin & Jenrette ("DLJ") on April 27, 1995, at Coda's offices in Dallas, financing alternatives, including debt, common and preferred equity investments, were proposed by DLJ. On May 5, 1995, the DLJ representatives met again with Mr. Miller and other Coda officers and a representative of Apollo to discuss further financing alternatives.

     On May 8, 1995, representatives of Koch Supply & Trading Company ("Koch") met with Mr. Miller and other Coda officers in Dallas to discuss Coda's business plan and various potential financing alternatives that Koch might be willing to pursue with Coda in conjunction with a possible purchase of Coda Common Stock.

     On May 9, 1995, representatives from Salomon Brothers Inc met with Mr. Miller and other Coda officers in Dallas to discuss financing ideas, including an issue of Coda subordinated debt, the proceeds of which would be used to repurchase a portion of the outstanding Coda Common Stock.

     A representative of Trust Company of the West ("TCW") met with Mr. Miller and other Coda officers on May 11, 1995, in Dallas and discussed combining TCW financing and a TCW investment in preferred stock to be issued by Coda to finance the purchase of Coda Common Stock.

     On May 12, 1995, The Beacon Group, a group of former Goldman Sachs associates, met with Mr. Miller and other Coda officers in Dallas and discussed a direct equity purchase of Coda Common Stock.

     Mr. Miller and Coda officials met with E.M. Warburg Pincus & Company, Inc. ("Warburg") officials in New York on June 22, 1995, and held preliminary discussions regarding an equity investment in Coda. Warburg and Coda representatives met again in Dallas on June 29, 1995, to explore further financing alternatives and an equity investment in Coda.

     None of these discussions resulted in a buyout proposal that would provide Coda's stockholders a significant premium over the then-current trading prices. While a few verbal indications of interest were received from the persons described above, no firm offers or proposals were extended. Additionally, the verbal indications of interest typically ranged from $6.50 to $7.50 per share, and were not necessarily all payable in cash.

     ECT Acquisition. Coda has had a customary industry supplier/marketing relationship with ECT or its affiliates since 1993. Coda or its subsidiaries have sold crude oil to EOTT Energy Partners, L.P. ("EOTT") since at least December 1993. EOTT is a crude oil transportation and trading company and an affiliate of ECT. Coda has conducted some of its oil hedging activities through ECT since July 1994. Coda or its subsidiaries have also sold or marketed natural gas or gas plant liquid products through affiliates of ECT. Coda has had no direct past, present or proposed contracts, arrangements, understandings, relationships, negotiations or transactions with either JEDI or Enron Capital Management Limited Partnership, general partner of JEDI, other than those relating to the Merger, as described below.

     On May 23, 1995, at a symposium in Colorado sponsored by ECT, Mr. Grant W. Henderson, Coda's Executive Vice President and Chief Financial Officer, had a preliminary conversation with representatives of ECT regarding ECT's potential involvement in financing the acquisition of Coda. ECT expressed an interest in investigating the possibility of financing such a transaction led by other parties and possibly making an equity investment in Coda. ECT representatives met with Coda officials on May 31, 1995, at Coda's offices in Dallas to begin preliminary discussions, which led to the furnishing of additional information to ECT and the signing of a confidentiality agreement on June 12, 1995.

     On June 14, 1995, Messrs. Miller, T.W. Eubank (Coda's President) and Henderson met with ECT representatives to discuss in additional detail Coda's business strategies and operations. ECT expressed a strong interest in pursuing a transaction with Coda and initiated preliminary financial and engineering due diligence activities during the week of June 24, 1995.

     On July 11, 1995, ECT presented a preliminary proposal to Messrs. Miller, Eubank and Henderson by which ECT or an affiliate would join with other equity partners and certain members of Coda's management to form a new corporation to acquire Coda for $7.25 per share of Coda Common Stock. Under the proposal, ECT would own 75% to 90% of the new corporation and the management investors would own the remainder, all of which would be based upon the amount of equity contributed by each party. In conjunction with bank financing, ECT would provide additional financing in the form of subordinated debt and a volumetric production payment in order to finance the remaining amount necessary to acquire 100% of Coda's Common Stock. While Messrs. Miller, Eubank and Henderson expressed interest in the preliminary proposal, they voiced dissatisfaction with the proposed acquisition price of $7.25 per share. Subsequent to this meeting, Mr. Miller individually discussed the preliminary proposal with each member of the Board of Directors, and each member of the Board of Directors agreed that Coda should demand a higher price. Mr. Miller later communicated to ECT that Coda's Board of Directors did not believe that $7.25 per share represented an adequate offer and that ECT should reconsider the offer price.

     On July 19, 1995, Mr. Miller met with certain ECT representatives in order to discuss various issues, including other potential equity partners, personnel issues, operational issues and ECT's offered price for Coda Common Stock.

     On July 21, 1995, ECT submitted a non-binding written expression of interest for the acquisition of all of the outstanding shares of Coda Common Stock for $8.00 per share in cash, subject to the satisfactory disposition of Taurus and several other conditions, including the participation of certain members of Coda's management in the Surviving Corporation and completion of ECT's due diligence efforts. Mr. Miller, via telephone conference call, informed Coda's Board of Directors and the Special Committee on July 25, 1995, of the ECT letter. During this meeting, the Board of Directors and the Special Committee expressed its interest in further pursuing ECT's indication of interest and agreed that ECT should conclude its due diligence efforts in order to finalize its offer.

     From July 24, 1995, to approximately August 18, 1995, ECT conducted further extensive financial, engineering, land, legal, environmental and operational due diligence. During these due diligence activities, ECT determined that it would prefer to acquire Coda through a merger transaction between Coda and a subsidiary of JEDI, subject to the Surviving Corporation retaining certain members of Coda's management team.

     On August 23, 1995, representatives of ECT met with Coda's full Board of Directors, including the Special Committee and the Special Committee's legal counsel, to present a Letter of Understanding whereby ECT (or an affiliate thereof) proposed to acquire through a cash merger all of the outstanding Coda Common Stock for $8.00 per share. The Letter of Understanding contained certain non-binding provisions pertaining to the price, structure, covenants and other proposed terms of the proposed Merger. The Letter of Understanding contained certain binding terms, including a confidentiality provision and provisions limiting Coda's ability to solicit other offers and requiring Coda to pay a break-up fee to, and reimburse certain out-of-pocket expenses of, ECT under certain conditions. The offer was contingent upon, among other things, the sale of Taurus on terms acceptable to ECT and the continuation and participation of certain members of Coda management in the management of the Surviving Corporation. At such time, Coda had received a non-binding written indication of interest regarding a possible sale of Taurus on terms generally acceptable to Coda and ECT, but with terms and conditions still to be negotiated. The Letter of Understanding was extensively discussed and negotiated among the Special Committee, the Board of Directors and ECT's representatives throughout the day and evening of August 23, 1995. The Special Committee approved the Letter of Understanding recognizing that any definitive agreement providing for a business combination would be subject to a full review by, and receipt of a fairness opinion from, the Special Committee's financial advisor. Acting on that approval, the Board of Directors authorized Coda's management to execute the Letter of Understanding and commence the preparation of definitive agreements. The Letter of Understanding was executed late in the evening of August 23, 1995, and on August 24, 1995, Coda issued a press release announcing the proposed transaction.

     Thereafter and through October 30, 1995, the Original Merger Agreement and related agreements were extensively negotiated between JEDI and Coda. In addition, JEDI engaged in extensive discussions with the Management Group and their counsel concerning the terms of their involvement in the Surviving Corporation.

     On October 30, 1995, acting on the unanimous recommendation and approval of the Special Committee, the Board of Directors of Coda approved the execution of the Original Merger Agreement. Messrs. Douglas H. Miller, Jarl P. Johnson, Grant
W. Henderson and Tommie E. Lohman, four of Coda's directors, abstained from voting on the Original Merger Agreement and related resolutions because of their interests in respect of the transactions. Messrs. Miller, Johnson and Henderson have entered into agreements with Purchaser pursuant to which they would be employed by the Surviving Corporation subsequent to the Merger and would acquire equity interests in Purchaser immediately prior to the Effective Time and options to acquire equity interests in the Surviving Corporation at the Effective Time. See "-- Interests of Certain Persons in the Merger." Mr. Lohman is an officer and director of Taurus, the disposition of which was then a condition to the closing of the Merger. At the time of the vote on the

Original Merger Agreement, Mr. Lohman had advised Coda that he was active in trying to locate a buyer for Taurus in a transaction that would provide a continuing role for Taurus' management.

     During the weeks following the execution of the Letter of Understanding and the public announcement that the sale of Taurus would be a condition to the Merger, Coda received inquiries from several parties requesting information concerning Taurus and expressing an interest in acquiring Taurus. Two parties (including the party who had expressed an interest in acquiring Taurus prior to the execution of the Letter of Understanding) separately conducted extensive due diligence on Taurus, and further discussions were held with each regarding a potential sale. Initial drafts of definitive stock purchase agreements were submitted by both parties, and a non-binding letter of intent was entered into between Coda and one party. Ultimately, however, negotiations with both prospective purchasers failed to progress beyond preliminary stages, and by December 20, 1995, Coda management had concluded that a timely sale of Taurus upon terms satisfactory to JEDI was not feasible or likely.

     At a regularly scheduled meeting of Coda's Board of Directors held on December 13, 1995, the Board of Directors was apprised of the then current status of the negotiations regarding a sale of Taurus.

     In light of the concern that the closing condition could not be satisfied, on December 20 and 21, 1995, Messrs. Miller and Henderson discussed with representatives of JEDI the prospect of removing the sale of Taurus as a condition to the Merger. These discussions resulted in a proposal by JEDI that in exchange for the removal of such condition, the consideration to be paid pursuant to the Merger be reduced from $8.00 to $7.75 per share of Coda Common Stock to reflect reduced value of the transaction to JEDI if proceeds anticipated from the sale of Taurus were not received. Mr. Miller apprised the Special Committee of this development, as well as all other members of Coda's Board of Directors. On December 21, 1995, the Special Committee met by conference call to discuss JEDI's proposal.

     The Special Committee considered that the proposed reduction in the merger consideration from $8.00 to $7.75 per share of Coda Common Stock reflected reduced value of the transaction to JEDI if proceeds anticipated from the sale of Taurus were not received. The Special Committee also considered the uncertainty associated with leaving this condition in the Original Merger Agreement and the advantage of removing the condition and proceeding to a consummation of the Merger as soon as practicable, and the cost of extending the Original Merger Agreement to allow additional time to sell Taurus (the Original Merger Agreement provided that Purchaser could terminate such agreement if Coda did not present to JEDI by December 29, 1995, an agreement pertaining to the sale of Taurus satisfactory to JEDI; provided, that Coda could extend this period for 30 days upon paying Purchaser $175,000 and an additional 30 days upon the payment to Purchaser of an additional $75,000).

     On December 22, 1995, Coda's Board of Directors met by conference call.
The Board of Directors reviewed the revised JEDI offer and a proposed form of the First Amendment. The Special Committee recommended to the Board of Directors that, subject to confirmation by Bear Stearns that in its opinion the Merger (as contemplated by the First Amendment) was fair, from a financial point of view, to Coda's stockholders (other than members of the Management Group, as to whom no opinion would be rendered), the consummation of the Merger upon the revised terms and conditions set forth in the First Amendment was in the best interests of Coda and its stockholders. Acting on the recommendation and approval of the Special Committee and subject to confirmation by Bear Stearns of its fairness opinion, Coda's Board of Directors authorized and approved the execution of the First Amendment by Coda management, which was executed on December 22, 1995, and a press release announcing its execution was issued on that same date.

     In addition to reducing the purchase price from $8.00 to $7.75 per share of Coda Common Stock and removing the sale of Taurus as a condition to the Merger, the First Amendment expressly provided that its validity was subject to (i) the receipt, on or prior to January 15, 1996, by Coda of oral or written confirmation, in form and substance acceptable to the Special Committee and the Board of Directors, from Bear Stearns that the Merger, based on the revised merger consideration, was fair, from a financial point of view, to the stockholders of Coda (except for the Management Group, as to whom no opinion would be rendered), and (ii) the execution, on or prior to January 15, 1996, of amendments to the Subscription Agreement and the Stockholders Agreement (each as defined in "THE MERGER -- Interests of Certain Persons in the Merger") satisfactory to JEDI, in its sole discretion. The First Amendment also modified the Original Merger Agreement to provide that Coda would not be permitted to negotiate or enter into any agreement providing for the sale or disposition of Taurus without obtaining the prior written consent of JEDI.

     On January 2, 1996, the Special Committee met by conference call and received the oral report of Bear Stearns that the Merger, based upon the revised $7.75 per share to be offered by JEDI and the terms of the First Amendment, was fair, from a financial point of view, to Coda's stockholders (other than the Management Group, as to whom no opinion was rendered). On January 5, 1996, the Board of Directors met by conference call. At this meeting, the Special Committee reported to the Board of Directors on its receipt of the updated fairness opinion of Bear Stearns. Based upon such opinion and upon the advice and recommendation of the Special Committee, the Board of Directors ratified, adopted and approved the First Amendment. In addition, the Board authorized and approved the execution of the Second Amendment.

     Three additional changes were made to the Original Merger Agreement pursuant to the Second Amendment. Exhibit 2.1 of the Original Merger Agreement, the Restated Certificate of Incorporation of the Surviving Corporation, was amended so as to authorize the issuance by the Surviving Corporation of up to 40,000 shares of 15% Cumulative Preferred Stock. Pursuant to such Restated Certificate of Incorporation, holders of each share of 15% Cumulative Preferred Stock will be entitled to receive cumulative preferred dividends at the rate of $150 per share per annum in cash, which dividends will accrue and be payable in equal semi-annual installments. Dividends not paid in cash may be paid by the issuance of additional shares of 15% Cumulative Preferred Stock, based on a value per share equal to $1,000. Additional dividends will accrue on any unpaid dividends at the rate of 15% per annum. In addition, the 15% Cumulative Preferred Stock will be redeemed as a whole at a redemption price of $1,000 per share, plus all accrued and unpaid (and undeclared) dividends, after the earliest to occur of (i) the closing of the sale or other disposition of Taurus or (ii) certain events as described in the Stockholders Agreement.

     The Second Amendment also amended and restated Schedule 3.6(a)(1) of the Original Merger Agreement, which lists the Specified Options and the Specified Warrants, to reflect changes in the number of options and warrants to purchase Coda Common Stock contributed by the Management Group in exchange for options to purchase Surviving Corporation common stock.

     Finally, the Second Amendment revised Section 9.3(a) of the Original Merger Agreement to provide that the liability of JEDI to make indemnification payments required thereunder (which liability extends only to the extent of all dividends or other distributions paid in respect of capital stock of the Surviving Corporation prior to or upon the dissolution of the Surviving Corporation that have been made to JEDI or any of its affiliates by the Surviving Corporation during the applicable period) will not be calculated so as to include any dividends or other distributions paid in respect of the 15% Cumulative Preferred Stock.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

     Coda's Board of Directors and the Special Committee have approved the Merger and the Merger Agreement, having determined that the acquisition of Coda pursuant to the Merger Agreement and the transactions related thereto are fair to, and in the best interests of, Coda and its stockholders. ACCORDINGLY, CODA'S BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE RECOMMEND THAT THE HOLDERS OF CODA COMMON STOCK VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     The Special Committee and the full Board of Directors have extensively considered the Merger, the Merger Agreement and related documents. The Special Committee held six meetings, three of which were telephone meetings, to consider matters relating to the Merger and the Merger Agreement.

     The Special Committee conducted meetings on August 23, 1995, at the offices of Coda. The Special Committee met with attorneys from Locke Purnell Rain Harrell (A Professional Corporation) ("Locke Purnell") and unanimously agreed to retain Locke Purnell as legal counsel to the Special Committee. After retaining Locke Purnell, the Special Committee and such counsel held discussions concerning the fiduciary duties and obligations of the Special Committee in connection with the proposed sale of Coda. The Special Committee next met with representatives of Bear Stearns to discuss the possibility of retaining Bear Stearns to act as financial advisor to the Special Committee in connection with the proposed sale, at which meeting there were discussions concerning Bear Stearns' qualifications to act as financial advisor and to render a fairness opinion with respect to the Merger. After meeting with Bear Stearns, the members of the Special Committee met, discussed the qualifications of Bear Stearns and agreed unanimously to retain Bear Stearns as financial advisor in connection with the proposed Merger.

     The Special Committee and Locke Purnell then participated in negotiations of the Letter of Understanding with ECT at a meeting of the full Board of Directors of Coda held on August 23, 1995, at Coda's offices, at which meeting the Board of Directors considered the Letter of Understanding. Based upon certain other considerations, including discussions at prior Board of Directors' meetings, the mix of financial and other data previously made available to the Board of Directors generally, the non-binding nature of the Letter of Understanding as to price, structure, covenants and other terms of the proposed Merger and the fact that no better offer for Coda had been received from third parties following the April 26, 1995, announcement of a possible management buyout of Coda, the Special Committee recommended to the Board of Directors that the Letter of Understanding be approved.

     A member of the Special Committee, acting as the Committee's representative and accompanied by Locke Purnell, actively participated in negotiations relating to the Original Merger Agreement in Houston with representatives of Coda and ECT and their respective counsel. In addition, Locke Purnell participated in numerous meetings and telephone conferences in connection with the consideration of the Merger and the negotiation of the Original Merger Agreement. During that period, members of the Special Committee reviewed various drafts of the Original Merger Agreement and other related documents. The members of the Special Committee also participated in telephone conferences in respect of issues relating to the Merger at various times during the course of the negotiations of the Original Merger Agreement.

     The Special Committee met with representatives of Bear Stearns on September 27, 1995. At this meeting, the Special Committee was advised by Bear Stearns of its analysis (including the valuation methods applied) of the proposed Merger. Bear Stearns further advised the Special Committee that in its opinion the Merger was fair, from a financial point of view, to the stockholders of Coda (other than the Management Group, as to whom no advice was rendered).

     The Special Committee met with Locke Purnell at the offices of Coda on October 24, 1995, prior to a meeting of the full Board of Directors. At that meeting, the Special Committee and Locke Purnell further discussed the terms of the Original Merger Agreement. The members of the Special Committee then participated in the meeting of the full Board of Directors of Coda held on such date, at which meeting representatives of Bear Stearns also were present to answer any questions concerning Bear Stearns' fairness analysis of the proposed Merger. At the October 24, 1995 meeting of Coda's Board of Directors, Coda's management and legal counsel provided an extensive presentation on the Merger (including management's interest in the Merger). No action was taken by the Board of Directors at this time pending the conclusion of negotiations on the Original Merger Agreement. At this meeting, the Special Committee reported to the full Board of Directors on its actions in connection with the consideration of the proposed Merger and the negotiations of the Original Merger Agreement and related agreements.

     The Special Committee met again on October 30, 1995, by telephone conference call immediately prior to a meeting of the full Board of Directors of Coda. The Special Committee discussed matters relating to the terms of the Original Merger Agreement and confirmed with Bear Stearns that its fairness opinion had not changed. The Special Committee then participated by telephone conference in a meeting of the full Board of Directors, during which final discussions were held concerning the Merger and the Original Merger Agreement. Upon the conclusion of such discussions, the Special Committee advised the full Board of Directors of the Special Committee's unanimous recommendation that Coda enter into the Original Merger Agreement. After discussion, the Board of Directors, acting upon the Special Committee's unanimous recommendation, then (with Messrs. Miller, Johnson, Henderson and Lohman abstaining) voted to approve the Original Merger Agreement and the Merger and to submit the Original Merger Agreement and the Merger to the vote of the stockholders of Coda.

     The Special Committee met again on December 21, 1995, by telephone conference call. The Special Committee discussed matters relating to the First Amendment and the proposed revised terms of the Merger. The Special Committee then participated by telephone conference call in a meeting of the full Board of Directors, during which discussions were held concerning the Merger and the First Amendment. Upon the conclusion of such discussions, the Special Committee advised the full Board of Directors of the Special Committee's recommendation, subject to the confirmation by Bear Stearns that its conclusions as to the fairness, from a financial point of view, of the Merger had not changed as a result of the First Amendment, that Coda enter into the First Amendment and consummate the Merger Agreement and the Merger upon such revised terms. After discussion, the Board of Directors, acting upon the Special Committee's recommendation, then (with Messrs. Miller and Henderson abstaining and Mr. Lohman voting against the proposed matters) voted to approve the First Amendment and to submit the Merger Agreement and the Merger, as so amended, to the vote of the stockholders of Coda, subject again to confirmation by Bear Stearns of its opinion.

     On January 2, 1996, the Special Committee met again by conference call and received the oral report of Bear Stearns that in its opinion the Merger, as contemplated by the First Amendment, was fair, from a financial point of view, to Coda's stockholders (other than the Management Group, as to whom no opinion was rendered).

     On January 5, 1996, the Board of Directors met by conference call. At this meeting, the Special Committee reported to the Board of Directors on its receipt of the oral updated fairness opinion of Bear Stearns. Based upon such opinion and upon the advice and recommendation of the Special Committee, the Board of Directors (with Messrs. Henderson and Lohman abstaining) then ratified, adopted and approved the First Amendment. In addition, the Board authorized and approved the execution of the Second Amendment.

     In determining to recommend approval of the Merger Agreement and the Merger, the Board of Directors and the Special Committee considered the following factors: (i) the terms and conditions of the Merger Agreement; (ii) the fact that since April 26, 1995, the date Coda announced Mr. Miller's interest in forming an investor group for an acquisition of Coda, Coda had received no indications that any other person would be willing to make an offer for Coda on terms better than those contained in the Merger Agreement; (iii) the fact that since August 24, 1995, the date Coda first announced ECT's proposal to acquire Coda, there had been no indications that any other person would be willing to make an offer for Coda on terms better than those contained in the Merger Agreement (including the outcome of a limited market check performed by Bear Stearns); (iv) the trading price of Coda Common Stock over the past three years and the fact that the $7.75 per share price in the Merger Agreement represents a premium of approximately 11% over the closing sales price for Coda Common Stock on the Nasdaq National Market on April 25, 1995, the last trading day prior to the public announcement by Coda of Mr. Miller's interest in acquiring Coda, and a premium of approximately 32% over the average closing sales price on the Nasdaq National Market for the quarter ended March 31, 1995, and the advantage offered to Coda stockholders as a result of a sale at a cash purchase price at a premium over the trading price for Coda Common Stock prior to April 1995 as compared to the disadvantage of no longer owning an equity interest in Coda following the consummation of the Merger; (v) the written financial and comparative analyses prepared by Bear Stearns in connection with its fairness opinion (as described in "-- Opinion of Financial Advisor"); (vi) the advice of Bear Stearns at a January 2, 1996, meeting of the Special Committee and the written opinion of Bear Stearns that, as of the date of such opinion, the Merger was fair, from a financial point of view, to Coda's stockholders (other than members of the Management Group, as to whom no advice was rendered), and Bear Stearns' confirmation on January 18, 1996 that its opinion had not changed; (vii) the fact that the Merger Agreement permits Coda, under specified conditions, to terminate the Merger Agreement, subject to certain terms and conditions, if any person makes a bona fide offer to acquire Coda that the Board of Directors believes in its good faith judgment would yield a better value to the Coda stockholders than the Merger Agreement; (viii) information with respect to the financial condition, results of operations and business of Coda contained in Coda's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1995; and (ix) the strategic direction of Coda's business and future prospects of the oil and gas industry.

     Certain members of the Board of Directors had, and currently have, certain interests which may present them with a potential conflict of interest in connection with the Merger. See "-- Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR

     On August 23, 1995, the Special Committee agreed to retain Bear Stearns to act as financial advisor to the Special Committee and to render an opinion as to the fairness of the Merger, from a financial point of view, to the stockholders of Coda.

     In requesting Bear Stearns' fairness opinion, the Special Committee did not give any special instructions to Bear Stearns or impose any limitations upon the scope of the investigations that Bear Stearns deemed necessary to enable it to deliver its opinion. However, pursuant to the Letter of Understanding between Coda and ECT, Bear Stearns was prohibited from soliciting alternative bids from third parties, although Bear Stearns was permitted to perform a limited market check (the "Limited Market Check") of the proposed Merger between August 23, 1995 and September 6, 1995.

     The Special Committee engaged Bear Stearns as its financial advisor because Bear Stearns is a nationally recognized investment banking firm and because of its record and experience in rendering fairness opinions. Bear Stearns, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities, oil and gas properties and businesses, mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes.

     Except as provided below in this paragraph, prior to this engagement, neither Bear Stearns nor any affiliate of Bear Stearns had performed any investment banking or other financial services for or had any other material relationship with Coda, JEDI, ECT or Enron Capital Management Limited Partnership. Bear Stearns has in the past acted as an underwriter (including as a lead or managing underwriter) of various issuances of securities by Enron Corp. and one of its other subsidiaries and has acted as an underwriter of a project financing for a project in which Enron Corp. was a participant.

     On September 27, 1995, Bear Stearns communicated to the Special Committee its oral opinion that the Merger, based on the then-proposed $8.00 per share offer price and the terms of the Original Merger Agreement, was fair, from a financial point of view, to the stockholders of Coda (other than the members of the Management Group, as to whom no opinion was rendered).

     On January 2, 1996, Bear Stearns communicated to the Special Committee its oral opinion that the Merger, based on the revised $7.75 per share to be offered by JEDI and the terms of the First Amendment, was fair, from a financial point of view, to the stockholders of Coda (other than the members of the Management Group, as to whom no opinion was rendered). On January 18, 1996, Bear Stearns confirmed its oral opinion by delivering the written opinion set forth in Appendix B (the "Fairness Opinion").

     In connection with the Fairness Opinion, Bear Stearns, among other things,
(i) reviewed the Proxy Statement; (ii) reviewed Coda's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 through 1994, and its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1995; (iii) reviewed certain operating and financial information, including budgets, provided by Coda management relating to Coda's business and prospects (the budget data was prepared by Coda management at Bear Stearns' request using certain historical reserve and other financial data and with various scenarios incorporating differing assumptions regarding future commodities prices and amounts of annual oil and natural gas reserve acquisitions as specified by Bear Stearns and applying Coda's recent historical experience regarding reserve life and finding costs of acquired oil and natural gas properties); (iv) met with certain members of Coda senior management to discuss Coda's operations, historical financial statements and future prospects; (v) reviewed the estimates of oil and gas reserves of Coda as of January 1, 1995 as prepared by Lee Keeling and Associates, Inc. ("Keeling");
(vi) reviewed certain estimates of oil and gas reserves of Coda as of July 1, 1995, and January 1, 1996, each as prepared by Coda management and staff; (vii) reviewed the historical trading prices and volumes of Coda Common Stock; (viii) reviewed publicly available financial data and stock market performance data of companies that they deemed generally comparable to Coda; (ix) reviewed the terms of recent acquisitions of assets or companies that they deemed generally comparable to Coda; and (x) conducted such other studies, analyses, inquiries and investigations as they deemed appropriate.

     In the course of its discussions with the Special Committee, Bear Stearns presented certain written financial and comparative analyses. Bear Stearns advised the Special Committee at the September 27, 1995 and January 2, 1996 meetings that it had employed three separate methodologies in assessing Coda's value: (i) an income value analysis ("Income Value") based on (A) market multiples of comparable companies, (B) precedent merger and acquisition transactions and (C) discounted cash flow calculations;

(ii) a net asset valuation analysis ("Net Asset Value") based on the present values of estimated future net cash flows of Coda's oil and natural gas reserves before income taxes calculated at various discount rates; and (iii) a market value analysis ("Market Value") based on the historical trading prices of Coda Common Stock and the results of the Limited Market Check performed by Bear Stearns.

     For purposes of the following discussion, the $7.75 per share price to be offered by JEDI pursuant to the Merger is defined herein as the "Offer Price" and the aggregate consideration to be paid to Coda's stockholders, optionholders and warrantholders of approximately $179.8 million (which amount assumes the cash payment of (i) $7.75 per share for all outstanding shares of Coda Common Stock, and (ii) the difference between (A) $7.75 per underlying share of Coda Common Stock and (B) the exercise or strike price of all outstanding options and warrants, including the Specified Options and Specified Warrants) is defined herein as the "Merger Consideration." As set forth in "-- Background of the Merger," the Offer Price was determined as a result of negotiations between Coda and JEDI.

     Income Value - Comparable Companies. In this analysis, Bear Stearns compared the purchase multiples implied by the Offer Price to market trading multiples of companies it deemed generally comparable to Coda. In identifying a group of comparable companies for Coda, Bear Stearns selected 12 independent oil and gas producers that they considered to be generally comparable to Coda based on the following principal factors: (i) size, (ii) characteristics and location of reserves, (iii) similar acquisition/exploitation growth strategy and (iv) market capitalization. Bear Stearns' selected group of comparable companies (the "Comparable Companies") consisted of Basin Exploration, Inc., Cross Timbers Oil Company, Devon Energy Corporation, Flores & Rucks, Inc., HS Resources, Inc., Nuevo Energy Company, Parker & Parsley Petroleum Company, Plains Resources, Inc., Snyder Oil Corporation, Stone Energy Corporation, Tide West Oil Company and Vintage Petroleum, Inc.

     In comparing the trading attributes of the Comparable Companies to Coda, Bear Stearns focused on, among other things, an analysis of the following valuation measures: (i) stock price divided by latest twelve months ("LTM") and projected aftertax cash flow (defined generally as cash flow from operations before working capital and extraordinary items) per share ("CFPS"), and (ii) enterprise value ("Enterprise Value"; defined generally as aggregate equity market value ("Equity Value"; defined generally as an amount equal to the total number of shares of common stock outstanding multiplied by the latest reported closing stock price per share) plus long-term debt, preferred equity and minority interest less net working capital) to (A) LTM earnings before interest, taxes, depreciation, amortization and exploration expenses ("EBITDA"), (B) proved reserves as measured in barrels of oil equivalent ("BOE"), estimated based on a ratio of six thousand cubic feet ("Mcf") of natural gas to one barrel ("Bbl") of oil, and (C) present value of estimated future net cash flows discounted by ten percent per annum ("SEC PV-10" value) on a pretax and aftertax basis.

     To impute the equity values for Coda Common Stock set forth below, Bear Stearns calculated the harmonic mean multiples of the Comparable Companies (excluding those multiples that were less than half or greater than twice the median multiples), multiplied that number by Coda's (i) CFPS for the twelve months ended September 30, 1995, (ii) budgeted CFPS for the fiscal years ended December 31, 1995 and 1996, as prepared by Coda management, (iii) EBITDA for the twelve months ended September 30, 1995, (iv) estimated proved reserve quantities (measured in BOE) as of January 1, 1995, and (v) pretax and aftertax SEC PV-10 values as of January 1, 1995, and, in the case of Enterprise Value multiples, subtracted net indebtedness ("Net Debt"; defined as long-term debt, preferred equity and minority interest less net working capital and proceeds from the assumed exercise of outstanding options and warrants) as of October 31, 1995. Based upon the harmonic mean multiples of the Comparable Companies, Bear Stearns imputed the following per share equity values for Coda:

                                          Implied Coda          Harmonic
                                         Multiple Based       Mean Multiple        Imputed Equity
                                            on Merger         of Comparable          Value Per
Valuation Multiple                       Consideration          Companies           Coda Share
------------------                       --------------       -------------        ---------------
Stock Price  / LTM CFPS                       6.5x               5.9x              $7.17

Stock Price / Calendar 1995E CFPS/(1)/        6.3x               5.7x               7.02

Stock Price / Calendar 1996E CFPS/(1)/        5.6x               4.6x               6.37

Enterprise Value / LTM EBITDA                 7.8x               7.3x              $6.89

Enterprise Value / Proved BOE                $6.49              $5.30               5.52

Enterprise Value / Pretax SEC PV-10           1.4x               1.4x               7.73

Enterprise Value / Aftertax SEC PV-10         1.8x               1.5x               6.26

__________
(1) E = Estimated.

     Income Value - Precedent Acquisitions. Bear Stearns reviewed certain publicly available information on 41 oil and natural gas property acquisition transactions (the "Precedent Reserve Transactions") involving assets in the mid-continent region of the United States that occurred between January 1, 1993, and September 30, 1995. Based upon data reported by independent third party sources that Bear Stearns deemed reliable, Bear Stearns calculated arithmetic mean purchase price multiples (defined as the aggregate purchase price divided by the proved reserves acquired, measured in BOE) paid in the Precedent Reserve Transactions of (i) $4.25 per proved BOE for those transactions occurring during the period January 1, 1993, to September 30, 1995, and (ii) $4.11 per proved BOE for those transactions occurring during the period January 1, 1995, to September 30, 1995. Bear Stearns imputed the following per share equity values for Coda based on its analysis of Precedent Reserve Transactions by applying the mean purchase multiples to the proved reserves (measured in BOE) of Coda as of January 1, 1996 as estimated by Coda management, adding the book value of Coda's non-oil and natural gas property assets as of October 31, 1995, and subtracting Net Debt as of October 31, 1995.

                                                     Imputed Equity
                                                  Value Per Coda Share
                                                  --------------------
    Precedent Reserve Transaction Dates:
    January 1, 1993 - September 30, 1995                 $5.67
    January 1, 1995 - September 30, 1995                  5.39

     Bear Stearns also reviewed certain publicly available information on 20 merger and acquisition transactions (the "Precedent M&A Transactions") that occurred from January 1993 to September 1995 involving assets or companies they deemed generally comparable to Coda. The Precedent M&A Transactions were selected by Bear Stearns based on, among other considerations, one or more of the following principal factors: (i) similar reserve characteristics, such as location, reserve life, oil and natural gas mix and proved developed content,
(ii) transactions involving an acquisition of a going-concern exploration and production company, or (iii) transaction size greater than $100 million. To calculate the imputed equity values set forth below, Bear Stearns computed harmonic mean valuation multiples of the Precedent M&A Transactions (excluding those multiples that were less than half or greater than twice the median multiples), multiplied that number by Coda's (i) CFPS for the twelve months ended September 30, 1995, (ii) EBITDA for the twelve months ended September 30, 1995, (iii) proved reserve quantities

(measured in BOE) estimated as of January 1, 1996, and (iv) pretax SEC PV-10 values estimated as of January 1, 1996, and, in the case of Enterprise Value multiples, subtracted Net Debt as of October 31, 1995. Based upon the harmonic mean multiples of the Precedent M&A Transactions, Bear Stearns imputed the following per share equity values for Coda:

                                           Implied Coda          Harmonic
                                          Multiple Based       Mean Multiple        Imputed Equity
                                            on Merger        of Precedent M&A         Value Per
Valuation Multiple                        Consideration        Transactions          Coda Share
------------------                        --------------       -------------        ---------------

Equity Value / LTM Aftertax  Cash Flow        6.5x                 7.4x                 $8.85

Enterprise Value / LTM EBITDA                 7.8x                 6.7x                  6.07

Enterprise Value / Proved BOE                $6.09                $5.04                  5.66

Enterprise Value / Pretax SEC PV-10 Value     1.2x                 1.1x                  6.90

     Income Value - Discounted Cash Flow Analysis. Under this analysis, Bear Stearns reviewed estimates of future unleveraged free cash flows ("Unlevered Free Cash Flows"; defined as cash flow from operations, plus interest expense, net of related income tax effects, and less capital expenditures) of Coda for the years ended December 31, 1996 through 2000, based on budgets provided by Coda management at the request of Bear Stearns and that were prepared according to certain assumptions developed by Bear Stearns. Six scenarios of Unlevered Free Cash Flows were evaluated in which the principal variables were (i) oil and natural gas prices, and (ii) Coda's future acquisition of additional oil and natural gas properties. The three oil and natural gas pricing scenarios used by Bear Stearns were based on benchmarks for New York Mercantile Exchange ("NYMEX") sales prices per barrel of oil and per Mcf of natural gas ("Flat Pricing Case," "Escalated Pricing Case I" and "Escalated Pricing Case II"). The principal assumptions regarding benchmark oil and natural gas prices and lifting costs incorporated in Bear Stearns' three pricing scenarios are summarized in the following table:


                                            Lifting
   Pricing                                   Cost
   Scenario   Oil ($/Bbl)   Gas ($/Mcf)   Escalation
------------ ------------- ------------- ------------

     Flat       $18.00      $1.80 flat     0.0% per
   Pricing       flat        beginning       year
     Case      beginning      in 1996
                in 1996


  Escalated    $18.00 in     $1.80 in      1.75% per
   Pricing       1996,         1996,         year
    Case I    escalating    escalating
               2.5% per      3.5% per
                 year          year
              thereafter    thereafter

  Escalated    $18.00 in     $1.80 in      3.5% per
   Pricing       1996,         1996,         year
   Case II    escalating    escalating
               5.0% per      7.0% per
                 year          year
              thereafter    thereafter

     With regard to its three oil and natural gas pricing scenarios, Bear Stearns noted that (i) long-term NYMEX futures market prices for oil had generally declined during the period from its September 27, 1995 and January 2, 1996 meetings with the Special Committee, and (ii) it reviewed only flat and escalated oil and natural gas pricing scenarios for purposes of assessing fairness, recognizing that such future prices may in fact increase or decrease from current levels.

     In the budgets requested by Bear Stearns, Coda management calculated estimated future average oil and gas sales prices by applying appropriate quality and transportation adjustments to the benchmark prices applicable to each pricing scenario. With regard to future oil and natural gas property acquisition assumptions, Bear Stearns reviewed Unlevered Free Cash Flows for Coda assuming Coda either completes: (i) no additional oil and natural gas property acquisitions (the "No Future Acquisitions" scenarios), and (ii) $25 million of oil and natural gas property acquisitions each year (the "Future Acquisitions" scenarios). In the Future Acquisitions scenarios, it was assumed that Coda acquires oil and natural gas properties with generally similar average reserve characteristics and finding costs as those property acquisitions it has completed during the past five fiscal years. Among other factors involved in Bear Stearns' discounted cash flow analysis, Bear Stearns utilized (i) discount rates of 8.6%, 9.6% and 10.6% (the midpoint of which was determined by computing the weighted average cost of capital for Coda based on its capital structure as of October 31, 1995, and certain other assumptions), and (ii) terminal value multiples of 4.4x, 5.4x and 6.4x Coda's estimated EBITDA for the year ended December 31, 2000 (the midpoint of which was determined based on the harmonic mean LTM EBITDA multiple of the Comparable Companies after the application of a 25% discount). This methodology resulted in the following imputed per share equity values for Coda:


                                   Implied Equity Value Per Coda Share
                                   -----------------------------------
    Budget Scenario                High/ (1)/   Median/(2)/   Low/(3)/
 ------------------                ----------   -----------   --------
No Future Acquisitions:
Flat Pricing Case                    $ 8.09       $ 6.52        $5.07
Escalated Pricing Case I             $ 9.41       $ 7.63        $5.99
Escalated Pricing Case II            $10.84       $ 8.83        $6.99
Future Acquisitions:
Flat Pricing Case                    $11.11       $ 8.56        $6.21
Escalated Pricing Case I             $13.38       $10.46        $7.78
Escalated Pricing Case II            $15.83       $12.52        $9.47

__________
(1) Reflects results based on the highest terminal value multiple applied (6.4x) and the lowest discount rate applied (8.6%).
(2) Reflects results based on the median terminal value multiple applied (5.4x) and the median discount rate applied (9.6%).
(3) Reflects results based on the lowest terminal value multiple applied (4.4x) and the highest discount rate applied (10.6%).

     In its discounted cash flow analysis, Bear Stearns noted that it had placed more weight on imputed equity values under the Flat Pricing Case scenarios due to the uncertainties regarding the appreciation potential of future oil and natural gas prices.

     Asset Value. In this analysis, Bear Stearns, utilizing the Offer Price, calculated the implied value of Coda's oil and natural gas reserves (the "Implied Reserve Value") to be $259 million. The Implied Reserve Value was derived by adding Coda's Net Debt as of October 31, 1995, to the Merger Consideration, and subtracting the book value of Coda's non-oil and natural gas assets. Bear Stearns compared the Implied Reserve Value to the pretax SEC PV-10 values of Coda's aggregate proved, probable and possible reserves (the "Total Reserves") as of (i) January 1, 1995, as estimated by Keeling, and (ii) January 1, 1996, as estimated by Coda management. Bear Stearns noted that the Implied Reserve Value (i) compared favorably to the estimated pretax SEC PV-10 value of Coda's Total Reserves of $236 million as of January 1, 1995, and (ii) was approximately equal to the estimated pretax SEC PV-10 value of Coda's Total Reserves of $261 million as of January 1, 1996. In addition, Bear Stearns compared the Implied Reserve Value to the present values of estimated future net pretax cash flows of Coda's Total Reserves as of January 1, 1996, under the three oil and natural gas pricing scenarios, the Flat Pricing Case, Escalated Pricing Case I and Escalated Pricing Case II, at discount rates of 10%, 15% and 20%. Bear Stearns noted that the Implied Reserve Value exceeded the present values of Coda's Total Reserves under the Escalated Pricing Case I scenario at discount rates higher than 15% and the Escalated Pricing Case II scenario at discount rates higher than 20%. Bear Stearns further indicated that it considered these discount rates to be generally appropriate given the uncertainties regarding future oil and natural gas prices.

     Market Value. In this analysis, Bear Stearns compared the Offer Price to the historical trading prices of Coda Common Stock since 1990. Bear Stearns noted that the Offer Price represents an approximate 24% premium to the closing price of Coda Common Stock on August 23, 1995, one day prior to the initial announcement of the proposed Merger, and a near all-time high trading price for Coda Common Stock. In addition, pursuant to its Limited Market Check, Bear Stearns contacted eight independent exploration and production companies that it considered to be generally active acquirors of oil and natural gas properties in areas similar to the locations of Coda's assets. With regard to these contacts, Bear Stearns noted the following: (i) virtually all of the parties were aware of the proposed Merger, (ii) only one such party had requested public data from Coda, and (iii) none of the parties contacted made an offer to purchase Coda Common Stock or Coda's assets. Finally, Bear Stearns indicated that the market has been generally cognizant of the fact that Coda was a possible takeover candidate since the April 26, 1995 announcement that Mr. Miller was forming an investor group for a possible acquisition of Coda and since that time Coda received (i) few requests for public information from interested parties, (ii) no indications of interest, and (iii) no firm offers, at any price, to purchase Coda Common Stock or Coda's assets other than the proposed Merger.

     Based on the above analyses, Bear Stearns opined that the Merger was fair, from a financial point of view, to the stockholders of Coda (other than the members of the Management Group, as to whom no opinion was rendered).

     Bear Stearns has rendered its written opinion of January 18, 1996, that the Merger was fair, from a financial point of view, to the stockholders of Coda (other than the members of the Management Group, as to whom no opinion was rendered). In rendering its updated opinion, Bear Stearns performed procedures to update certain of its analyses made in connection with its Fairness Opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Bear Stearns considered, among other things, Coda's recent financial performance and recent market conditions and developments based on the foregoing.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or a summary description. Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the methodologies employed and factors considered by it, without considering all methodologies and factors, may create an incomplete view of the process underlying its analyses and Fairness Opinion. In its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Any estimates contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be precise or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Bear Stearns does not assume responsibility for the accuracy of these estimates.

     As compensation for rendering the Fairness Opinion, Coda paid Bear Stearns a fee of $350,000. Of such fee, $100,000 was paid upon execution of an engagement letter between Bear Stearns and Coda, $150,000 was paid at the time Bear Stearns rendered its oral opinion, based on the Original Merger Agreement, to the Special Committee and the balance of $100,000 was paid at the time the Preliminary Proxy Statement was originally filed with the Commission. In addition, Coda has agreed to reimburse Bear Stearns for certain out-of-pocket expenses, including legal fees, and has agreed to indemnify Bear Stearns against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors with respect to the Merger, stockholders should be aware that certain members of management and certain members of the Board of Directors at the time of approval of the Merger Agreement had, and currently have, certain interests which may present them with potential conflicts of interest in connection with the Merger, as summarized below.

     MANAGEMENT AGREEMENTS

     Members of the Management Group have entered into various agreements with Purchaser relating to these persons' relationships with the Surviving Corporation subsequent to the consummation of the Merger. These agreements will terminate automatically if the Merger Agreement is terminated. The agreements are summarized below:

     Subscription Agreement. Purchaser has entered into a Subscription Agreement dated as of October 30, 1995, as amended by Amendment No. 1 to Subscription Agreement dated as of January 10, 1996, with members of the Management Group (as amended, the "Subscription Agreement") which provides for the acquisition by such persons of Purchaser Common Stock and the grant to them of nonqualified stock options to purchase shares of Surviving Corporation common stock (the "Replacement Options"). Under the Subscription Agreement, each member of the Management Group who is acquiring Purchaser Common Stock is paying $100 per share for shares of Purchaser Common Stock, which is the same price per share being paid by JEDI for the remaining shares of Purchaser Common Stock. Under the Subscription Agreement, the Management Group will acquire Purchaser Common Stock immediately prior to the Effective Time in exchange for varying combinations of (i) proceeds from limited recourse promissory notes payable to Purchaser in the aggregate principal amount of $937,300 (the "Notes"), (ii) Coda Common Stock, which is valued for this purpose at $7.75 per share, and (iii) cash. Purchaser Common Stock so acquired will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and will not have the benefit of any registration rights, but will be subject to the Stockholders Agreement described below. See "-- Stockholders Agreement." By virtue of the Merger, each share of Purchaser Common Stock will be converted into one share of Surviving Corporation common stock.

     The Subscription Agreement provides that the Specified Options (representing certain Coda stock options held by certain members of the Management Group) and Specified Warrants (representing warrants to purchase Coda Common Stock held by certain members of the Management Group) will not be exercised prior to the Effective Time and shall, as of the Effective Time, be canceled without exercise and without payment of consideration. Concurrently, the Management Group will enter into Nonstatutory Stock Option Agreements governing the Replacement Options providing for the right for a period of 10 years from and after the Effective Time to purchase shares of Surviving Corporation common stock for $.01 per share. However, the Replacement Options may only be exercised while the holder remains an employee of the Surviving Corporation and for a limited period of time thereafter. The number of shares of Surviving Corporation common stock underlying the Replacement Options each member of the Management Group receives is based on the amount of cash the holder would have received if his Specified Options or Specified Warrants had been converted into cash in the Merger on the same basis as other outstanding options and warrants to purchase Coda Common Stock were converted, divided by the $100 per share purchase price paid by JEDI and the other Management Group members for their shares of Purchaser Common Stock. Thus, if the Replacement Options are exercised, the holders will have effectively paid the same purchase price per share as JEDI and the Management Group paid for their shares of common stock of the Surviving Corporation.

     The Notes will be due on the fifth anniversary of the Effective Time, will bear interest at the mid-term applicable federal rate (annual compounding) for the month in which the Effective Time occurs (5.91% for December 1995), will be secured by the Surviving Corporation common stock purchased with the proceeds thereof and certain rights of the maker under the Stockholders Agreement described below, and will provide that in no event will an individual maker's liability thereunder for any deficiency on his respective Note (after the sale and disposition of all collateral securing same) exceed 35% of the original principal balance of the Note.

     The members of the Management Group, their current positions with Coda and/or Diamond and the number of shares of fully diluted Surviving Corporation common stock to be acquired by them are set forth in the following table:


           Name of Member of                                                      Fully Diluted
            Management Group              Surviving Corporation                     Ownership
       and Current Position with              Common Stock       Replacement  ----------------------
     Coda (and/or Diamond if Noted)         Direct Ownership       Options      Shares          %
----------------------------------------  ---------------------  -----------  ----------------------
Randell A. Bodenhamer,                          2,216                 159        2,375         .25
  Vice President - Land; Executive Vice
  President, Diamond Energy
  Operating Company
Joe I. Callaway,                                  475                 475          950         .10
  Vice President - General Counsel
J. David Choisser,                              1,065                 360        1,425         .15
  Vice President - Controller
J. William Freeman,                             1,187               1,188        2,375         .25
  Vice President - Engineering
Roy Harney,                                       475                   0          475         .05
  Manager - Engineering, Diamond Energy
  Operating Company
Grant W. Henderson,                             2,375               2,375        4,750         .51
  Executive Vice President, Chief Financial
  Officer and Director
Jarvis A. Hensley,                                475                   0          475         .05
  Vice President - Operations, Diamond
  Energy Operating Company
Chris A. Jackson,                                 475                 475          950         .10
  Manager - Production
Jarl P. Johnson,                                2,615               1,185        3,800         .40
  Vice Chairman of the Board, Director;
  President, Diamond Energy Operating Company
Douglas H. Miller,                                  0              23,750       23,750        2.51
  Chairman of the Board, Chief Executive
  Officer and Director
Gary M. Nelson,                                   237                 238          475         .05
  Manager - Data Processing
Gary R. Scoggins,                                 237                 238          475         .05
  Vice President - Human Resources


           Name of Member of                                                      Fully Diluted
            Management Group              Surviving Corporation                     Ownership
       and Current Position with              Common Stock       Replacement  ----------------------
     Coda (and/or Diamond if Noted)         Direct Ownership       Options      Shares          %
----------------------------------------  ---------------------  -----------  ----------------------
Claude A. Seaman,                               237                  238            475        .05
     Manager - Financial
       Reporting
J.W. Spencer, III,                            1,305                1,070          2,375        .25
     Vice President - Operations
Scott E. Studdard,                              237                  238            475        .05
     Manager - Tax Department                ------               ------          ------      ----

     Total                                   13,611               31,989         45,600       4.82
                                             ======               ======         ======       ====

          Stockholders Agreement. Purchaser, JEDI and the Management Group have entered into a Stockholders Agreement dated as of October 30, 1995, as amended by Amendment No. 1 to Stockholders Agreement dated as of January 10, 1996 (as amended, the "Stockholders Agreement"), which provides generally that all parties, including JEDI and the Management Group, (i) have rights of first refusal to acquire additional shares of Surviving Corporation common stock that may be issued by the Surviving Corporation and (ii) are restricted from transferring their Surviving Corporation common stock. The Surviving Corporation has a right to match any third party offer to purchase shares of Surviving Corporation common stock from any stockholder, and, in the event that the Surviving Corporation does not purchase those shares, the other stockholders may have a right to include a pro rata portion of their Surviving Corporation common stock in the transaction. The Stockholders Agreement provides that, if the employment of a member of the Management Group terminates for any reason (including death or disability) other than his voluntary termination (except upon retirement at age 65 or older or the expiration of the term of any employment agreement he has with the Surviving Corporation) or his termination by the Surviving Corporation for cause, then the Surviving Corporation shall have a right to purchase such member's shares of Surviving Corporation common stock at a purchase price to be determined from time to time by the Surviving Corporation pursuant to a formula that values the shares on the basis of a comparison of the discretionary cash flow and EBITDA (as defined therein) of the Surviving Corporation and a group of peer companies. The Stockholders Agreement also provides that, if the employment of a member of the Management Group terminates for any reason other than voluntary termination or termination of such member for cause, then such member shall have the right to require the Surviving Corporation to purchase such member's shares of Surviving Corporation common stock based on the previously described formula. The purchase price under the formula will vary depending on the financial performance of the Surviving Corporation and the group of peer companies. The Stockholders Agreement provides that each member of the Management Group shall have the right (the "Special Management Rights") to receive from JEDI, upon the occurrence of certain events (generally an initial public offering, a business combination with another person or the liquidation of the Surviving Corporation) (each, a "Trigger Event"), an amount, which is payable in cash or additional shares of Surviving Corporation common stock depending upon the cause of the Trigger Event, designed to result in the Management Group receiving in connection with the Trigger Event one-third of the proceeds, attributable to the shares of Surviving Corporation common stock purchased by JEDI, above the amount of proceeds necessary for JEDI to achieve an internal annual rate of return on that investment of 15%. The individual member's interest in such Special Management Rights is proportional to such member's ownership of the fully diluted common stock of the Surviving Corporation, as reflected in the table above. The Stockholders Agreement also provides that if the employment of a member of the Management Group terminates, his Special Management Rights shall terminate and, if the termination is other than a voluntary termination or a termination for cause, he may be entitled to receive an amount based on the discretionary cash flow and EBITDA formula discussed above. The Stockholders Agreement further provides that, after the Effective Time, the Surviving Corporation will establish an employee benefit plan for the benefit of its employees who are not members of the Management Group and will contribute to the plan 1,900 shares of Surviving Corporation common stock. Furthermore, pursuant to the Stockholders Agreement, 4% of the Special Management Rights will be allocated thereto.

          The Stockholders Agreement will terminate and no party thereto will have any further obligations or rights thereunder upon the earliest to occur of
(i) the termination of the Merger Agreement in accordance with its terms, (ii) October 30, 2005, (iii) the date on which an initial public offering of Surviving Corporation common stock is consummated or of any business transaction involving the Surviving Corporation whereby Surviving Corporation common stock becomes a publicly traded security, (iv) the date of the dissolution, liquidation or winding-up of the Surviving Corporation and (v) the date of the delivery to the Surviving Corporation of a written termination notice executed by certain parties to the Stockholders Agreement.

          Business Opportunity Agreement. ECT, Purchaser, JEDI and the Management Group have also entered into a Business Opportunity Agreement (the "Business Opportunity Agreement") that is intended to make it clear that Enron Corp. and its affiliates have no duty to make business opportunities available to the Surviving Corporation in most circumstances. The Business Opportunity Agreement also provides that ECT and its affiliates may pursue certain business opportunities to the exclusion of the Surviving Corporation. The Business Opportunity Agreement may limit the business opportunities available to the Surviving Corporation and the opportunity of the Management Group to earn incentive compensation under the Stockholders Agreement or otherwise. In addition, there may be circumstances in which the Surviving Corporation will offer business opportunities to certain affiliates of Enron Corp. If an Enron Corp. affiliate is offered such an opportunity and decides to pursue it, the Surviving Corporation may be unable to pursue it.

          Employment Agreements. Messrs. Miller, Johnson, Henderson, Randell A. Bodenhamer, J. William Freeman and J.W. Spencer, III, have entered into employment agreements (the "Employment Agreements") with Purchaser to become effective at the Effective Time. The Employment Agreements are for a period of five years from the Effective Time (three years in the case of Messrs. Johnson and Spencer) and provide for the payment of base salaries, together with other benefits generally available to employees of the Surviving Corporation, and positions with the Surviving Corporation as set forth below:

                                 Position with Surviving
          Name                         Corporation            Annual Base Salary
        --------                 -----------------------      ------------------
Randell A. Bodenhamer......  Vice President - Land                 $145,000
J. William Freeman.........  Vice President - Engineering          $170,000
Grant W. Henderson.........  President and Chief Financial         $225,000
                             Officer
Jarl P. Johnson............  Vice Chairman of the Board and        $250,000
                             Chief Operating Officer
Douglas H. Miller..........  Chairman of the Board and             $350,000
                             Chief Executive Officer
J.W. Spencer, III..........  Vice President - Operations           $170,000

     Each of these persons would receive his salary for the remaining term of his Employment Agreement if the Surviving Corporation were to terminate his Employment Agreement other than for cause. The Employment Agreements provide that the employees agree not to compete with the Surviving

Corporation for a period of six months after their voluntary termination or termination for cause; in the case of Mr. Miller, the covenant not to compete is for a period of two years, except that the noncompetition period is one year in the event of incapacity, involuntary termination other than for cause or his resignation due to a breach by Surviving Corporation of Mr. Miller's Employment Agreement.

     See also "-- Operation and Management of Surviving Corporation After the Merger" for a discussion of Messrs. Miller's, Johnson's and Henderson's appointment to the Surviving Corporation's Board of Directors.

     OTHER INTERESTS

     For a description of JEDI's and Purchaser's obligations to indemnify and to provide insurance coverage to certain persons, see "-- Indemnification and Insurance."

     On May 17, 1995, the Board of Directors authorized Coda's management to enter into indemnification agreements (in substantially the same form as indemnification agreements previously entered into by Coda with certain officers, directors and employees of Coda) with each current officer and/or director and certain employees of Coda or its subsidiaries who did not have a written indemnification agreement in place.

     On October 30, 1995, the Board of Directors authorized Coda to pay to Messrs. Earl Ellis, Worthy Warnack and David Keener $20,000, $15,000 and $15,000, respectively, as fees for their service on the Special Committee. These sums are subject to upward revision depending upon the amount of activities on their part subsequent to October 30, 1995, and prior to the Effective Time.

      Pursuant to the terms of Coda's 1989 Incentive Stock Option Plan, 1993 Incentive Stock Option Plan and 1990 Compensation Plan for Directors (collectively, the "Plans"), all unmatured installments of options and warrants outstanding shall automatically be accelerated and exercisable in full by holders of options and/or warrants under the Plans, as interpreted by the Board of Directors, upon the consummation of the Merger. Certain officers, directors and employees of Coda and its subsidiaries hold options and/or warrants to purchase Coda Common Stock under the Plans.

INDEMNIFICATION AND INSURANCE

     The parties to the Merger Agreement have agreed that, for a period of six years after the Effective Time, the certificate of incorporation of the Surviving Corporation and each of its subsidiaries will contain provisions that acknowledge and agree that, to the fullest extent permitted by law, the provisions relating to limitation on liability that are set forth in Coda's existing certificate of incorporation as of the date of the Merger Agreement shall remain effective with respect to individuals who at any time from and after the date of the Merger Agreement to and including the Effective Time were directors, officers, employees, fiduciaries or agents of Coda or any Coda subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation, the matters contemplated by the Merger Agreement). Pursuant to the Merger Agreement, the Surviving Corporation shall not amend (in any manner that would diminish the effect of such provisions) or repeal such provisions for a period of six years from the Effective Time.

     The Merger Agreement further provides that, for a period of six years after the Effective Time, the bylaws of the Surviving Corporation and each of its subsidiaries will contain provisions that acknowledge and agree that, to the fullest extent permitted by law, the provisions relating to indemnification and advancement of expenses that are set forth in Coda's existing bylaws, as of the date of the Merger Agreement, shall remain effective with respect to individuals who at any time from and after the date of the Merger Agreement to and including the Effective Time were directors, officers, employees, fiduciaries or agents of Coda or of any Coda subsidiary in respect of acts or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by the Merger Agreement). Pursuant to the Merger Agreement, the Surviving Corporation shall not amend or repeal such provisions for a period of six years from the Effective Time.

     If, at any time during such six year period and prior to an underwritten public offering of capital stock of the Surviving Corporation, the Surviving Corporation is unable to make any indemnification payments required by the paragraphs above, then JEDI will be liable for such payments, but only to the extent of all dividends or other distributions paid in respect of the capital stock of the Surviving Corporation (other than dividends or other distributions paid in respect of the 15% Cumulative Preferred Stock of the Surviving Corporation) prior to or upon the dissolution of the Surviving Corporation that have been made to JEDI or any of its Affiliates (as defined in Rule 405 of Regulation C promulgated under the Securities Act) by the Surviving Corporation during such period.

     Furthermore, the parties to the Merger Agreement have agreed that the Surviving Corporation will, for a period of six years from the Effective Time, maintain in effect the current directors' and officers' liability insurance coverage maintained by Coda on the date of the Merger Agreement with respect to matters occurring through the Effective Time. The Surviving Corporation may substitute policies of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to such officers and directors so long as such substitution does not result in gaps or lapses in coverage. However, in no event will the Surviving Corporation be required to expend, to maintain or procure such insurance coverage, any amount per annum in excess of 50% of the aggregate premiums paid in 1995. These obligations of the Surviving Corporation may not be terminated or modified so as to adversely affect any director, officer, employee, fiduciary or agent who benefits from such obligations without the consent of each affected person.

     In the event the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity after such consolidation or merger, or transfers all or substantially all of its assets to any person, then, in each such case, the Merger Agreement provides that the successors and assigns of the Surviving Corporation or, at JEDI's option, JEDI, shall assume the indemnification obligations of the Surviving Corporation described above.

MISCELLANEOUS PROVISIONS

     Voting of Stock Held by Purchaser. Purchaser has agreed to vote all shares of Coda Common Stock, if any, held by it in favor of the approval and adoption of the Merger Agreement and the Merger at the Special Meeting. As of the date hereof, Purchaser does not hold any shares of Coda Common Stock.

     JEDI's Commitment to Fund the Merger. JEDI has agreed, at the closing of the Merger, to cause to be deposited in trust with the Paying Agent cash in the aggregate amount equal to the sum of (i) the product of (A) the number of shares of Coda Common Stock underlying then-outstanding but unexercised options and warrants to purchase Coda Common Stock (except for the Specified Options and the Specified Warrants) and (B) the difference between (x) $7.75 per underlying share of Coda Common Stock and (y) the strike price or exercise price of the option or warrant and (ii) the product of (A) the number of shares of Coda Common Stock outstanding immediately prior to the Effective Time (other than shares of Coda

Common Stock held by Purchaser, Coda, or any Coda subsidiary, all of which will be canceled without payment of any consideration) and (B) $7.75.

     Access and Information. Coda and its subsidiaries have agreed to allow Purchaser and Purchaser's affiliates, accountants, lenders, counsel and other representatives full access to all of their properties, books, contracts, commitments, records and personnel and to promptly furnish Purchaser with a copy of (i) each report, schedule or other document filed or received by them pursuant to the requirements of federal or state securities laws and (ii) all other information concerning their business, properties and personnel as Purchaser may reasonably request. JEDI and Purchaser have agreed to keep all such information confidential.

     Reasonable Best Efforts. Each of JEDI, Purchaser and Coda has agreed, subject to the terms and conditions of the Merger Agreement, to cooperate with each other and to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, in each case consistent with the fiduciary duties of their respective Boards of Directors, all things necessary, proper or advisable (i) under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable, including to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and (ii) to lift any injunction or other legal bar to the Merger as soon as reasonably practicable (and, in such case, to proceed with the Merger as expeditiously as possible); provided, however, that neither the obligation described in this paragraph nor anything contained in the Merger Agreement will require any party to the Merger Agreement to incur expenses in connection with the transactions contemplated by the Merger Agreement that are not reasonable under the circumstances in relation to the size of the transaction contemplated by the Merger Agreement, or require any party or any affiliate of any party to hold separate or make any divestiture of a significant asset or otherwise agree to any material restriction on the operations of any party in order to obtain any waiver, consent or approval required by the Merger Agreement.

     Obligations of JEDI and Purchaser. JEDI has agreed to take all action necessary to cause Purchaser to perform all of Purchaser's, and Surviving Corporation to perform all of Surviving Corporation's, agreements, covenants and obligations under the Merger Agreement and to consummate the Merger on the terms and conditions set forth in the Merger Agreement. Purchaser and JEDI have agreed to be liable for any breach of any representation, warranty, covenant or agreement of Purchaser or Surviving Corporation and for any breach of the covenant set forth in this paragraph; provided, however, that JEDI will not be responsible for, or provide any guaranties of, any actions of Purchaser or any obligation or liability otherwise under this paragraph after the Effective Time other than its obligation to deposit sufficient funds with the Paying Agent as required under the Merger Agreement (see "-- JEDI's Commitment to Fund the Merger") and its obligation to provide for the indemnification of Coda's officers and directors as required under the Merger Agreement. See "-- Indemnification and Insurance."

     Certain Employee Benefit Matters. Each of Purchaser and Coda have agreed that, as of the date of the Merger Agreement, it anticipates that Surviving Corporation will not become a participating employer in any employee benefit or compensation plans sponsored or maintained by Enron Corp. (the parent corporation of ECT) for the benefit of its subsidiaries or affiliated companies. The Merger Agreement provides that, for a period of 24 months following the Effective Time, the Surviving Corporation will maintain in place Coda's current health and 401(k) plans or substantially equivalent plans.

     Public Announcements. So long as the Merger Agreement is in effect, JEDI, Purchaser and Coda have agreed that none of them will issue a press release or otherwise make any public statement with respect to the transactions contemplated by the Merger Agreement without the consent of the others, unless such press release or public statement is required by law, regulation or rules of any applicable market or exchange, in which case such press release or public statement may be made after providing the other parties a reasonable opportunity to comment thereon.

EFFECTIVE TIME; EFFECT OF MERGER

     Effective Time. The Effective Time of the Merger will be the date and time when a properly executed certificate of merger, in such form as is required by and executed in accordance with the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties to the Merger Agreement designate in such filing as the Effective Time. It is anticipated that, subject to the satisfaction or waiver, if permissible, of the conditions to consummation of the Merger set forth in the Merger Agreement, such filing will be made as promptly as practicable after the Merger Agreement has been approved by Coda's stockholders.

     Effect of Merger. As of the Effective Time, Purchaser will be merged with into Coda and Purchaser's separate corporate existence will terminate. Coda will be the Surviving Corporation and will own all of Purchaser's assets and will be responsible for all of Purchaser's liabilities. Coda, as the Surviving Corporation, will continue to be governed by the DGCL, and the separate corporate existence of Coda with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger, except as provided in the Merger Agreement. The Merger will have the effects set forth in Section 259 of the DGCL.

     At the Effective Time, the certificate of incorporation of Coda, as in effect prior to the Effective Time, will be amended and restated to read in its entirety as set forth in Exhibit 2.1 to the Merger Agreement, and such restated certificate of incorporation, as so amended, shall be the restated certificate of incorporation of the Surviving Corporation. The bylaws of Coda as in effect at the Effective Time will be the bylaws of the Surviving Corporation and will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time. The directors of Purchaser and the officers of Coda designated by Purchaser immediately prior to the Effective Time, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation, will be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     For a discussion of certain other effects of the Merger on the outstanding shares of Coda Common Stock, see "-- General" and "-- Operation and Management of Surviving Corporation After the Merger."

SURRENDER OF CERTIFICATES

     Prior to the Effective Time, Coda and Purchaser have agreed to appoint the National Bank of Boston as the Paying Agent to receive, hold and disburse the funds to which holders of shares of Coda Common Stock will become entitled upon consummation of the Merger. As soon as practicable after the Effective Time, the Surviving Corporation will mail to each person who was a record holder of shares of Coda Common Stock immediately prior to the Effective Time (other than Purchaser, Coda, Coda's subsidiaries and holders of shares who perfect their statutory appraisal rights under Section 262 of the DGCL), a form of letter of transmittal and instructions advising the holders of the procedure for surrendering for payment their Certificates. Holders of shares of Coda Common Stock should not submit their Certificates to the Paying Agent until they have received such materials. Upon surrender of a Certificate to the Paying Agent, together with a duly executed and completed letter of transmittal and any other required documents, the holder of the Certificate will receive in exchange, and the Paying Agent will pay (via U.S. mail, postage prepaid) as soon as practicable to such holder, cash in an amount equal to the product of the number of shares of Coda Common Stock represented by the Certificate surrendered and $7.75, without any interest thereon and less any required withholding of taxes. The surrendered Certificates will then be canceled.

     If the payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, the person requesting such payment must present the Paying Agent with all documents required to evidence that the stock has been transferred to such person and that all applicable transfer or other taxes have been paid.

     The Surviving Corporation will pay all charges and expenses (except those taxes described above and expenses incurred by the holders of Certificates in surrendering their Certificates), including those of the Paying Agent, in connection with the distribution of the consideration to be paid to the holders of Certificates in connection with the Merger.

     No interest will accrue or be paid on the cash payable upon the surrender of Certificates. No dividends will be paid to, or accrued for the benefit of, former holders of shares of Coda Common Stock after the Effective Time. From and after the Effective Time, until surrendered in accordance with the instructions contained in the instruction letter from the Surviving Corporation, holders of Certificates will cease to have any rights with respect to such shares except the right to receive $7.75 per share in cash multiplied by the number of shares of Coda Common Stock evidenced by such Certificates, without any interest thereon, and any appraisal rights available under the DGCL.

     On or after the one hundred eightieth day following the Effective Time, the Corporation may by written request require the Paying Agent to pay to the Surviving Corporation that portion of the funds deposited with the Paying Agent (and any income earned thereon) that has not been disbursed, and holders of Certificates shall thereafter look only to the Surviving Corporation for any payment to be made pursuant to the Merger.

SURRENDER OF OPTIONS AND WARRANTS

     Surrender of Options. Coda has agreed to use its reasonable best efforts to cause all holders of options to purchase Coda Common Stock, except for the Specified Options, to execute prior to the Effective Time an Option Relinquishment and Release Agreement (herein so called). As soon as practicable after the Effective Time, the Paying Agent will pay (via U.S. mail, postage prepaid) to such holders who have previously delivered an Option Relinquishment and Release Agreement cash in an amount equal to the product of (i) the number of shares of Coda Common Stock subject to such option and (ii) the amount by which $7.75 exceeds the exercise or strike price per share of Coda Common Stock subject to such option immediately prior to the Effective Time, less any required withholding taxes. In the event that an option holder fails to deliver an Option Relinquishment and Release Agreement prior to the Effective Time, such holder's options (the "Outstanding Options") shall, in accordance with the terms and conditions of the governing stock option plan and the holder's stock option agreement(s), be converted without any action on the part of the holder thereof into the right to receive an amount equal to the product of (i) the number of shares of Coda Common Stock underlying such option and (ii) $7.75 per share, upon the exercise of such holder's options in accordance with, and within the time period prescribed by, the applicable stock option plan and the holder's stock option agreement(s). The Paying Agent will pay (via U.S. mail, postage prepaid) to each holder of Outstanding Options the consideration set forth above, less any required withholding taxes, as promptly as practicable after receiving a valid exercise of such options by the holder thereof. As of the Effective Time, the Specified Options will be canceled without exercise and without payment of consideration and will cease to exist. See "-- Interests of Certain Persons in the Merger -- Subscription Agreement."

     Surrender of Warrants. Coda has agreed to send to all holders of warrants to purchase Coda Common Stock, except for the Specified Warrants (collectively, the "Outstanding Warrants"), written notice (i) of the Merger, (ii) that effective as of the Merger, all unvested warrants are deemed fully vested and
(iii) that all unexercised warrants held by such persons will be canceled as of the Effective Time. Coda has also agreed to send to all such persons a Warrant Relinquishment and Release Agreement (herein so called) for execution and delivery by the warrant holder prior to the Effective Time, which will provide that each holder, in lieu of having to exercise his warrants, receive cash in an amount equal to the product of (i) the number of shares of Coda Common Stock subject to such warrant and (ii) the amount by which $7.75 exceeds the exercise or strike price per share of Coda Common Stock subject to such warrant immediately prior to the Effective Time, less any required withholding taxes. As soon as practicable after the Effective Time, the Paying Agent will pay (via U.S. mail, postage prepaid) to such holders who have previously executed a Warrant Relinquishment and Release Agreement the consideration set forth above, less any required withholding taxes. As of the Effective Time, the Specified Warrants will be canceled without exercise and without payment of consideration and will cease to exist. See "-- Interests of Certain Persons in the Merger -- Subscription Agreement."

CONDITIONS TO CONSUMMATION OF THE MERGER

     Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of Coda and Purchaser to effect the Merger are subject to the satisfaction, or waiver if applicable, at or prior to the Effective Time, of various conditions, including, among other things, (i) the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the holders of Coda Common Stock; (ii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act;
(iii) the absence of the enactment, issuance, promulgation, enforcement or entry by any federal or state governmental authority or other agency or commission or court of any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; (iv) the confirmation by Coda at the time of the Special Meeting that the written opinion of Bear Stearns, dated the date of this Proxy Statement and attached hereto as Appendix B, advising Coda that the Merger is fair to the Coda stockholders (other than the Management Group, as to whom no advice is rendered), from a financial point of view, has not been withdrawn; and (v) the absence of any pending action, proceeding or investigation brought by any person or entity before any governmental entity challenging, affecting or seeking material damages in connection with the transactions contemplated by the Merger Agreement.

     Conditions to the Obligations of JEDI and Purchaser. Additional conditions to the obligations of JEDI and Purchaser to effect the Merger include (i) the performance in all material respects by Coda of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time;
(ii) that the representations and warranties of Coda contained in the Merger Agreement that are qualified with respect to materiality are true and correct in all respects, and such representations and warranties that are not so qualified are true and correct in all material respects, each when made and on and as of the Effective Time as if made at such time (except to the extent they expressly relate to the date of the Merger Agreement or any other particular date); (iii) the receipt by JEDI and Purchaser of a certificate of the President or Chief Executive Officer of Coda, dated the closing date, with respect to the matters set forth in (i) and (ii) above; (iv) the receipt by Coda of all required permits, consents, authorizations, approvals, registrations, qualifications, designations and declarations required to be delivered by Coda, on terms and conditions satisfactory to Purchaser, and, to the extent required to be submitted prior to the Effective Time, that all required filings and notices shall have been submitted by Coda; (v) the receipt by Purchaser of the opinions of Haynes and Boone, L.L.P. and Joe Callaway, General Counsel to Coda, dated the closing date of the Merger, with respect to certain matters; (vi) that the number of shares of Coda Common Stock held by stockholders dissenting in accordance with Section 262 of the DGCL shall not exceed 10% of the outstanding shares of Coda Common Stock; (vii) that none of Messrs. Douglas H. Miller, Grant
W. Henderson, J. William Freeman, J.W. Spencer, III, Randell A. Bodenhamer or Jarl P. Johnson shall have breached or anticipatorily breached any of the Employment Agreements, the Subscription Agreement, the Stockholders Agreement or the Business Opportunity Agreement, and none of Messrs. Douglas H. Miller, Grant
W. Henderson or J. William Freeman shall have died or become disabled; (viii) the receipt by Purchaser of the written resignations, effective as of the Effective Time, of each director of Coda and its subsidiaries; (ix) that each holder of Outstanding Warrants shall have executed a Warrant Relinquishment and Release Agreement; (x) that all members of Coda's management shall have repaid all indebtedness owed by them to Coda; and (xi) assuming the representations and warranties of Coda made in the Merger Agreement were made without regard to any "materiality qualifications," that the amount that would be required to be contributed to the Surviving Corporation at the Effective Time so that the Surviving Corporation would be in the same economic position as it would have been if the representations and warranties, without regard to any such materiality qualifications, had been true and correct in all respects, would in the aggregate not exceed $7.5 million.

     Conditions to the Obligations of Coda. Other conditions to the obligations of Coda to effect the Merger include (i) the performance in all material respects by JEDI and Purchaser of their respective agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time;
(ii) that the representations and warranties of JEDI and Purchaser contained in the Merger Agreement be true and correct in all material respects when made and on and as of the Effective Time as if made at such time (except to the extent they expressly relate to the date of the Merger Agreement or any other particular date); (iii) the receipt by Coda of a certificate of the President or Chief Executive Officer (or comparable officer) of JEDI and Purchaser, dated the closing date, with respect to the matters set forth in (i) and (ii) above; and
(iv) the receipt by Coda of the legal opinion of Vinson & Elkins L.L.P., dated the closing date, with respect to certain matters.

     Coda has no obligation to consummate the Merger if any condition to its obligation to consummate the Merger is not satisfied on or prior to the Effective Time, and JEDI and Purchaser have no obligation to consummate the Merger if any condition to their obligations to consummate the Merger is not satisfied on or prior to the Effective Time. Any of the conditions to the obligations of Coda, JEDI or Purchaser to consummate the Merger may be waived by the party that is, or whose stockholders are, entitled to the benefits thereof.

     Reference is made to Article X of the Merger Agreement for a complete statement of the conditions precedent to the obligations of the respective parties to consummate the Merger.

CERTAIN REGULATORY MATTERS

     Certain acquisition transactions such as the Merger are reviewed by the Antitrust Division and the FTC to determine whether such transactions comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Act, the Merger may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and a thirty-day waiting period, subject to possible extension by the Antitrust Division or the FTC, has been satisfied. Coda and JEDI filed such information with the Antitrust Division and the FTC on November 9, 1995, and the applicable waiting period prescribed under the Hart-Scott-Rodino Act expired on December 9, 1995. Neither the Antitrust Division nor the FTC raised any objections or made any comments with respect to the Merger.

      At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take any action under the antitrust laws as either of them deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Coda or JEDI. At any time before or after the Effective Time of the Merger, and notwithstanding that the Hart-Scott-Rodino Act waiting period has expired, any state could take any action under such state's antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Coda by JEDI or businesses of Coda or JEDI. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     As discussed above, consummation of the Merger is conditioned upon, among other things, the absence of any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger. In addition, consummation of the Merger is conditioned upon receipt of all required permits, consents, authorizations, approvals, registrations, qualifications, designations and declarations. See "-- Conditions to Consummation of the Merger."

REPRESENTATIONS AND WARRANTIES

     Coda. The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations by Coda as to (i) the corporate organization, existence, standing, power and qualification as a foreign corporation of Coda and its subsidiaries; (ii) the capitalization of Coda; (iii) its subsidiaries and other investments; (iv) the due and valid execution and delivery of the Merger Agreement and the legal, valid and binding effect of the same; (v) the Merger Agreement's noncontravention of any agreement, law and charter or bylaw provision and the absence of the need (except as specified) for governmental or third party filings, authorizations or consents to the Merger; (vi) documents filed with the Commission and the accuracy of the information contained therein, including the financial statements; (vii) the absence of certain changes or events; (viii) pending or threatened litigation; (ix) the accuracy of the information with respect to Coda and its subsidiaries contained in this Proxy Statement and its compliance with the federal securities laws; (x) the accuracy of information disclosed by Coda in the Merger Agreement; (xi) the status of certain employee benefits and labor matters; (xii) certain environmental matters; (xiii) the inapplicability of the Public Utility Holding Company Act of 1935 to Coda or its subsidiaries; (xiv) the status and extent of Coda's fixed price contracts and hydrocarbon price swaps, hedges, futures or similar instruments; (xv) the inapplicability of
Section 203 of the DGCL to the Merger and related transactions; (xvi) the receipt of the Fairness Opinion from Bear Stearns; (xvii) brokers and finders employed by Coda; (xviii) compliance with applicable laws; (xix) certain tax matters; (xx) the absence of certain agreements; (xxi) information with respect to certain engineering reports; (xxii) information with respect to certain oil and gas reserve reports; (xxiii) good and defensible title to Coda's properties;
(xxiv) the validity, existence and status of insurance policies; and (xxv) certain transactions with affiliates.

     The representations and warranties of Coda are contained in Article VII of the Merger Agreement.

     Purchaser. The Merger Agreement also includes representations and warranties by Purchaser as to (i) the corporate organization, existence, standing, power and qualification as a foreign corporation of Purchaser; (ii) the due and valid execution and delivery of the Merger Agreement and the legal, valid and binding effect of the same; (iii) the Merger Agreement's non-contravention of any agreement, law and charter or bylaw provision and the absence of the need (except as specified) for governmental or third party filings, authorizations or consents to the Merger; (iv) the accuracy and adequacy of the information supplied by Purchaser for inclusion in this Proxy Statement; (v) Purchaser's capitalization; (vi) the availability of funds sufficient to consummate the Merger; (vii) Purchaser's belief that Surviving Corporation will be able to meet its obligations as they become due following the Merger; (viii) the absence of any broker or finder employed by Purchaser; and (ix) the full opportunity to review Coda and its subsidiaries.

     The representations and warranties of Purchaser are contained in Article V of the Merger Agreement.

     JEDI. The Merger Agreement also includes representations and warranties by JEDI as to (i) the organization, existence, standing and power of JEDI; (ii) the partners comprising the JEDI partnership and their relative partnership percentages; (iii) the due and valid execution and delivery of the Merger Agreement and the legal, valid and binding effect of the same; (iv) the Merger Agreement's non-contravention of agreements, laws or partnership agreement provisions and the absence of the need (except as specified) for governmental or third party filings, authorizations or consents to the Merger; (v) the accuracy of JEDI's financial statements; (vi) the availability of funds sufficient to consummate the Merger and the other transactions contemplated by the Merger Agreement; (vii) JEDI's belief that Surviving Corporation will be able to meet its obligations as they become due following the Merger; (viii) the accuracy and adequacy of the information supplied by JEDI for inclusion in this Proxy Statement; (ix) the absence of any broker or finder employed by JEDI; and (x) the full opportunity to review Coda and its subsidiaries.

     The representations and warranties of JEDI are contained in Article VI of the Merger Agreement.

BUSINESS OF CODA PENDING THE MERGER

     In the Merger Agreement, Coda has agreed that, during the period from the date the Merger Agreement to the Effective Time, except as otherwise contemplated by the Merger Agreement or unless Purchaser otherwise consents in writing, the businesses of Coda and its subsidiaries will be conducted only in the usual and ordinary course consistent with past practice, and Coda and its subsidiaries shall each use its reasonable best efforts to preserve substantially intact its present business organization, keep available the services of its present officers and employees, maintain and keep its material assets in as good repair and condition as of the date of the Merger Agreement, ordinary wear and tear and damage due to casualty excepted, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and on-going business shall be materially unimpaired at the Effective Time.

     By way of amplification and not limitation of the provisions described in the preceding paragraph, the Merger Agreement provides that, between the date of the Merger Agreement and the Effective Time, except pursuant to the terms of the Merger Agreement or unless Purchaser otherwise consents in writing:

     (i) Coda has agreed that it will not, nor will it propose to, except as required by the Merger Agreement; (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries; (B) amend its certificate of incorporation or bylaws; (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property or (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock;

     (ii) Coda has agreed that it will not, nor will it permit any of its subsidiaries to, (A) except as required or contemplated by the Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or stock appreciation rights or rights of any kind to acquire any shares of, its capital stock of any class, any voting debt, or any options, rights or warrants to acquire, or securities convertible into, shares of capital stock, other than issuances of Coda Common Stock pursuant to the exercise of outstanding stock options or outstanding warrants; (B) amend in any respect existing agreements evidencing outstanding options or outstanding warrants (including, without limitation, the exercise or strike prices thereof) or the applicable plans pursuant to which such options, warrants or rights were granted, except to permit the acceleration of the vesting or exercisability of outstanding options and outstanding warrants in connection with the settlement thereof; (C) acquire or lease, or agree to acquire or lease, any material capital asset or assets, or make any other capital expenditures, that exceed Coda's capital expenditure budgets for the fourth quarter of 1995 and the first quarter of 1996, in the aggregate for all such assets or other capital expenditures in both quarters, by $2.0 million or more (including in such calculation the proceeds of any sale/leaseback transactions); (D) dispose of, or agree to dispose of, capital assets or any other assets other than in the ordinary course, with a value in the aggregate in excess of $2.0 million; (E)
(1) create, incur, assume or permit additional material indebtedness (including obligations in respect of capital leases), other than periodic drawdowns under Coda's credit facilities existing as of the date of the Merger Agreement, provided that such drawdowns are in the ordinary course of business consistent with past practice, and provided further that the amount available under such facilities as of the date of the Merger Agreement is not increased, (2) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person (other than a subsidiary of Coda, or as to a subsidiary, another subsidiary of Coda) in an amount in excess of $10,000 (excluding suspense account obligations assumed in connection with acquisitions by Coda whereby Coda also receives the funds held in suspense or an adjustment to the purchase price is made in an equal amount), (3) encumber or grant a security interest in any material company asset other than for Coda's credit facilities existing on the date of the Merger Agreement or (4) make any loans or advances to any other person (excluding intercompany transactions), enter into any agreement or instrument relating to the borrowing of money or the extension of credit or enter into any other material transaction, other than in each case in the ordinary course of business consistent with past practice; (F) acquire, or agree to acquire, oil or gas properties or other assets of a type not covered by Coda's capital expenditure budget, or acquire, or agree to acquire, by merging or consolidating with, or by purchasing the assets of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, for an aggregate purchase price in excess of $5.0 million; (G) enter into or renew any material agreements, contracts or other commitments that are not expected to be fully performed within thirty days after the Effective Time, excluding oil and gas leases, farmout agreements, gas sales or purchase contracts, joint operating agreements, unit operating agreements and unit agreements entered into in the ordinary course of business or (H) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (iii) Coda has agreed that it will not, nor will it permit any of its subsidiaries to, except as required to comply with applicable law and except as otherwise provided in the Merger Agreement and other than acceleration of vesting permitted by the Merger Agreement (A) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or other arrangement for the benefit or welfare of any current or former director, officer or employee (other than the adoption of any special compensation for the members of the Special Committee); (B) increase in any manner the compensation or fringe benefits of any director (other than the adoption of any special compensation for the members of the Special Committee), executive officer or employee (provided, however, that Coda is permitted to award normal salary increases to employees (other than executive officers) of Coda in the ordinary course of business that are consistent with past practice (including, without limitation, in connection with any promotion of such employee) and that, in the aggregate, do not result in a material increase in compensation expense to Coda and its subsidiaries relative to the level in effect prior to such increase), unless consented to by Purchaser; (C) pay any benefit not provided under any existing plan or arrangement, except as disclosed in the disclosure schedules to the Merger Agreement; (D) grant any awards under any stock option plan or any other bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including, without limitation, the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock or the removal of existing restrictions in any plans or agreements or awards made thereunder); (E) take any action to fund, or in any other way secure the payment of, compensation or benefits under any employee plan, agreement, contract or arrangement or plan, other than in the ordinary course of business consistent with past practice; or
(F) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing;

     (iv) Coda has agreed that it will not, nor will it permit its subsidiaries to, make any change in its accounting policies or procedures, except as required under generally accepted accounting principles;

     (v) Coda has agreed to use its reasonable best efforts to refrain from taking, and to use its reasonable best efforts to cause its subsidiaries to refrain from taking, any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect as of the Effective Time, or in any of the conditions to the Merger set forth in Article X of the Merger Agreement not being satisfied, or (unless such action is required by applicable law) that would adversely affect the ability of Coda to obtain any of the regulatory approvals required to consummate the Merger;

     (vi) Coda has agreed that it will not settle or compromise any claim for appraisal rights in respect of the Merger;

     (vii) Coda has agreed that it will maintain in full force and effect all of its policies of insurance in existence as of the date of the Merger Agreement or insurance comparable to the coverage afforded by such policies;

     (viii) Coda has agreed not to enter into any natural gas or other future or options trading or be a party to any price swaps, hedges, futures or similar instruments without first obtaining the consent of Purchaser; and

     (ix) pursuant to the First Amendment, Coda has agreed not to negotiate nor enter into any agreement providing for the sale of Taurus, whether by merger, sale of all or substantially all of the assets of Taurus, sale of all of the capital stock of Taurus or otherwise, without, in each such case, obtaining the prior written consent of JEDI.

OBLIGATIONS OF JEDI AND PURCHASER PENDING THE MERGER

     Each of JEDI and Purchaser has agreed to use its reasonable best efforts to refrain from taking any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect as of the Effective Time, in any of the conditions to the Merger not being satisfied, or (unless such action is required by applicable law) that would adversely affect the ability of JEDI or Purchaser to obtain any of the regulatory approvals required to consummate the Merger.

AMENDMENT, WAIVER AND TERMINATION

     The Merger Agreement may be amended by mutual written agreement of the parties, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the Merger Agreement by the Coda stockholders, but, after such approval by the Coda stockholders, no amendment may be made to the Merger Agreement that under applicable law requires further approval of the Coda stockholders without such further approval. In addition, at any time prior to the Effective Time, the parties may extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any documents delivered pursuant thereto by any other party and waive compliance with any of the agreements or conditions contained in the Merger Agreement.

     Under certain conditions, the Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Coda. The conditions under which the Merger Agreement may be terminated include termination (i) by mutual consent of the Boards of Directors of Coda and Purchaser; (ii) by either Coda or Purchaser if the Merger shall not have been consummated on or before March 15, 1996 (unless such circumstance is the result of a breach of the terms of the Merger Agreement by the party wishing to exercise the termination right); (iii) by Purchaser if there has been a material breach on the part of Coda, or by Coda if there has been a material breach on the part of Purchaser or JEDI, of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach has not been cured within 15 business days following receipt by the breaching party of written notice of such breach; (iv) by either Coda or Purchaser upon written notice to the other party if any governmental entity of competent jurisdiction shall have issued (A) a final permanent order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted, or (B) any order or directive that does not directly enjoin or otherwise prohibit the consummation of the transactions contemplated by the Merger Agreement, but that would, if JEDI, Purchaser or Coda were to comply with such order or directive as a condition to consummating the transactions contemplated by the Merger Agreement, have a material adverse effect on the business, operations or financial condition of either JEDI or the Surviving Corporation and its subsidiaries, taken as a whole; (v) by Coda if (A) the Board of Directors of Coda reasonably believes that an Other Acquisition Transaction (defined below) is a Superior Proposal (defined below) (see "-- No Solicitation of Other Bids"), (B) the ten business day period specified in Coda's agreement not to solicit shall have expired (see "-- No Solicitation of Other Bids") and
(C) simultaneously with such termination Coda enters into a definitive agreement to effect such Other Acquisition Transaction; (vi) by either Purchaser or Coda if the required approval of Coda stockholders is not received in a vote duly taken at the Special Meeting; (vii) by Purchaser if the Board of Directors of Coda or any committee thereof (A) shall have amended, modified, rescinded or repealed the recommendation of Coda's Board of Directors to the stockholders of Coda to approve the Merger and the adoption of the Merger Agreement, or (B) shall have adopted any other resolution in connection with the Merger Agreement and the transactions contemplated hereby inconsistent with such recommendation of the consummation of the transactions contemplated thereby; and (viii) by Purchaser, if any representation or warranty of Coda shall have become untrue such that the condition that Coda shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time and that Coda's representations and warranties shall be true and correct when made and at the Effective Time would be incapable of being satisfied by March 15, 1996, or by Coda if any representation or warranty of Purchaser or JEDI shall have become untrue such that the condition that JEDI and Purchaser shall have performed in all material respects their respective agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time and that JEDI and Purchaser's representations and warranties shall be true and correct when made and at the Effective Time would be incapable of being satisfied by March 15, 1996.

     In the event of the termination of the Merger Agreement, no party to the Merger Agreement will have any obligation or liability to the other party, except that (i) JEDI and Purchaser will hold in confidence all information regarding Coda; (ii) the provisions of the Merger Agreement regarding the payment of expenses and termination fees will survive;
(iii) certain provisions regarding the construction and interpretation of the Merger Agreement will survive; and (iv) no party will be relieved from liability for any breach of the Merger Agreement. See "-- Expenses; Termination Fees."

     The amendment, waiver and termination provisions of the Merger Agreement are contained in Article XI of the Merger Agreement.

EXPENSES; TERMINATION FEES

     Except as set forth below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

     If the Merger Agreement is terminated by Purchaser pursuant to clauses
(iii), (v), (vi) or (vii) of the second paragraph of "-- Amendment, Waiver and Termination" above, then Coda has agreed, by wire transfer of immediately available funds to an account designated by Purchaser, to reimburse Purchaser and its affiliates, not later than two business days after Purchaser submits to Coda statements therefor, for all reasonable and necessary out-of-pocket fees and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, financial institutions, experts and consultants) incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement, the arranging of financing for the Merger and all other matters related to the consummation of the transactions contemplated thereby up to a maximum amount of $750,000 (exclusive of any expenses and fees specifically agreed to by Coda and incurred in connection with any proposed placement of subordinated debt to finance or refinance the transactions contemplated by the Merger Agreement) in the case of a termination pursuant to clauses (iii), (v) or (vii) of the second paragraph of "-- Amendment, Waiver and Termination" above and up to a maximum amount of $500,000 (exclusive of any expenses and fees specifically agreed to by Coda and incurred in connection with any proposed placement of subordinated debt to finance or refinance the transactions contemplated by the Merger Agreement) in the case of a termination pursuant to clause (vi) of the second paragraph of "-- Amendment, Waiver and Termination" above. The parties have further agreed that a payment contemplated by this paragraph will not limit Purchaser's or JEDI's right to pursue all other available remedies if Coda has breached the Merger Agreement, although neither JEDI nor Purchaser will be permitted to recover such fees and expenses more than once.

     If the Merger Agreement is terminated by Coda pursuant to clause (iii) of the second paragraph of "-- Amendment, Waiver and Termination" above, then JEDI has agreed, by wire transfer of immediately available funds to an account designated by Coda, to reimburse Coda, not later than two business days after Coda submits to Purchaser statements therefor, for all reasonable and necessary out-of-pocket fees and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, financial institutions, experts and consultants) incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement, and all other matters related to the consummation of the transactions contemplated thereby up to a maximum amount of $750,000 (exclusive of any expenses and fees specifically agreed to by Coda and JEDI and incurred in connection with any proposed placement of subordinated debt to finance or refinance the transactions contemplated by the Merger Agreement). The parties have further agreed that a payment contemplated by this paragraph will not limit Coda's right to pursue all other available remedies if either Purchaser or JEDI has breached the Merger Agreement, although Coda will not be permitted to recover such fees and expenses more than once.

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

     In addition to payment of the expenses as described above, if the Merger Agreement is terminated for any reason other than a termination by Purchaser pursuant to clause (ii) or (viii) of the second paragraph of "-- Amendment, Waiver and Termination" above, or by Coda pursuant to clause (iii) of the second paragraph of "-- Amendment, Waiver and Termination" above, then if (i) a Terminating Other Acquisition Transaction (as defined in the Merger Agreement) is consummated or (ii) an Other Acquisition Transaction (as defined below under "-- No Solicitation of Other Bids") that provides a better value to the holders of Coda Common Stock than the Merger would have provided is consummated prior to the first anniversary of the date of the Merger Agreement, then Coda shall pay to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser, the Break-Up Fee not later than the second business day following such consummation. The parties have agreed that a payment contemplated by this paragraph will not limit Purchaser's right to pursue all other available remedies if Coda has breached the Merger Agreement.

     If (i) prior to the termination of the Merger Agreement, any person (other than Purchaser or any affiliate thereof) or group (as such term is defined under
Section 13(d) of the Exchange Act and the rules and regulations thereunder) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding Coda Common Stock; (ii) either the Merger Agreement is terminated pursuant to clause (vi) of the second paragraph of "-- Amendment, Waiver and Termination" above or such beneficial owner takes any action to oppose or prevent the consummation of the Merger and the Merger Agreement is terminated for any reason; and (iii) an Other Acquisition Transaction is consummated within one calendar year of the date of the Special Meeting, then Coda shall pay to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser, the Break-Up Fee plus all out-of-pocket fees and expenses (of the type and subject to the limitations set forth above) not later than two business days after Purchaser submits to Coda a request therefor. Notwithstanding the foregoing, in no event shall Coda be required to pay the Break-Up Fee more than once as a result of the consummation of any combination of the transactions described above. A payment as set forth above shall not limit Purchaser's right to pursue all other available remedies if Coda has breached the Merger Agreement.

     The provisions regarding the payment of the termination fees and expenses are contained in Section 12.3 of the Merger Agreement.

NO SOLICITATION OF OTHER BIDS

     Prior to the Effective Time, Coda has agreed not to, nor to permit any of its subsidiaries to, nor to authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, initiate, solicit, negotiate or encourage (including by way of furnishing information), or take any other action to facilitate or entertain, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any proposal or offer to acquire all or substantially all of the business of Coda and its subsidiaries, or all or substantially all of the capital stock of Coda, whether by merger, purchase of assets, tender offer, exchange offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to as an "Other Acquisition Transaction") or agree to endorse or recommend any such Other Acquisition Transaction or enter into an agreement relating to an Other Acquisition Transaction. However, pursuant to the terms of the Merger Agreement, Coda and its subsidiaries may negotiate with a corporation, partnership, person or other entity or group (a "Potential Acquirer") if (i) the Potential Acquirer has, in circumstances not involving any prior breach by Coda of the provisions described above, made a tender or exchange offer for, or a proposal to the Board of Directors of Coda to acquire, a majority of the capital stock of Coda or made a proposal for a merger, purchase of all or substantially all of the assets of Coda or other business combination transaction involving a change of control of Coda; (ii) Coda's Board of Directors believes, based in part upon the advice of its financial advisor, and after having an opportunity to discuss any such proposal with the Potential Acquirer, that such Potential Acquirer has the financial wherewithal to consummate such offer or transaction and such offer or transaction would yield a better value to Coda's stockholders than would the Merger (a "Superior Proposal") and (iii) based upon the advice of counsel to Coda to such effect given to the Board of Directors of Coda (notice of which advice has been communicated to Purchaser), Coda's Board of Directors determines in good faith that there is a significant risk that the failure to negotiate with the Potential Acquirer could constitute a breach of the Board's fiduciary duties to the stockholders of Coda. Coda has agreed to promptly advise Purchaser in writing of any request for non-public written information or of any Other Acquisition Transaction, or any inquiry that could reasonably be expected to lead to any Other Acquisition Transaction, the terms and conditions of such request, Other Acquisition Transaction or inquiry, the identity of the person making any such request, Other Acquisition Transaction or inquiry, and whether Coda has elected to negotiate with a Potential Acquirer in accordance with the preceding sentence. Coda has agreed to use its reasonable best efforts to keep Purchaser fully informed of the status and details of any such request, Other Acquisition Transaction, inquiry or negotiation. Coda has further agreed not to enter into a definitive agreement for an Other Acquisition Transaction with a Potential Acquirer with which Coda is permitted to negotiate, as described above, unless (i) at least 10 business days prior to Coda's execution thereof, Coda shall have furnished Purchaser with a description of all of the material terms thereof and (ii) Coda shall have terminated the Merger Agreement in accordance with Section 11.1(e) thereof.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

     All representations, warranties, agreements and covenants set forth in the Merger Agreement will terminate at the Effective Time or upon termination of the Merger Agreement, as the case may be, except that (i) the agreements set forth in Sections 9.3, 9.5(b), 9.8 and 9.9 and Articles III and XII (excluding Section 12.3) of the Merger Agreement will survive the Effective Time indefinitely and
(ii) the agreements set forth in the penultimate sentence of Section 9.1 and in
Article XII (including Section 12.3) of the Merger Agreement will survive termination indefinitely.

SOURCES AND AMOUNT OF FUNDS

     The total amount of funds required by JEDI and Purchaser to acquire all of the then-outstanding shares of capital stock of Coda (including options and warrants to purchase Coda Common Stock, but excluding the Specified Options, the Specified Warrants and shares of Coda Common Stock held by Purchaser), is estimated to be approximately $176.2 million. The actual amount payable will depend, in part, on (i) the number of shares of Coda Common Stock outstanding at the Effective Time and entitled to receive the Merger consideration and (ii) the number of options and warrants to purchase Coda Common Stock outstanding at the Effective Time. See "-- Interests of Certain Persons in the Merger." Coda will also need approximately $6.5 million in cash to pay the fees and expenses associated with effecting the Merger and the financing thereof (including (A) an estimated $3.9 million expected to be paid to ECT Securities Corp., an affiliate of Enron Capital Management Limited Partnership (the general partner of JEDI), as transaction fees in connection with the Loan (defined below), the $90 million equity investment referred to below and the $20 million 15% Cumulative Preferred Stock investment referred to below, (B) $360,000 in fees and expenses to Bear Stearns in connection with the preparation and delivery of its fairness opinion;
(C) approximately $350,000 in legal fees and expenses; (D) approximately $150,000 in printing expenses and postage; (E) approximately $100,000 in accounting fees and expenses; (F) approximately $75,000 in Paying Agent and solicitation fees and expenses; (G) approximately $450,000 in insurance expenses relating to the continued coverage of Coda's directors and officers (see "-- Indemnification and Insurance"); (H) approximately $400,000 in banking expenses;
(I) a $150,000
transaction fee payable to TGV Partners; (J) a $50,000 fee payable to the members of the Special Committee; and (K) approximately $500,000 of miscellaneous expenses). Coda also has agreed to provide loans in exchange for limited recourse promissory notes to certain members of the Management Group in the aggregate principal amount of $937,300 to purchase shares of capital stock of Purchaser. See "--Interests of Certain Persons in the Merger."

     ECT Securities Corp. is a broker-dealer registered as such under the Exchange Act. In connection with the transaction, it has performed and will continue to perform investment banking services. These services consist of assistance in structuring the transaction pursuant to which Coda is being acquired, assisting with negotiations, assisting with arrangements for a portion of the financing and performing other services typically performed by investment bankers in transactions of this type. Prior to the negotiations regarding the proposed Merger, ECT Securities Corp. had no relationships with Coda or any of its affiliates, and its only current relationships with Coda and its affiliates are those provided in the contractual arrangements described in this Proxy Statement.

     JEDI expects Purchaser to have available at the Effective Time approximately $190 million from (i) a $90 million equity investment to be made in Purchaser by JEDI prior to the Effective Time and (ii) proceeds of a $100 million loan to be made to Purchaser by JEDI prior to the Effective Time (the "Loan"). JEDI expects to make the $90 million equity investment and the Loan from a capital call on its partners, from additional borrowings under its $470 million revolving credit facility and from other sources of cash available to JEDI. As of November 30, 1995, JEDI had available for borrowing approximately $285 million under such revolving credit facility. Coda and JEDI currently intend to restructure or otherwise refinance Coda's existing bank credit facility. Coda has begun discussions with its existing bank group regarding the terms of a restructured credit facility. Consummation of the Merger will require the banks' consent under the terms of Coda's existing credit facility. The obligation of JEDI and Purchaser to consummate the Merger under the Merger Agreement is not subject to a condition that any financing be available to JEDI or Purchaser.

     JEDI will make its equity investment in Purchaser by purchasing for $90 million 900,000 shares of Purchaser Common Stock, which will be converted in the Merger into 900,000 shares of Surviving Corporation common stock. Subsequent to the Merger, JEDI will purchase for $20 million 20,000 shares of 15% Cumulative Preferred Stock. The 15% Cumulative Preferred Stock will pay semi-annual dividends at a per annum rate of 15% and will be subject to optional redemption by the Surviving Corporation at any time and subject to mandatory redemption by the Surviving Corporation upon the occurrence of certain events.

     The Loan is currently expected to be a seven year unsecured, senior subordinated loan. The Loan would initially bear interest at a floating rate, but would become a fixed rate loan no later than six months after the date of the Loan. The principal of the Loan would be due in full at maturity. The agreement governing the Loan would contain various representations, warranties, covenants and conditions. JEDI and Coda currently anticipate that the Surviving Corporation will use the proceeds of an offering of up to $125.0 million of senior subordinated indebtedness to refinance the Loan following closing of the Merger.

OPERATION AND MANAGEMENT OF SURVIVING CORPORATION AFTER THE MERGER

     Immediately following the Merger, JEDI and the Management Group will own approximately 98.5% and 1.5%, respectively, of the outstanding shares of Surviving Corporation common stock (approximately 95% and 5%, respectively, on a fully diluted basis, including options granted to the Management Group). JEDI also will purchase 20,000 shares of 15% Cumulative Preferred Stock in the

Surviving Corporation (constituting all issued and outstanding shares of such 15% Cumulative Preferred Stock) subsequent to the Merger. JEDI is exploring the possibility of selling a portion of its equity interest in the Surviving Corporation to a limited number of institutional investors after the Effective Time, although it currently expects to retain a majority of the Surviving Corporation's equity even if such a sale is consummated. In connection with any such sale, such institutional investor or investors may obtain the right to have representatives on the Surviving Corporation's Board of Directors. The Surviving Corporation is expected to continue to manage and operate Coda's business and properties substantially as before the Merger and is expected to maintain Coda's current offices.

     The bylaws of the Surviving Corporation will provide that the Chairman of the Board and the Vice Chairman of the Board of Directors of the Surviving Corporation will be directors. As such, Mr. Douglas H. Miller, as Chairman of the Board of the Surviving Corporation, and Mr. Jarl P. Johnson, as Vice Chairman of the Board of the Surviving Corporation, will be directors of the Surviving Corporation. The other five members of the Board of Directors will be elected by the stockholders of the Surviving Corporation. JEDI anticipates that Mr. Grant W. Henderson will also be elected to one of the other five positions on the Board of Directors of the Surviving Corporation. In addition, the respective executive officers of Coda, with the exception of Mr. T.W. Eubank, Coda's President and Chief Operating Officer, will continue as executive officers of Surviving Corporation. Mr. Henderson will assume the additional title of President, and Mr. Johnson will assume the additional title of Chief Operating Officer. See "-- Interests of Certain Persons in the Merger."

     JEDI and Coda currently intend to study alternatives for maximizing Coda's investment in Taurus. These alternatives could include a sale of Taurus, whether by merger, sale of all or substantially all of the assets of Taurus or sale of all of the capital stock of Taurus. Except as set forth in this Proxy Statement, JEDI and Coda do not have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving Coda or any of its subsidiaries or a sale or other transfer of a material amount of assets of Coda or any other material change in Coda's corporate structure or business or the composition of its management.

     If the Merger is consummated, Coda Common Stock will cease to be listed on the Nasdaq National Market, public trading of Coda Common Stock will cease and the registration of Coda Common Stock under the Exchange Act is expected to be terminated.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF CODA COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES OR TRUSTS, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. NO RULINGS WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE TRANSACTIONS RELATED THERETO. THE DISCUSSION IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. HOLDERS OF CODA COMMON STOCK ARE URGED TO

CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER AND THE RELATED TRANSACTIONS.

     The receipt of cash for shares of Coda Common Stock pursuant to the Merger or pursuant to the exercise of appraisal rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences will vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder who receives cash for shares of Coda Common Stock pursuant to the Merger or pursuant to the exercise of appraisal rights will recognize a gain or loss for federal income tax purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the shares exchanged. Provided the shares of Coda Common Stock constitute capital assets in the hands of the stockholder, the gain or loss will be a capital gain or loss. If the holder has held the shares of Coda Common Stock for more than one year at the time of the exchange, the gain or loss will be a long-term capital gain or loss. The holding period and gain or loss will be determined separately for each share, or block of shares, of Coda Common Stock exchanged pursuant to the Merger Agreement or the appraisal proceedings.

     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired shares of Coda Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations and entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended, such as insurance companies, tax-exempt entities and regulated investment companies.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the "purchase" method of accounting.


                               APPRAISAL RIGHTS

     Pursuant to Section 262 of the DGCL, a stockholder may demand an appraisal of the "fair value" of the stockholder's shares of Coda Common Stock in lieu of accepting the payment to be made pursuant to the Merger. Under the DGCL, only holders of shares of Coda Common Stock are entitled to exercise rights under
Section 262.

     The following is a summary of Section 262 and the procedures that must be followed to perfect appraisal rights thereunder. The complete text of Section 262 is set forth as Appendix C to this Proxy Statement. Under Section 262, a corporation, not less than 20 days prior to the meeting at which a proposed merger is to be voted on, must notify each of its stockholders entitled to appraisal rights as of the record date of the meeting that such appraisal rights are available and include in such notice a copy of Section 262. THIS PROXY STATEMENT CONSTITUTES SUCH NOTICE TO CODA'S STOCKHOLDERS. Stockholders wishing to exercise appraisal rights are urged to review carefully the complete text of
Section 262.

     Stockholders should note that the term "stockholder," as used in Section 262, refers to the holder of record of the shares of Coda Common Stock as to which appraisal rights are exercised, or a person duly authorized and expressly purporting to act on behalf of the record holder. A person having a beneficial interest in shares of Coda Common Stock should act promptly to cause the record holder to follow the procedures described below properly and in a timely manner to perfect any appraisal rights the beneficial owner may have. In addition, if shares of Coda Common Stock are owned of record in a fiduciary capacity, such as by a trustee or custodian, the demand for appraisal should be made in that capacity, and if shares of Coda Common Stock are held of record by more than one person, as in a joint tenancy, the demand should be executed by or on behalf of all owners. An authorized agent may execute the demand on behalf of a holder of record; however, the agent must identify the record owners and expressly disclose that, in executing the demand, the agent is acting as authorized agent for such owners. A record holder, such as a broker, who holds shares of Coda Common Stock as nominee for one or more beneficial owners may exercise such owner's appraisal rights with respect to all or a portion of such shares of Coda Common Stock. In that case, the demand should specify the number of shares of Coda Common Stock covered thereby. Where no such specification is made, the demand will be presumed to cover all shares held of record by such nominee.

     Each stockholder electing to demand an appraisal must deliver to Coda, before the taking of the vote on the Merger, a written demand for appraisal of such stockholder's shares of Coda Common Stock. Such demand must inform Coda of the identity of the stockholder and the stockholder's intent to demand the appraisal of the stockholder's shares of Coda Common Stock. A proxy or vote against the Merger, or an abstention or broker non-vote, will not constitute such a demand; a stockholder electing to take such action must do so by a separate written demand. Such demands should be mailed or delivered to Mr. Joe Callaway, Vice President, General Counsel and Assistant Secretary, Coda Energy, Inc., 5735 Pineland Drive, Suite 300, Dallas, Texas 75231. Within ten days after the Effective Time, the Surviving Corporation will notify each stockholder who has made a proper written demand and who has not voted in favor of or consented to the Merger as of the Effective Time. A vote in favor of the Merger will have the effect of waiving the appraisal rights.

     The right of appraisal may be lost if the procedural requirements of
Section 262 are not followed exactly. If the right of appraisal is lost, the stockholder will be entitled to receive $7.75 in cash, without interest, for each share of Coda Common Stock owned at the Effective Time upon surrender of the Certificates representing such shares of Coda Common Stock.

     Stockholders should also note that Section 262 provides for an appraisal of the "fair value" of shares of Coda Common Stock "exclusive of any element of value arising from the accomplishment or expectation" of the Merger. Accordingly, an appraisal proceeding may result in a determination that the "fair value" of a share of Coda Common Stock is greater than, equal to or less than $7.75.

     Within 120 days after the Effective Time, Coda or any stockholder who has complied with the foregoing procedures may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of the shares of Coda Common Stock of all stockholders who have complied with such procedures. However, since Coda has no obligation to file such a petition and does not currently intend to do so if any stockholders exercise appraisal rights, any stockholder who desires that such a petition be filed is advised to do so on a timely basis. If neither Coda nor any such stockholder files such a petition within that 120-day period, all appraisal rights will terminate and any such stockholders will only be entitled to receive $7.75 in cash, without interest, for each share of Coda Common Stock. Any stockholder may withdraw the stockholder's demand for appraisal at any time within 60 days after the Effective Time (or thereafter with the written consent of Coda) and receive, pursuant to the terms of the Merger, $7.75 in cash, without interest, for each share of Coda Common Stock. Notwithstanding the foregoing, no appraisal proceeding in the Court may be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     Within 120 days after the Effective Time, any stockholder who has complied with the foregoing procedures may also deliver to Coda a written request for a statement listing the aggregate number of shares of Coda Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Coda Common Stock. Such a statement must be mailed to the stockholder within ten days after his written request therefor is received by Coda.

     Upon the filing of any petition by a stockholder demanding appraisal, service of a copy thereof must be made upon Coda, which must, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded appraisal for their shares of Coda Common Stock and with whom agreement as to the value of such shares of Coda Common Stock has not been reached. If a petition is filed by Coda, the petition must be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Coda and to the stockholders shown on such list at the addresses set forth therein, and such notice must also be given by publishing a notice at least one week prior to the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such other publication as the Court deems advisable. The forms of the notices by mail and by publication must be approved by the Court, and the costs thereof will be borne by Coda.

     After determining the stockholders entitled to an appraisal under Section 262, the Court will appraise the shares of Coda Common Stock, determining their fair value, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the "fair value." In determining such fair value, the Court must take all relevant factors into account. The Delaware Supreme Court has stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has also stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

     The Court will direct the payment of the appraised value of the shares of Coda Common Stock, together with interest, if any, by Coda to the stockholders entitled thereto upon surrender of the Certificates representing such shares of Coda Common Stock. The costs of the appraisal may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) to be charged pro rata against the value of all of the shares of Coda Common Stock entitled to an appraisal.

     After the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote shares of Coda Common Stock held by such stockholder for any purpose or to receive dividends or other distributions on his or her shares of Coda Common Stock (except dividends or other distributions payable to stockholders of record prior to the Effective Time).

     ANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS BUT WHO DOES NOT FOLLOW THE PROCEDURES PROVIDED UNDER SECTION 262 IN A PROPER AND TIMELY MANNER WILL BE UNABLE TO PERFECT APPRAISAL RIGHTS. IN THAT CASE, THE SHARES OF CODA COMMON STOCK OWNED BY SUCH STOCKHOLDER IMMEDIATELY PRIOR TO THE EFFECTIVE TIME WILL BE CONVERTED INTO THE RIGHT TO RECEIVE $7.75 PER SHARE IN CASH, WITHOUT INTEREST, PURSUANT TO THE MERGER.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  Set forth below are (i) certain selected historical consolidated financial information of Coda as of and for the years ended December 31, 1990, 1991, 1992, 1993 and 1994, and as of and for the nine months ended September 30, 1994 and 1995; and (ii) certain selected pro forma consolidated financial information of Coda giving effect to the acquisition of Taurus, the acquisition of certain oil and gas properties (the "Mobil Properties") in December 1994, and the acquisition of the SOCO Properties for the year ended December 31, 1994, and as of and for the nine months ended September 30, 1995. The financial data set forth below should be read in conjunction with the financial statements of Coda and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" incorporated by reference in this Proxy Statement from Coda's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, and the Pro Forma Combined Condensed Financial Statements included elsewhere herein.
See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."


                                                                                                            Pro Forma/(2)/
                                                                                                    -----------------------------
                                                                                  Nine Months             Year         Nine Months
                                  Year Ended December 31,/(1)/              Ended September 30,/(1)/     Ended           Ended
                            ---------------------------------------------   ------------------------   December 31,   September 30,
                              1990      1991      1992     1993     1994       1994        1995          1994            1995
                            --------  --------  -------- -------- --------  ---------   ----------    -------------   -------------
                                           (in thousands, except per share amounts)
Statement of
Operations Data:
Revenues...................  $15,428  $22,782   $23,637  $ 40,050  $ 71,586   $ 50,362   $ 71,315        $ 89,970        $ 76,504
Income (loss) from continuing
 operations................    1,829      (65)     (734)    2,334     3,329      2,025      3,917           3,664           4,269
Income (loss) from
 continuing operations
 per common and common
 equivalent  share.........     0.15    (0.01)    (0.06)     0.15      0.15       0.09       0.17            0.16            0.19
Cash dividends  per share..        0        0         0         0         0          0          0               0               0

                                             December 31,/(1)/                  September 30,/(1)/           Pro Forma/(2)/
                            ---------------------------------------------   ------------------------   ----------------------
                              1990      1991      1992     1993     1994       1994        1995          September 30, 1995
                            --------  --------  -------- -------- --------  ---------   ----------     -----------------------
Balance Sheet Data:
Total assets...............  $41,738  $56,010   $82,226  $132,754  $203,102    $180,059    $209,683          $225,683
Long-term debt.............   14,494   28,794    56,563    59,651   105,063      83,893     107,930           123,930
Working capital............    8,173      982       606     4,032     4,982       5,060       5,350             4,250
Book value per share.......     1.57     1.53      1.47      2.99      3.36        3.30        3.50              3.50

----------
(1) Reflects revenues and earnings since date of acquisition of various assets that materially affect comparability with prior years. (See Note 3 of Notes to Consolidated Financial Statements included in Coda's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, incorporated by reference herein.)
(2) See "PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" included elsewhere in this document for a discussion of the preparation of this data.

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The accompanying unaudited pro forma combined condensed statements of operations of Coda for the year ended December 31, 1994, and the nine months ended September 30, 1995, have been prepared as if the acquisition of Taurus, the acquisition of the Mobil Properties and the acquisition of the SOCO Properties (collectively, the "Acquisitions") had occurred on January 1, 1994. The accompanying unaudited pro forma combined condensed balance sheet of Coda as of September 30, 1995 has been prepared as if the acquisition of the SOCO Properties had occurred on that date. See also "RECENT DEVELOPMENTS REGARDING CODA."

  Coda's historical financial information was obtained from either the audited consolidated financial statements included in Coda's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 or the unaudited consolidated financial statements included in Coda's Form 10-Q for the quarterly period ended September 30, 1995 which have been incorporated by reference herein. The historical financial information of the Acquisitions was obtained from internal company reports of the respective sellers and is unaudited. The unaudited pro forma combined condensed financial statements do not purport to represent the financial position or results of operations that would have occurred had such transactions been consummated on the dates indicated or Coda's financial position or results of operation for any future date or period. These unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                              Taurus      Mobil Properties
                                            Historical       Historical                    Pro Forma
                                           Four Months      Eleven Months       SOCO      Adjustments
                                 Coda         Ended             Ended        Properties     for the      Pro Forma
                              Historical  April 30, 1994  November 30, 1994  Historical   Acquisitions   Combined
                              ----------  --------------  -----------------  ----------  --------------  ---------
                                                    (in thousands, except per share amounts)
Revenues:
Oil and gas sales...........     $50,683          $   51             $5,467      $5,129                    $61,330
Gas marketing, gathering
 and processing.............      20,081           7,683                                                    27,764
Other income................         822              54                256         937  $(1,193)/(1)/         876
                                 -------          ------             ------      ------  -------------   ---------
Total revenues..............      71,586           7,788              5,723       6,066         (1,193)     89,970
                                 -------          ------             ------      ------  -------------   ---------
Costs and expenses:
Oil and gas production......      21,646                              2,595       3,596                     27,837
Gas marketing, gathering
 and processing.............      17,357           6,663                                                    24,020
Depletion, depreciation
 and amortization...........      16,419             351                                      272/(2)/      20,449
                                                                                            3,407/(3)/
General and administrative..       3,144             303                                  (1,193)/(1)/       2,254
Interest....................       5,281             174                                    1,644/(4)/       7,099
Business combination........       1,829                                                                     1,829
                                 -------          ------             ------      ------  -------------   ---------
Total costs and expenses....      65,676           7,491              2,595       3,596          4,130      83,488
                                 -------          ------             ------      ------  -------------   ---------
Income (loss) before
 income taxes...............       5,910             297              3,128       2,470         (5,323)      6,482
Income tax expense..........       2,581              29                                      208/(5)/       2,818
                                 -------          ------             ------      ------  -------------   ---------
Net income (loss)...........     $ 3,329          $  268             $3,128      $2,470  $      (5,531)    $ 3,664
                                 =======          ======             ======      ======  =============   =========
Net income per common
 and common equivalent
 share......................       $0.15                                                                     $0.16
                                 =======                                                                 =========
Weighted average number of
 common and common
 equivalent shares
 outstanding................      22,288                                                      978/(6)/      23,266
                                 =======                                                 =============   =========


              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995


                                                           Pro Forma
                                                          Adjustments
                                             SOCO           for the
                                 Coda     Properties  Acquisition of the   Pro Forma
                              Historical  Historical    SOCO Properties    Combined
                              ----------  ----------  -------------------  ---------
                                     (in thousands, except per share amounts)
Revenues:
Oil and gas sales...........     $44,840      $5,159                         $49,999
Gas marketing, gathering
 and processing.............      25,722                                      25,722
Other income................         783         921         $(921)/(1)/         783
                                 -------      ------         -----------   ---------
Total revenues..............      71,345       6,080                (921)     76,504
                                 -------      ------         -----------   ---------
Costs and expenses:
Oil and gas production......      20,045       3,425                          23,470
Gas marketing, gathering
 and processing.............      21,935                                      21,935
Depletion, depreciation
 and amortization...........      14,555                      1,316/(3)/      15,871
General and administrative..       2,361                      (921)/(1)/       1,440
Interest....................       6,330                        805/(4)/       7,135
                                 -------      ------         -----------   ---------
Total costs and expenses....      65,226       3,425               1,200      69,851
                                 -------      ------         -----------   ---------
Income (loss) before
 income taxes...............       6,119       2,655              (2,121)      6,653
Income tax expense..........       2,202                        182/(5)/       2,384
                                 -------      ------         -----------   ---------
Net income (loss)...........     $ 3,917      $2,655         $    (2,303)    $ 4,269
                                 =======      ======         ===========   =========
Net income per common
 and common equivalent
 share......................       $0.17                                       $0.19
                                 =======                                   =========
Weighted average number of
 common and common
 equivalent shares
 outstanding................      22,972                                      22,972
                                 =======                                   =========


                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995



                                                          Pro Forma
                                                         Adjustments
                                                           for the
                                            Coda     Acquisition of the   Pro Forma
                                         Historical    SOCO Properties    Combined
                                         ----------  -------------------  ---------
                                                       (in thousands)

ASSETS:
Current assets:
  Cash and cash equivalents............    $  4,449       $(1,100)/(7)/    $  3,349
  Accounts receivable, net.............      10,800                          10,800
  Other current assets.................       1,462                           1,462
                                           --------       -------------   ---------
Total current assets...................      16,711              (1,100)     15,611
Due from stockholders..................          81                              81
Oil and gas properties, net............     154,124         17,100/(7)/     171,224
Gas plants and gathering
  systems, net.........................      34,536                          34,536
Other properties, net..................       2,197                           2,197
Other assets...........................       2,034                           2,034
                                           --------       -------------   ---------
                                           $209,683       $      16,000    $225,683
                                           ========       =============   =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Current maturities of
    long-term debt.....................    $    453                        $    453
  Accounts payable.....................       9,660                           9,660
  Other current liabilities............       1,248                           1,248
                                           --------                       ---------
Total current liabilities..............      11,361                          11,361
Long-term debt.........................     107,930       $ 16,000/(7)/     123,930
Deferred tax liability.................      13,143                          13,143
Stockholders' equity:
  Common stock.........................         441                             441
  Additional paid-in capital...........      68,572                          68,572
  Retained earnings....................       8,236                           8,236
                                           --------                       ---------
Total stockholders' equity.............      77,249                          77,249
                                           --------       -------------   ---------
                                           $209,683       $      16,000    $225,683
                                           ========       =============   =========


           NOTE TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

          In April 1994, the Company acquired 100% of the issued and outstanding common stock of Taurus. The purchase price consisted of $3.25 million in cash and 1,500,000 shares of Coda Common Stock. The cash portion of the purchase price was funded pursuant to the Company's bank existing credit facility. The majority of Taurus' existing debt was also refinanced with borrowings under the credit facility. The acquisition of Taurus was accounted for as a purchase. As part of the transaction, Mr. Tommie E. Lohman, President of Taurus and a principal shareholder thereof, was appointed to the Board of Directors of the Company and made a loan to the Company in the amount of $1.0 million. The loan is payable in three annual installments of principal plus accrued interest calculated at the rate of seven percent per annum.

          In December 1994, the Company acquired its interest in the Mobil Properties from affiliates of Mobil Corporation. The aggregate purchase price was $13.3 million in cash, all of which was financed by borrowings under the Company's existing bank credit facility. The acquisition was accounted for by the purchase method of accounting. Prior to the acquisition, the Mobil Properties were included in the consolidated financial statements of the seller and were not accounted for as a separate entity.

          In October 1995, Coda acquired from Snyder interests in 63 producing oil and gas properties located in West Texas referred to herein. The aggregate purchase price was $17.1 million in cash, of which $16.0 million was financed by borrowings under Coda's existing credit facility. The acquisition was accounted for by the purchase method of accounting. Prior to the acquisition, the SOCO Properties were included in the consolidated financial statements of Snyder and were not accounted for as a separate entity.

          The accompanying unaudited pro forma combined condensed statements of operations have been prepared as if the Acquisitions occurred on January 1, 1994, and reflect the following adjustments:

          (1) To reclassify fees from overhead charges billed to working interest owners, which are classified as a reduction of general and administrative expenses in Coda's consolidated statements of operations.

          (2) To adjust depletion, depreciation and amortization to reflect the acquisition of Taurus.

          (3) To adjust depletion, depreciation and amortization to reflect the effect of the acquisition of the SOCO and Mobil Properties. Depletion, depreciation and amortization of oil and gas properties is computed using the unit-of-production method.

          (4) To adjust interest expense for the estimated amounts Coda would have incurred on the incremental borrowings pursuant to Coda's credit facility used to make the Acquisitions. The interest rate used was based on the interest rate options provided for in Coda's credit facility in effect at the time.

          (5) To adjust the provision for income taxes for the change in financial taxable income resulting from inclusion of the historical results of the Acquisitions and adjustments (2), (3) and (4).

          (6) To adjust the weighted average shares outstanding for the shares issued to the Taurus shareholders.

          The accompanying unaudited pro forma combined condensed balance sheet has been prepared as if the acquisition of the SOCO Properties occurred on September 30, 1995, and reflects the following adjustment:

          (7) To record the purchase price of the SOCO Properties and the related borrowings under the Company's credit facility.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          For a discussion of Coda's financial condition and results of operations during the two most recent fiscal years and for the first, second and third fiscal quarters of 1995, see the discussions entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in Coda's annual report on Form 10-K for the fiscal year ended December 31, 1994, and its quarterly reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, all of which reports are incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "RECENT DEVELOPMENTS REGARDING CODA."


                                DIVIDENDS ON AND
                       MARKET PRICES OF CODA COMMON STOCK

CODA

          Coda Common Stock is quoted on the Nasdaq National Market under the trading symbol "CODA." The following table sets forth, for the calendar periods indicated, the high and low closing prices per share of Coda Common Stock, as reported in the Nasdaq Monthly Statistical Report. These prices reflect inter-dealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions.

                                                        High       Low
                                                      ---------  --------
          1993
          ----
          First Quarter.............................   $  5 1/8   $ 4
          Second Quarter............................      7 5/8     5 1/4
          Third Quarter.............................      6 7/8     5 5/8
          Fourth Quarter............................      7         4 1/2

          1994
          ----
          First Quarter.............................   $  5 7/8   $ 4 5/8
          Second Quarter............................      6 7/8     4 5/8
          Third Quarter.............................      7 1/4     5 7/8
          Fourth Quarter............................      7         5 5/8

          1995
          ----
          First Quarter.............................   $  6 3/8   $ 5 3/8
          Second Quarter............................      7 3/8     5 5/8
          Third Quarter.............................      7 1/2     6 1/8
          Fourth Quarter............................      7 3/4     6 7/8

          1996
          ----
          First Quarter (through January 17, 1996)..   $  7 33/64 $ 7 5/16

     Payment of dividends on Coda Common Stock is prohibited by the terms of Coda's credit agreement with NationsBank of Texas, N.A. In addition, under the DGCL, dividends may only be paid out of current or prior year's earnings or capital surplus. As of September 30, 1995, Coda met the requirements under the DGCL for the payment of dividends and such conditions were also met for the fiscal year ended December 31, 1994. However, Coda has not paid cash dividends to date on shares of Coda Common Stock and does not intend to pay dividends in the foreseeable future.

     On April 25, 1995, the last full trading day prior to the public announcement that Mr. Douglas H. Miller, Chairman of the Board and Chief Executive Officer of Coda, had informed Coda's Board of Directors that he was actively pursuing discussions concerning a possible buyout of Coda, the reported Nasdaq National Market high and low sales prices per share of Coda Common Stock were $7 1/8 and $6 7/8, respectively. On August 23, 1995, the last full trading day prior to the public announcement that ECT had submitted an offer to acquire all of the outstanding shares of Coda Common Stock in a transaction in which stockholders would receive $8.00 per share in cash, the reported Nasdaq National Market high and low sales prices per share of Coda Common Stock were $6 1/2 and $6 1/4, respectively. On October 30, 1995, the last full trading day prior to the public announcement that Coda and JEDI had executed the Merger Agreement, the reported Nasdaq National Market high and low sales prices per share of Coda Common Stock were $7 3/8 and $7 5/16. On December 21, 1995, the last full trading day prior to the public announcement that Coda and JEDI had executed the First Amendment removing the condition to closing that Taurus be sold on terms acceptable to JEDI and lowering the purchase price for Coda Common Stock to $7.75 per share, the reported Nasdaq National Market high and low sales prices per share of Coda Common Stock were $7 1/2 and $7 3/8, respectively. On January 10, 1996, the last trading day prior to the public announcement that Coda and JEDI had executed the Second Amendment, the reported Nasdaq National Market high and low sales prices per share of Coda Common Stock were $7 15/32 and $7 7/16, respectively. On January 17, 1996, the most recent available date prior to printing this Proxy Statement, the reported Nasdaq National Market high and low sales prices per share of Coda Common Stock were $7 35/64 and $7 1/2, respectively. Stockholders are urged to obtain current market quotations from publicly-available sources.

JEDI AND PURCHASER

     Purchaser is a privately-held corporation, and, therefore, no market value information is available with respect to its capital stock. JEDI is a privately-held limited partnership, and, therefore, no market value information is available with respect to its capitalization.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth the name and address of each stockholder of Coda who is known by Coda to beneficially own more than five percent of the outstanding Coda Common Stock, the number of shares beneficially owned by each, and the percentage of outstanding Coda Common Stock so owned, as of December 1, 1995. As of December 1, 1995, there were 22,088,903 shares of Coda Common Stock outstanding. All such information is derived from Schedules 13G filed by each party named below with the Commission as of December 31, 1994.

                                                    Amount and
                              Name and Address      Nature of
                               of Beneficial        Beneficial      Percent of
      Title of Class               Owner            Ownership          Class
  -----------------------    ------------------     ----------     -------------
Coda Common Stock            Metropolitan Life    1,145,300 /(2)/           5.18
                             Insurance
                             Company/(1)/
                             One Madison Avenue
                             New York, NY 10010

Coda Common Stock            State Street         1,145,300 /(2)/           5.18
                             Research &
                             Management
                             Company /(1)/
                             One Financial
                             Center, 30th Floor
                             Boston, MA
                             02111-2690

----------
(1) State Street Research & Management Company ("State Street") is a registered investment advisor. According to State Street, all securities reported by it are in fact owned by its clients and State Street disclaims any beneficial interest therein. According to information contained in the Schedule G filed by Metropolitan Life Insurance Company ("Metropolitan Life"), the shares of Coda Common Stock reported by State Street are the same shares reported by Metropolitan Life.

(2) Metropolitan Life and State Street have sole investment power with respect to all of the shares but have sole voting power with respect to only 811,000 shares.

     The following table sets forth information as of December 1, 1995, with respect to shares of Coda Common Stock beneficially owned by each of Coda's present directors, Coda's Chief Executive Officer and the four other most highly compensated executive officers (being Messrs. Eubank, Henderson, Johnson and Lohman), and all of Coda's directors and executive officers as a group, and the percentage of the outstanding Coda Common Stock so owned by each. As of December 1, 1995, there were 22,088,903 shares of Coda Common Stock outstanding.

                              Directors and
                                  Named             Amount and Nature
                                Executive             of Beneficial      Percent of
      Title of Class            Officers              Ownership/(1)/        Class
  ----------------------     ---------------        -----------------   -------------
Coda Common Stock            Earl E. Ellis                 217,736/(2)/          1.0
Coda Common Stock            T. W. Eubank                  473,403/(3)/          2.1
Coda Common Stock            Walter B. Hailey, Jr.         225,554/(4)/          1.0
Coda Common Stock            Grant W. Henderson             31,728/(5)/         /(13)/
Coda Common Stock            Frank P. Horlock              118,169/(6)/         /(13)/
Coda Common Stock            Jarl P. Johnson               924,620/(7)/          4.2
Coda Common Stock            David A. Keener               149,698/(8)/         /(13)/
Coda Common Stock            Tommie E. Lohman              551,148/(9)/          2.5
Coda Common Stock            Douglas H. Miller             778,953/(10)/         3.4
Coda Common Stock            Worthy R. Warnack, M.D.       123,048/(11)/        /(13)/
Coda Common Stock            All directors and
                             executive officers
                             as a group (13 persons)     3,712,348/(12)/        15.9

----------
(1) Unless otherwise indicated, all shares are owned directly by the named person and he has sole voting and investment power with respect to such shares.
(2)  Includes (i) warrants to purchase 25,000 shares exercisable within 60 days;
     (ii) 6,000 shares owned by Suni Ellis, daughter of Mr. Ellis, as to which beneficial ownership is disclaimed; and (iii) 72,750 shares held in Mr. Ellis' account by a trustee under the Benjamin Jacobson & Sons Money Purchase Pension Plan, over which Mr. Ellis holds dispositive power.

(3)  Includes (i) warrants to purchase 25,000 shares exercisable within 60 days;
     (ii) options to purchase 51,000 shares exercisable within 60 days; and
     (iii) 10,000 shares held in Mr. Eubank's account by a trustee under Coda's 401(k) Employee Savings Plan, over which Mr. Eubank holds dispositive power.

(4) Includes (i) warrants to purchase 100,000 shares exercisable within 60 days; (ii) options to purchase 41,250 shares exercisable within 60 days;
     (iii) 13,235 shares owned by Barbara Hailey, wife of Mr. Hailey, as to which beneficial ownership is disclaimed; (iv) 350 shares owned by Michael Hailey, son of Mr. Hailey, as to which beneficial ownership is disclaimed; and (v) 28,800 shares owned by a trust of which Mr. Hailey is a co-trustee.

(5)  Includes options to purchase 25,839 shares exercisable within 60 days.

(6)  Includes warrants to purchase 100,000 shares exercisable within 60 days.

(7)  Includes (i) warrants to purchase 25,000 shares exercisable within 60 days;
     (ii) options to purchase 2,917 shares exercisable within 60 days; and (iii) 250,000 shares owned by a trust of which Mr. Johnson is the trustee.

(8) Includes (i) warrants to purchase 100,000 shares exercisable within 60 days; and (ii) options to purchase 41,250 shares exercisable within 60 days.

(9)  Includes (i) warrants to purchase 25,000 shares exercisable within 60 days;
     (ii) options to purchase 2,500 shares exercisable within 60 days; and (iii) 14,608 shares held in Mr. Lohman's account by a trustee under Coda's 401(k) Employee Savings Plan, over which Mr. Lohman holds dispositive power.

(10) Includes (i) warrants to purchase 525,000 shares exercisable within 60 days; (ii) options to purchase 33,660 shares exercisable in 60 days; and
     (iii) 12,240 shares held in Mr. Miller's account by a trustee under Coda's 401(k) Employee Savings Plan, over which Mr. Miller holds dispositive power.

(11) Includes warrants to purchase 100,000 shares exercisable within 60 days.

(12) Includes (i) all shares, options and warrants referenced in notes (2) through (11) above; (ii) 28,585 shares held directly or indirectly by other executive officers of Coda; and (iii) options to purchase 89,706 shares exercisable within 60 days held by other executive officers.

(13) Less than one percent.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as independent certified public accountants to audit the books and accounts of Coda and its consolidated subsidiaries for its current fiscal year. Ernst & Young LLP has audited the books and accounts of Coda starting with Coda's fiscal year ended June 30, 1990.

     Coda expects that one or more representatives from Ernst & Young LLP will be present at the Special Meeting with the opportunity to make statements if they so desire. Coda expects that these representatives will also be able to respond to appropriate questions from the floor at the Special Meeting.

                                OTHER BUSINESS

     The only business to come before the meeting of which the management is aware is set forth in this Proxy Statement. If any other business is presented, it is intended that discretionary authority to vote the proxies shall be exercised with respect thereto.

                             STOCKHOLDER PROPOSALS

     If the Merger is consummated, the 1996 Annual Meeting of Stockholders of Coda will not occur. If the Merger is not consummated, any stockholder desiring to submit a proposal for inclusion in Coda's proxy statement and form of proxy relating to the 1996 Annual Meeting of Stockholders of Coda must have advised the Secretary of Coda of such proposals in writing, not later than January 15, 1996. All such proposals must comply with Rule 14a-8 promulgated by the Commission under the Exchange Act.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. Incorporated by reference in this Proxy Statement as of the date of filing, and subject in each case to information contained in this Proxy Statement, are the following documents filed by Coda with the Commission pursuant to the Exchange Act.

     (i)    Annual Report on Form 10-K for the fiscal year ended December 31,
            1994;

     (ii)   Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

     (iii)  Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

     (iv)   Quarterly Report on Form 10-Q for the quarter ended September 30,
            1995;

     (v) Current Report on Form 8-K dated April 29, 1994, as amended by Form 8-K/A No. 1 dated June 14, 1994, and Form 8-K/A No. 2, dated
            August 17, 1994;

     (vi)   Current Report on Form 8-K dated April 26, 1995;

     (vii)  Current Report on Form 8-K dated May 2, 1995;

     (viii) Current Report on Form 8-K dated May 17, 1995;

     (ix)   Current Report on Form 8-K dated August 24, 1995;

     (x)    Current Report on Form 8-K dated October 30, 1995;

     (xi)   Current Report on Form 8-K dated December 22, 1995; and

     (xii)  Current Report on Form 8-K dated January 10, 1996.

     CODA WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND NOT ATTACHED HERETO AS AN APPENDIX (OTHER THAN EXHIBITS AND SCHEDULES TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS OR SCHEDULES ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). EXHIBITS AND SCHEDULES NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE PROVIDED UPON THE PAYMENT OF A REASONABLE FEE. SUCH REQUESTS SHOULD BE DIRECTED TO CODA ENERGY, INC., 5735 PINELAND DRIVE, SUITE 300, DALLAS, TEXAS 75231 (TELEPHONE: (800) 486-2632 OR
(214) 692-1800), ATTENTION: KAREN FURRY, INVESTOR RELATIONS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE MADE BY FEBRUARY 9, 1996.

     All documents filed by Coda pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Proxy Statement, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                  APPENDICES

     EACH OF THE FOLLOWING APPENDICES CONSTITUTES A PART OF THIS PROXY STATEMENT AND SHOULD BE CONSIDERED AS SUCH.

                                  APPENDIX A

                         AGREEMENT AND PLAN OF MERGER
                                      AND
                  AMENDMENTS TO AGREEMENT AND PLAN OF MERGER

                                   AGREEMENT

                                      AND

                                PLAN OF MERGER


                                 BY AND AMONG


                            CODA ACQUISITION, INC.,


                     JOINT ENERGY DEVELOPMENT INVESTMENTS
                              LIMITED PARTNERSHIP


                                      AND

                               CODA ENERGY, INC.


                         DATED AS OF OCTOBER 30, 1995

                         AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I THE MERGER..................................................................1
Section 1.1   The Merger..............................................................1
              ----------
Section 1.2   Effective Time of the Merger............................................1
              ----------------------------

ARTICLE II THE SURVIVING CORPORATION..................................................2
Section 2.1   Certificate of Incorporation............................................2
              ----------------------------
Section 2.2   By-Laws.................................................................2
              -------
Section 2.3   Board of Directors and Officers of the Surviving Corporation............2
              ------------------------------------------------------------
Section 2.4   Effects of Merger.......................................................2
              ----------------

ARTICLE III CONVERSION OF SECURITIES..................................................2
Section 3.1   Merger Consideration....................................................2
              --------------------
Section 3.2   Paying Agent and Surrender of Certificates..............................3
              ------------------------------------------
Section 3.3   Dissenting Shares.......................................................4
              -----------------
Section 3.4   Conversion of Sub Securities............................................4
              ----------------------------
Section 3.5   Stockholders to Have No Further Rights..................................4
              --------------------------------------
Section 3.6   Stock Options and Warrants..............................................5
              --------------------------
Section 3.7   Stockholders' Meeting...................................................6
              ---------------------
Section 3.8   Closing of the Company's Transfer Books.................................6
              ---------------------------------------
Section 3.9   Closing.................................................................6
              -------

ARTICLE IV DEFINITIONS................................................................7

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SUB......................................12
Section 5.1   Organization and Qualification.........................................12
              ------------------------------
Section 5.2   Authority Relative to this Agreement...................................12
              ------------------------------------
Section 5.3   Information in Proxy Statement.........................................13
              ------------------------------
Section 5.4   Capitalization of Sub..................................................13
              ---------------------
Section 5.5   Financing..............................................................13
              ---------
Section 5.6   Operations of the Company Following the Merger.........................13
              ----------------------------------------------
Section 5.7   Finder's Fees..........................................................14
              -------------
Section 5.8   Review of Company......................................................14
              -----------------

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF JEDI....................................14
Section 6.1   Organization...........................................................14
              ------------
Section 6.2   Authority and Capacity.................................................14
              ----------------------
Section 6.3   Financial Information..................................................15
              ---------------------
Section 6.4   Operations of the Company Following the Merger.........................15
              ----------------------------------------------
Section 6.5   Information in Proxy Statement.........................................15
              ------------------------------

Section 6.6   Finder's Fees..........................................................15
              -------------
Section 6.7   Review of Company......................................................15
              -----------------

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................16
Section 7.1   Organization and Qualification.........................................16
              ------------------------------
Section 7.2   Capitalization.........................................................16
              --------------
Section 7.3   Subsidiaries...........................................................16
              ------------
Section 7.4   Authority Relative to this Agreement...................................17
              ------------------------------------
Section 7.5   Reports and Financial Statements.......................................18
              --------------------------------
Section 7.6   Absence of Certain Changes or Events...................................18
              ------------------------------------
Section 7.7   Litigation.............................................................19
              ----------
Section 7.8   Information in Disclosure Documents....................................19
              -----------------------------------
Section 7.9   Employee Benefits Plans; Labor Matters.................................19
              --------------------------------------
Section 7.10  Environmental Matters..................................................21
              ---------------------
Section 7.11  Public Utility Holding Company Act.....................................22
              ----------------------------------
Section 7.12  Futures Trading and Fixed Price Exposure...............................22
              ----------------------------------------
Section 7.13  Takeover Provisions Inapplicable.......................................22
              --------------------------------
Section 7.14  Fairness Opinion.......................................................23
              ----------------
Section 7.15  Finder's Fees..........................................................23
              -------------
Section 7.16  Compliance with Applicable Laws........................................23
              -------------------------------
Section 7.17  Taxes..................................................................23
              -----
Section 7.18. Certain Agreements.....................................................24
              ------------------
Section 7.19. Engineering Reports....................................................24
              -------------------
Section 7.20  Oil and Gas Reserve Information........................................24
              -------------------------------
Section 7.21  Title to Property......................................................25
              -----------------
Section 7.22  Insurance..............................................................25
              ---------
Section 7.23  Affiliate Transactions.................................................25
              ----------------------
Section 7.24  Taurus Energy..........................................................26
              -------------

ARTICLE VIII CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME.........................26
Section 8.1   Conduct of Business by the Company.....................................26
              ----------------------------------
Section 8.2   Obligations of JEDI and Sub............................................28
              ----------------------------
Section 8.3   Notice of Breach.......................................................28
              ----------------

ARTICLE IX ADDITIONAL AGREEMENTS.....................................................29
Section 9.1   Access and Information.................................................29
              ----------------------
Section 9.2   Proxy Statement........................................................29
              ---------------
Section 9.3   Indemnification........................................................30
              ---------------
Section 9.4   HSR Act................................................................31
              -------
Section 9.5   Reasonable Best Efforts................................................31
              -----------------------
Section 9.6   No Solicitation........................................................32
              ---------------
Section 9.7   Taurus Disposition.....................................................33
              ------------------
Section 9.8   JEDI...................................................................33
              ----
Section 9.9   Certain Employee Benefit Matters.......................................34
              --------------------------------

ARTICLE X CONDITIONS PRECEDENT.......................................................34
Section 10.1  Conditions to Each Party's Obligation to Effect the Merger.............34
              ----------------------------------------------------------
Section 10.2  Conditions to Obligation of the Company to Effect the Merger...........35
              ------------------------------------------------------------
Section 10.3  Conditions to Obligations of Sub to Effect the Merger..................35
              -----------------------------------------------------

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER.........................................36
Section 11.1  Termination............................................................36
              -----------
Section 11.2  Effect of Termination..................................................38
              ---------------------
Section 11.3  Amendment..............................................................38
              ---------
Section 11.4  Waiver.................................................................38
              ------

ARTICLE XII GENERAL PROVISIONS.......................................................38
Section 12.1  Non-Survival of Representations and Warranties.........................38
              ----------------------------------------------
Section 12.2  Notices................................................................38
              -------
Section 12.3  Expenses; Termination Fees.............................................40
              --------------------------
Section 12.4  Publicity..............................................................41
              ---------
Section 12.5  Interpretation.........................................................41
              --------------
Section 12.6  Severability...........................................................41
              ------------
Section 12.7  Miscellaneous..........................................................42
              -------------

                            SCHEDULES AND EXHIBITS

Exhibit A - Opinion of Vinson & Elkins L.L.P.
Exhibit B-1 - Opinion of Haynes and Boone L.L.P.
Exhibit B-2 - Opinion of Joe Callaway
Exhibit 2.1 - Restated Certificate of Incorporation of Surviving Corporation
Exhibit 3.6(a)(2) - Option Relinquishment and Release Agreement
Exhibit 3.6(b)(2) - Warrant Relinquishment and Release Agreement
Schedule 3.6(a)(1) - Specified Options and Warrants
Schedule 6.1 - JEDI Partners
Schedule 7.1 - Charter, By-laws and Jurisdictions
Schedule 7.3 - Subsidiaries of Company and Interests in Other Entities
Schedule 7.4 - Conflicting Provisions and Regulatory Requirements
Schedule 7.6 - Recent Developments
Schedule 7.7 - Litigation
Schedule 7.9(a) - Employee Benefit Plans
Schedule 7.9(b) - ERISA and Plan Exceptions
Schedule 7.9(d) - Severance Agreements
Schedule 7.9(e) - Employee Benefits
Schedule 7.9(f) - Plan Developments
Schedule 7.10 - Environmental Issues
Schedule 7.12 - Trading Positions
Schedule 7.15 - Finder's Fees
Schedule 7.16 - Violations of Laws
Schedule 7.17 - Delinquent Taxes
Schedule 7.18 - Additional Agreements
Schedule 7.20 - Oil and Gas Exceptions
Schedule 7.22 - Insurance Coverage
Schedule 7.23 - Affiliate Transactions
Schedule 7.24 - Taurus Transactions
Schedule 8.1(c) - Capital Expenditure Budget
Schedule 8.1(d) - Additional Benefit Arrangements
Schedule 10.3(f) - Employment, Subscription and Stockholder Agreements

                         AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 30, 1995, by and among Coda Acquisition, Inc., a Delaware corporation ("Sub"), Coda Energy, Inc., a Delaware corporation (the "Company") and Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI"):

                             W I T N E S S E T H:
                             - - - - - - - - - -

          WHEREAS, JEDI and the Company desire to effect a merger of Sub with and into the Company (the "Merger");

          WHEREAS, the Board of Directors of the Company has appointed a special committee of independent directors (the "Special Committee") to consider the Merger;

          WHEREAS, the Special Committee, with the advice and assistance of Bear, Stearns & Co. Inc. and independent legal counsel, has unanimously recommended (subject to the satisfaction of the conditions precedent set forth herein) that the Board of Directors of the Company approve this Agreement and the transactions contemplated hereby;

          WHEREAS, the Board of Directors of the Company has determined it advisable and in the best interests of the Company's stockholders to consummate the Merger, upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the Board of Directors of Sub has determined it advisable and in the best interests of Sub's stockholders to consummate the Merger, upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

          Section 1.1  The Merger.  Upon the terms and subject to the conditions
                       ----------
set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence in accordance with the DGCL.

          Section 1.2  Effective Time of the Merger.  The Merger shall become
                       ----------------------------
effective at the date and time (the "Effective Time") when a properly executed certificate of merger, in such form as is required by and executed in accordance with the DGCL, is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties hereto shall have provided in such certificate.

The parties hereto shall cause such filing to occur as soon as practicable on or after the Closing Date (as hereinafter defined).

                                  ARTICLE II

                           THE SURVIVING CORPORATION

          Section 2.1  Certificate of Incorporation.  At the Effective Time, the
                       ----------------------------
Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as set forth in Exhibit 2.1 hereto, and such Restated Certificate of Incorporation, as so amended, shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

          Section 2.2  By-Laws.  The By-laws of the Company as in effect at the
                       -------
Effective Time shall be the By-laws of the Surviving Corporation and shall be amended and restated to conform to the By-laws of Sub as in effect immediately prior to the Effective Time, until thereafter further amended as provided by law.

          Section 2.3  Board of Directors and Officers of the Surviving
                       ------------------------------------------------
Corporation. The directors of Sub and the officers designated by Sub prior to
------------
the Effective Time of the Company immediately prior to the Effective Time, subject to the applicable provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

          Section 2.4  Effects of Merger.  The Merger shall have the effects set
                       -----------------
forth in Section 259 of the DGCL. The corporate existence of the Company, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware and shall succeed to all rights, assets, liabilities, properties, privileges, powers, franchises and obligations of Sub in accordance with the DGCL.

                                  ARTICLE III

                           CONVERSION OF SECURITIES

          Section 3.1  Merger Consideration.  At the Effective Time, by virtue
                       --------------------
of the Merger and without any action on the part of Sub, the Company or their respective stockholders (other than the filing of the certificate of merger referred to in Section 1.2 hereof) (a) each share (a "Share") of common stock, par value $0.02 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by Sub, (ii) Shares held in the treasury of the Company or owned by any subsidiary of the Company and (iii) Dissenting Shares (as hereinafter defined) in respect of which appraisal rights are properly exercised and perfected) shall be canceled and extinguished and be converted automatically into the right to receive, pursuant to Section 3.2 hereof, $8.00 per Share in cash, without interest thereon (the "Merger Consideration"), less any required withholding of taxes, which Merger Consideration shall be payable upon surrender of the certificate formerly representing such Share (a "Certificate") in the manner provided in Section 3.2(b), (b) each Share then held in the treasury of the Company and each Share owned by any subsidiary of the Company shall be canceled and retired without conversion thereof and without payment of any consideration and shall cease to exist, and (c) each Share owned beneficially or of record by Sub immediately prior to the Effective Time shall be canceled and retired without conversion thereof and without payment of any consideration and shall cease to exist.

          Section 3.2  Paying Agent and Surrender of Certificates.  (a) Prior to
                       ------------------------------------------
the Effective Time, the Company and Sub shall appoint a bank reasonably acceptable to the Company, and having a place of business in New York City, as paying agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 3.1. At Closing, JEDI shall cause to be deposited in trust with the Paying Agent, cash in the aggregate amount equal to the sum of (i) the cash consideration required pursuant to Section 3.6 to make payments with respect to Outstanding Options and Outstanding Warrants and (ii) the product of
(A) the number of Shares outstanding immediately prior to the Effective Time (other than Shares held by Sub and Shares held in the treasury of the Company) and (B) the Merger Consideration. Such funds shall be invested by the Paying Agent as directed by JEDI, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the Commission (as hereinafter defined) or otherwise); provided, however, that no loss on any investment made pursuant to this Section 3.2(a) shall relieve JEDI or the Surviving Corporation of its obligation to pay the Merger Consideration for each Share outstanding immediately prior to the Effective Time. JEDI shall promptly replace, or cause to be replaced, any monies lost through any investment made pursuant to this
Section 3.2(a).

          (b) As soon as practicable after the Effective Time, JEDI shall cause the Surviving Corporation to mail to each person who was a record holder of Shares immediately prior to the Effective Time (other than holders of Dissenting Shares, Sub, the Company and the Company's subsidiaries), a form of letter of transmittal and instructions for use in effecting the surrender for payment of Certificates that immediately prior to the Effective Time represented Shares. Upon surrender of a Certificate to the Paying Agent, together with a duly executed and completed letter of transmittal and any other required documents, the holder of the Certificate shall receive in exchange , and the Paying Agent will pay (via U.S. mail. postage prepaid) as soon as practicable to such holder, cash in an amount equal to the product of the number of Shares represented by the Certificate or Certificates surrendered and the Merger Consideration, without any interest thereon and less any required withholding of taxes, and such Certificate(s) shall forthwith be canceled. If the payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that (y) the person requesting such payment shall either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. The

Surviving Corporation shall pay all charges and expenses (except those taxes described in the immediately preceding sentence and expenses incurred by the holders of Certificates in tendering their Certificates), including those of the Paying Agent, in connection with the distribution of the Merger Consideration. After the Effective Time, until surrendered in accordance with the provisions of this Section 3.2(b), a Certificate shall represent only the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon. On or after the one-hundred eightieth day following the Effective Time, the Surviving Corporation may by written request require the Paying Agent to pay to the Surviving Corporation that portion of the funds deposited with the Paying Agent pursuant to this
Section 3.2(b) (and any income earned thereon) that have not been disbursed pursuant to this Section 3.2(b), and holders of Certificates shall thereafter look only to the Surviving Corporation for any payment to be made pursuant to this Section 3.2(b). Notwithstanding anything to the contrary, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a holder of a Certificate for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

          Section 3.3  Dissenting Shares.  Notwithstanding anything in this
                       -----------------
Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have properly exercised appraisal rights with respect thereto under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration as provided in Sections 3.1 and 3.2, but the holders of Dissenting Shares shall be entitled to receive such payment of the appraised value of such Shares held by them from the Surviving Corporation (or the Paying Agent, if applicable) as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the DGCL, each such holder's Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon and less any required withholding of taxes as provided in Section 3.1, and upon surrender of the Certificate(s) representing such Shares, in the manner provided in Section 3.2, such Shares shall no longer be Dissenting Shares.

          Section 3.4  Conversion of Sub Securities.  At the Effective Time,
                       ----------------------------
each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one fully paid and nonassessable share of the common stock of the Surviving Corporation.

          Section 3.5  Stockholders to Have No Further Rights.  At and after the
                       --------------------------------------
Effective Time, the holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for (i) the right to surrender such Certificate in exchange for the amount of Merger Consideration to which such holder is entitled under this Agreement, or (ii) the rights available under the DGCL for Dissenting Shares.

          Section 3.6  Stock Options and Warrants.
                       --------------------------

          (a) Following the execution of this Agreement, the Company shall use its reasonable best efforts to cause all holders of options to purchase Company Common Stock granted under the Company's 1989 Incentive Stock Option Plan and the 1993 Incentive Stock Option Plan, each as amended (collectively, the "Stock Option Plans"), except for the options referred to in Schedule 3.6(a)(1) of the Company Disclosure Schedule (the "Specified Options"), to execute prior to the Effective Time an Option Relinquishment and Release Agreement (herein so called) in the form attached hereto as Exhibit 3.6(a)(2). As soon as practicable after the Effective Time, JEDI and the Surviving Corporation shall cause the Paying Agent to pay (via U.S. mail, postage prepaid) to such holders who have previously delivered an Option Relinquishment and Release Agreement the cash amount equal to the product of (i) the number of shares of Company Common Stock subject to such option (irrespective of whether such option is then exercisable) and (ii) the amount by which $8.00 exceeds the exercise or strike price per share of Company Common Stock subject to such option immediately prior to the Effective Time, less any required withholding taxes. In the event that an option holder fails to deliver an Option Relinquishment and Release Agreement prior to the Effective Time, such holder's options (the "Outstanding Options") shall, in accordance with the terms and conditions of the governing Stock Option Plan and the holder's stock option agreement(s), be converted without any action on the part of the holder thereof into the right to receive an amount equal to the Merger Consideration, upon the exercise of such holder's options in accordance with, and within the time period prescribed by, the applicable Stock Option Plan and the holder's stock option agreement(s). The Surviving Corporation shall pay, or cause the Paying Agent to pay (via U.S. mail, postage prepaid), to each holder of Outstanding Options the Merger Consideration, less any required withholding taxes, as promptly as practicable after receiving a valid exercise of such options by the holder thereof. To the extent that options to purchase Company Common Stock are exercised by holders prior to the Effective Time, such holders shall receive Certificates evidencing the Shares underlying such options and may surrender such Certificates to the Paying Agent after the Effective Time for payment in cash, as provided in Article III hereof. As of the Effective Time, the Specified Options shall be canceled without exercise and without payment of consideration and shall cease to exist, in accordance with the provisions of the subscription agreement executed by the holders of such options relating to their equity ownership of the Surviving Corporation.

          (b) Following the execution of this Agreement, the Company shall send to all holders of warrants to purchase Company Common Stock granted under the Company's Compensation Plan for Directors (the "Warrant Plan") and the warrant to purchase Company Common Stock issued to Douglas H. Miller as of October 26, 1989 (together, the "Outstanding Warrants"), except for the warrants referred to in Schedule 3.6(a)(1) of the Company Disclosure Schedule (the "Specified Warrants"), written notice (i) of the Merger contemplated hereby, (ii) that all unvested warrants are deemed fully vested pursuant to Section 6 of the Warrant Plan or otherwise, and (iii) that all unexercised Warrants held by such persons shall be cancelled as of the Effective Time pursuant to Section 6 of the Warrant Plan or otherwise. In lieu of having to exercise their warrants, the Company also shall send to all such persons a Warrant Relinquishment and Release Agreement (herein so called) in the form attached hereto as Exhibit 3.6(b)(2) for execution and delivery by the warrant holder prior to the Effective Time permitting the holder to receive the cash amount equal to the product of (i) the number of shares of Company Common Stock subject to such warrant (irrespective of whether such warrant is then exercisable) and (ii) the amount by which $8.00 exceeds the exercise or strike price per share of Company Common Stock subject to such warrant immediately prior to the Effective Time (the "Warrant Merger Consideration"), less any required withholding taxes. As soon as practicable after the Effective Time, JEDI and the Surviving Corporation shall cause the Paying Agent to pay (via U.S. mail, postage prepaid) to such holders who have previously executed a Warrant Relinquishment and Release Agreement the Warrant Merger Consideration, less any required withholding taxes. To the extent that warrants to purchase Company Common Stock are exercised by holders prior to the Effective Time, such holders shall receive Certificates evidencing the Shares underlying such warrants and may surrender such Certificates to the Paying Agent after the Effective Time for payment in cash, as provided in Article III hereof. As of the Effective Time, the Specified Warrants shall be canceled without exercise and without payment of consideration and shall cease to exist, in accordance with the provisions of the subscription agreement executed by the holders of such options relating to the equity ownership of the Surviving Corporation.

          Section 3.7  Stockholders' Meeting.  The Company, acting through its
                       ---------------------
Board of Directors, shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action to authorize this Agreement and the Merger pursuant to the DGCL. Subject to its fiduciary duties under applicable law as advised by outside counsel, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve the Merger and the adoption of this Agreement at the Company Meeting. At the Company Meeting, all of the shares of Company Common Stock then owned by Sub, or with respect to which Sub holds the power to direct the voting, will be voted in favor of approval of the Merger and adoption of this Agreement.

          Section 3.8  Closing of the Company's Transfer Books.  At the
                       ---------------------------------------
Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter. In the event that, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in Sections 3.1 and 3.2.

          Section 3.9  Closing.  Unless this Agreement is terminated and the
                       -------
transactions contemplated herein abandoned pursuant to Section 11.1 and subject to the satisfaction or, if permissible, waiver of the conditions set forth in
Article X, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Vinson & Elkins L.L.P., Houston, Texas, at 11:00 A.M. local time on a date to be specified by JEDI and the Company, but as soon as practicable (and in any event within two business days) after the day on which the last of the conditions set forth in Article X is fulfilled (other than deliveries of instruments to be made at Closing) or, if permissible, waived by the relevant party or (ii) at such other time and place as JEDI and the Company shall agree upon in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

                                  ARTICLE IV

                                  DEFINITIONS

          As used in this Agreement, the following terms shall have the following meanings:

          "Agreement"shall have the meaning set forth in the opening paragraph.

          "Antitrust Division" shall have the meaning set forth in Section 9.4.

          "Approved Taurus Disposition Agreement" shall have the meaning set forth in Section 9.7.

          "CERCLA" shall mean the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.

          "Certificate" shall have the meaning set forth in Section 3.1.

          "Closing" shall have the meaning set forth in Section 3.9.

          "Closing Date" shall have the meaning set forth in Section 3.9.

          "Code" shall have the meaning set forth in Section 7.9(b).

          "Commission" shall have the meaning set forth in Section 7.5.

          "Commonly Controlled Entity" shall have the meaning set forth in
Section 7.9(b).

          "Company" shall have the meaning set forth in the opening paragraph.

          "Company Common Stock" shall have the meaning set forth in Section
3.1.

          "Company Disclosure Schedule" shall have the meaning set forth in
Section 7.1.

          "Company Estimated Proved Reserves" shall have the meaning set forth in Section 7.19(a).

          "Company Material Adverse Effect" shall have the meaning set forth in
Section 7.1.

          "Company Meeting" shall have the meaning set forth in Section 3.7.

          "Company Reserve Report" shall have the meaning set forth in Section 7.19(a).

          "Company SEC Reports" shall have the meaning set forth in Section 7.5.

          "Company Voting Debt" shall have the meaning set forth in Section 7.2.

          "Confidentiality Agreement" shall have the meaning set forth in
Section 9.1.

          "Defensible Title" shall mean, subject to and except for the Permitted Encumbrances, (i) the title of the Company and its Subsidiaries to such assets is free and clear of all liens, encumbrances and defects of any kind whatsoever, and (ii) as to those wells for which a "Working Interest" and a "Net Revenue Interest" are set forth in the Company Engineering Report, the Company or its Subsidiaries are entitled to receive the percentage of all Hydrocarbons produced, saved and marketed from such wells in an amount not less than the Net Revenue Interest set forth in the such engineering report, without reduction, suspension or termination throughout the duration of the productive life of such wells (except as set forth in such report), and such party is obligated to bear the percentage of costs and expenses related to the maintenance, development and operation of such wells in an amount not greater than the Working Interest set forth in such engineering report, without increase throughout the productive life of such wells, except increases that also result in a proportionate increase in Net Revenue Interest and as set forth in such report.

          "Dissenting Shares" shall have the meaning set forth in Section 3.3.

          "DGCL" shall have the meaning set forth in Section 1.1.

          "ECT" shall have the meaning set forth in Section 9.1.

          "Effective Time" shall have the meaning set forth in Section 1.2.

          "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to health or the environment currently in effect in any or all jurisdictions in which the Company and its Subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws implementing the foregoing federal laws, any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws.

          "ERISA" shall have the meaning set forth in Section 7.9(a).

          "Exchange Act" shall have the meaning set forth in Section 5.2.

          "Fixed Price Contracts" means any contracts, commitments or agreements for the purchase or sale of Hydrocarbons (i) having, as of the date hereof, a remaining term of two months or more, wherein the purchase or sales price thereunder throughout all or part of the life of such contract, commitment or agreement is a fixed amount or an amount that is otherwise reasonably determinable as of the date hereof pursuant to the terms of such contract, commitment or agreement, or (ii) which the Company or any Subsidiary thereof has hedged with futures contracts or otherwise; provided, that the term Fixed Price Contracts will not include any contract, commitment or agreement wherein the purchase or sales price thereunder throughout all of the life of the contract, commitment or agreement is based on a market responsive reference price for a Hydrocarbon.

          "FTC" shall have the meaning set forth in Section 9.4.

          "GAAP" shall have the meaning set forth in Section 6.3.

          "Governmental Entity" shall have the meaning set forth in Section
7.16.

          "HSR Act" shall have the meaning set forth in Section 5.2.

          "Hydrocarbons" means oil, gas, condensate, casinghead gas, helium, carbon dioxide, mineral and other liquid or gaseous hydrocarbons.

          "Indebtedness" means any liability in respect of (A) borrowed money,
(B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and
(D) guarantees of any of the foregoing.

          "JEDI" shall have the meaning set forth in the opening paragraph.

          "JEDI Material Adverse Effect" shall have the meaning set forth in
Section 6.2.

          "Leases" shall have the meaning set forth in Section 7.20(e).

          "Loss" shall have the meaning set forth in Section 10.3.

          "Material Company Assets" shall have the meaning set forth in Section 7.21.

          "Merger" shall have the meaning set forth in the recitals.

          "Merger Consideration" shall have the meaning set forth in Section
3.1.

          "Oil and Gas Interests" means, when used with respect to the Company or its Subsidiaries, direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working, royalty, and overriding royalty interests, production payments, operating rights, net profits interests, other nonworking interests, and nonoperating interests; and all revenues therefrom and all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, divisions orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; all easements, rights of way, licenses, permits, leases and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including tanks, batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

          "Option Relinquishment and Release Agreement" shall have the meaning set forth in Section 3.6(a).

          "Other Acquisition Transaction" shall have the meaning set forth in
Section 9.6.

          "Outstanding Options" shall have the meaning set forth in Section 3.6(a).

          "Outstanding Warrants" shall have the meaning set forth in Section 3.6(b).

          "Paying Agent" shall have the meaning set forth in Section 3.2.

          "PBGC" shall have the meaning set forth in Section 7.9(b).

          "Permitted Encumbrances" shall mean any of the following: (i) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business; (ii) any obligations or duties to any municipality or public authority with respect to any franchise, grant, certificate, license or permit, and all applicable laws;
(iii) any easements, rights-of-way, servitudes, permits and other rights in respect of surface operations, pipelines or the like, and easements for pipelines, power lines and other similar rights-of-way, and encroachments, on, over or in respect of any property or lands of the Company and its Subsidiaries or over which such party owns rights-of-way, easements, permits or licenses, that do not unreasonably or materially interfere with the operation of any property or lands for exploration and production of hydrocarbon or related operations; (iv) all royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests, calls on production and other burdens on or deductions from the proceeds of production that do not operate to (A) reduce the Net Revenue Interest below that set forth in the Company Engineering Report, or (B) increase the Working Interest of the Company and its Subsidiaries above that set forth in the engineering report without a proportionate increase in the Net Revenue Interest of such party; (v) the terms and conditions of all leases, servitudes, production sales contracts, division orders, contracts for sale, purchase, exchange, refining or processing of hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, farmout agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, carbon dioxide purchase or sale agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements, to the extent that such contracts and agreements do not (A) reduce the Net Revenue Interest below that set forth in the Company Engineering Report, or (B) increase the Working Interest above that set forth in the Company Engineering Report, as applicable, without a proportionate increase in the Net Revenue Interest of the applicable party; (vi) conventional rights of reassignment prior to abandonment; (vii) materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any of the assets (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; and (viii) any other encumbrances that (A) do not secure an obligation in respect of borrowed money (B) do not interfere materially with the operation, value or use of assets of the Company or its Subsidiaries.

          "Plan" shall have the meaning set forth in Section 7.9(a).

          "Potential Acquirer" shall have the meaning set forth in Section 9.6.

          "Proxy Statement" shall have the meaning set forth in Section 5.3.

          "RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended.

          "Securities Act" shall have the meaning set forth in Section 7.5.

          "Share" shall have the meaning set forth in Section 3.1.

          "Special Committee" shall have the meaning set forth in the recitals.

          "Specified Options" shall have the meaning set forth in Section
3.6(a).

          "Specified Parties" shall mean Douglas H. Miller, Grant W. Henderson,
J. William Freeman, J. W. Spencer III, Randy Bodenhamer and Jarl P. Johnson.

          "Specified Warrants" shall have the meaning set forth in Section
3.6(b).

          "Stock Option Plans" shall have the meaning set forth in Section
3.6(a).

          "Sub Material Adverse Effect" shall have the meaning set forth in
Section 5.1.

          "Subsidiaries" shall have the meaning set forth in Section 7.3.

          "Superior Proposal" shall have the meaning set forth in Section 9.6.

          "Surviving Corporation" shall have the meaning set forth in Section
1.1.

          "Taurus" shall have the meaning set forth in Section 7.24.

          "Taurus Disposition" shall have the meaning set forth in Section 9.7.

          "Taurus Disposition Agreement" shall have the meaning set forth in
Section 9.7.

          "Taurus Disposition Notice" shall have the meaning set forth in
Section 9.7.

          "Tax" shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

          "Tax Return" shall mean any return, declaration, report, estimate, claim for refund, information return, statement, request for extension, or other similar document relating to any tax, including any schedule or attachment thereto, and including any amendment thereof.

          "Terminating Other Acquisition Transaction" shall have the meaning set forth in Section 11.1(e).

          "Warrant Merger Consideration" shall have the meaning set forth in
Section 3.6(b).

          "Warrant Plan" shall have the meaning set forth in Section 3.6(b).

          "Warrant Relinquishment and Release Agreement" shall have the meaning set forth in Section 3.6(b).


                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF SUB

          Sub hereby represents and warrants to the Company as follows:

          Section 5.1  Organization and Qualification.  Sub is a corporation
                       ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted. Sub is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a direct or indirect material adverse effect on the business, assets, condition (financial or otherwise), liabilities or operations of Sub or Sub's ability to consummate the Merger (a "Sub Material Adverse Effect"). Complete and correct copies as of the date hereof of the Certificate of Incorporation and By-laws of Sub have been delivered to the Company.

          Section 5.2  Authority Relative to this Agreement.  Sub has the
                       ------------------------------------
requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Sub and the consummation of the transactions contemplated hereby by Sub have been duly authorized by all necessary corporate action on the part of Sub. This Agreement has been duly executed and delivered by Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and JEDI, this Agreement constitutes a legal, valid and binding obligation of Sub enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate the Certificate of Incorporation or By-laws of Sub or (ii) result in any breach or constitute a default (with or without notice or lapse of time, or both) or give rise in others of any rights of termination, cancellation or acceleration under any indenture, contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Sub or its assets, other than, in the case of clause
(ii) only, breaches, defaults, violations and losses of rights that would not have a Sub Material Adverse Effect. Except as referred to herein, or in connection or in compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the filing and recordation of the certificate of merger pursuant to the DGCL, no filing or registration with, or authorization, consent or approval of, any governmental or regulatory body or authority or third party is necessary for the consummation by Sub of the Merger or the other transactions contemplated by this Agreement, except where the failure to make any such filing or registration or to obtain such authorization, consent or approval would not prevent consummation of the Merger or have a Sub Material Adverse Effect.

          Section 5.3  Information in Proxy Statement.  None of the information
                       ------------------------------
supplied by Sub for inclusion in the preliminary and definitive proxy statement of the Company and any amendments or supplements thereto (collectively the "Proxy Statement") to be mailed to the stockholders of the Company in connection with the Merger will, at the time of the mailing thereof or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 5.4  Capitalization of Sub.  The authorized capital stock of
                       ---------------------
Sub consists of 1,000,000 shares of common stock, par value $0.01 per share, 1,000 of which shares, as of the date of this Agreement, are validly issued and outstanding, fully paid and nonassessable and are owned by JEDI free and clear of all liens, claims and encumbrances.

          Section 5.5  Financing.  Sub has or will have available to it at the
                       ---------
time the Surviving Corporation is required to pay for the Shares pursuant to
Article III hereof sufficient funds to permit it to (i) pay for all of the outstanding shares of Company Common Stock, (ii) pay for the cancellation of the Outstanding Options and the Outstanding Warrants in accordance with Article III, and (iii) pay amounts due to stockholders of the Company who have perfected dissenters' rights in accordance with the DGCL.

          Section 5.6  Operations of the Company Following the Merger.  Based
                       ----------------------------------------------
upon, among other things, Sub's review of the Company's financial condition and operations, the Company's business plan and the representations made by the Company in this Agreement, the financial condition of Sub and Sub's present plans with respect to the Company and its subsidiaries following the Merger, Sub has no reason to believe that, following the consummation of the Merger, the Surviving Corporation will not be able to meet its obligations as they come due.

          Section 5.7  Finder's Fees.  Sub has not made any arrangements with
                       -------------
any broker, finder or investment banker that would require the Company to pay any fee or commission if the Merger or the other transactions contemplated by this Agreement are not consummated.

          Section 5.8  Review of Company.  Without in any way affecting the
                       -----------------
importance of, or impacting its reliance on, any other provision of this Agreement, Sub acknowledges that it has had a full opportunity to request from the Company and its representatives, and has received and reviewed, all oral and written information concerning the Company and its Subsidiaries that Sub deems relevant to its decision to enter into this Agreement and to consummate the transactions contemplated hereby.

                                  ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF JEDI

          JEDI hereby represents and warrants to the Company as follows:

          Section 6.1  Organization.  JEDI is a limited partnership duly
                       ------------
organized, validly existing and in good standing under the laws of the State of Delaware and has the partnership power to carry on its business as it is now being conducted. Schedule 6.1 sets forth the names of the general partner and the limited partners and their respective percentages of ownership.

          Section 6.2  Authority and Capacity.  JEDI has the requisite
                       ----------------------
partnership power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by JEDI and the consummation of the transactions contemplated hereby by JEDI have been duly authorized by all necessary partnership action on the part of JEDI. This Agreement has been duly executed and delivered by JEDI and, assuming the due authorization, execution and delivery of this Agreement by the Company and Sub, this Agreement constitutes a legal, valid and binding obligation of JEDI enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate the partnership agreement of JEDI, or (ii) result in any breach or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others to any rights of termination, cancellation or acceleration under, any indenture, contract, instrument, or loan agreement pursuant to which JEDI is a borrower, or any license, franchise, permit, order, decree, concession, lease, judgment, statute, law, ordinance, rule or regulation applicable to JEDI or its assets, other than, in the case of clause (ii) only, such breaches, defaults, violations and losses of rights that would not have a Sub Material Adverse Effect or a JEDI Material Adverse Effect (as defined below). Except as referred to herein, or in connection or in compliance with the provisions of the HSR Act, the Exchange Act and the filing and recordation of the certificate of merger pursuant to the DGCL, no filing or registration with, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the consummation by JEDI of the Merger or the other transactions contemplated hereby, except where failure to make such filing or registration or obtain such authorization, consent or approval would not prevent consummation of the Merger or have a Sub Material Adverse Effect or, individually or in the aggregate, a direct or indirect material adverse effect on the business, assets, conditions (financial or otherwise), liabilities or operations of JEDI or JEDI's ability to consummate the Merger (a "JEDI Material Adverse Effect").

          Section 6.3  Financial Information.
                       ---------------------

          (a) JEDI has furnished the Company with true and complete copies of JEDI's audited consolidated financial statements as of December 31, 1994 and unaudited interim financial statements as of June 30, 1995. As of their respective dates, the audited financial statements and unaudited interim financial statements of JEDI were (i) prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods presented (except as may be indicated therein or in the notes thereto, or in the case of the unaudited statements, subject to normal year-end audit adjustments), (ii) present fairly, in all material respects, the financial position of JEDI as of the dates thereof and the results of their operations and cash flow for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein and (iii) are, in all material respects, in accordance with the books of account and records of JEDI.

          (b)  JEDI has or will have sufficient funds
available to perform its obligations under Section 9.8 of this Agreement.

          Section 6.4  Operations of the Company Following the Merger.  Based
                       ----------------------------------------------
upon, among other things, JEDI's review of the Company's financial condition and operations, the Company's business plan and the representations made by the Company in this Agreement, the financial condition of Sub and Sub's present plans with respect to the Company and its subsidiaries following the Merger, JEDI has no reason to believe that, following the consummation of the Merger, the Surviving Corporation will not be able to meet its obligations as they come due.

          Section 6.5  Information in Proxy Statement.  None of the information
                       ------------------------------
supplied by JEDI for inclusion in the Proxy Statement will, at the time of the mailing thereof or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 6.6  Finder's Fees.  JEDI has not made any arrangements with
                       -------------
any broker, finder or investment banker that would require the Company to pay any fee or commission if the Merger or the other transactions contemplated by this Agreement are not consummated.

          Section 6.7  Review of Company.  Without in any way affecting the
                       -----------------
importance of, or impacting its reliance on, any other provision of this Agreement, JEDI acknowledges that it has had a full opportunity to request from the Company and its representatives, and has received and reviewed, all oral and written information concerning the Company and its Subsidiaries that JEDI deems relevant to its decision to enter into this Agreement and to consummate the transactions contemplated hereby.

                                  ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to JEDI and Sub as follows:

          Section 7.1  Organization and Qualification.  The Company is a
                       ------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a direct or indirect material adverse effect on the business, assets, condition (financial or otherwise), liabilities or operations of the Company and its Subsidiaries (as hereinafter defined) taken as a whole or its ability to consummate the Merger (a "Company Material Adverse Effect"). Complete and correct copies of the charter and by-laws or comparable organizational documents of the Company and each of its Subsidiaries as of the date hereof have been previously provided to Sub, and a list of each jurisdiction in which the Company is duly qualified as a foreign corporation has been delivered to Sub as Schedule 7.1 of a disclosure schedule delivered by the Company to Sub on the date of this Agreement (the "Company Disclosure Schedule").

          Section 7.2  Capitalization.  The authorized capital stock of the
                       --------------
Company consists of 40,000,000 shares of Company Common Stock and 7,500,000 shares of preferred stock, par value $0.001 per share. As of the date of this Agreement, 22,088,903 shares of Company Common Stock were outstanding, no shares of Company Common Stock were held in the treasury of the Company, no shares were held by Subsidiaries of the Company and no shares of preferred stock were outstanding. All the outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and were issued free of preemptive rights. As of the date hereof, there are no bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which the Company's stockholders may vote ("Company Voting Debt") issued or outstanding. Except for
(i) options to acquire 1,116,632 shares of Company Common Stock pursuant to the Stock Option Plans, and (ii) warrants to purchase 1,300,000 shares of Company Common Stock pursuant to the warrant agreements referred to in Section 3.6(b) hereof, there are no options, warrants, calls or other rights, agreements or commitments outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

          Section 7.3  Subsidiaries.  Schedule 7.3 of the Company Disclosure
                       ------------
Schedule lists all subsidiaries of the Company (the "Subsidiaries"). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. All the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries. Other than the Subsidiaries and except as set forth in Schedule 7.3, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity, excluding joint interest operations of oil and gas wells and drilling ventures arising in the ordinary course of business.

          Section 7.4  Authority Relative to this Agreement.  The Company has
                       ------------------------------------
the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock, the corporate power and authority to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (except for the approval of the holders of a majority
of the outstanding shares of Company Common Stock).   This Agreement has been
duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Sub and JEDI, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          Except as set forth in Schedule 7.4 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or any of its Subsidiaries, or (ii) result in any breach or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others to any rights of termination, cancellation or acceleration under, any indenture, contract, loan agreement, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or its or their respective assets, other than, in the case of clause (ii) only, such breaches, defaults, violations and losses of rights that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed in
Schedule 7.4 of the Company Disclosure Schedule or, in connection or in compliance with the provisions of the HSR Act, the Exchange Act and the filing and recordation of the Certificate of Merger pursuant to the DGCL, no filing or registration with, or authorization, consent or approval of, any governmental or regulatory body or authority or third party is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, except where failure to make such filing or registration or obtain such authorization, consent or approval would not, individually or in the aggregate, prevent consummation of the Merger or have a Company Material Adverse Effect.

          Section 7.5  Reports and Financial Statements.  The Company has
                       --------------------------------
furnished Sub with true and complete copies of the Company's (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 and December 31, 1994, as filed with the Securities and Exchange Commission (the "Commission"), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993, September 30, 1993, March 31, 1994, June 30, 1994, September 30, 1994,
March 31, 1995 and June 30, 1995, as filed with the Commission, (iii) proxy statements related to all meetings of its stockholders (whether annual or special) held since January 1, 1993 and (iv) all other reports on Form 8-K and registration statements declared effective by the Commission since December 31, 1992, except registration statements on Form S-8 relating to employee benefit plans and reports on Form 10-C relating to securities quoted on the NASDAQ Interdealer Quotation system, which are all the documents (other than preliminary material) that the Company was required to file with the Commission since January 1, 1993 (all items in clauses (i) through (iv) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements of the Securities Act and the Exchange Act, and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Company SEC Reports (i) have been prepared in accordance with GAAP during the periods presented (except as may be indicated therein or in the notes thereto or, in the case of the unaudited statements, subject to normal year-end audit adjustments and except for the fact that such unaudited statements do not contain all notes required by GAAP), (ii) present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flow for the periods then ended (except as may be indicated therein or in the notes thereto, or , in the case of the unaudited interim financial statements, subject to normal year-end audit adjustments and any other adjustments described therein and except for the fact that certain information and notes have been condensed or omitted in accordance with the Securities Act and the Exchange Act and the rules promulgated thereunder) and
(iii) are, in all material respects, in accordance with the books of account and records of the Company. Neither the Company nor any of its Subsidiaries has any liability or is subject to any loss contingency material to the Company and its Subsidiaries, taken as a whole, other than as reflected or disclosed in the financial statements or notes thereto included in the Company SEC Reports filed prior to the date hereof or as otherwise disclosed on Schedule 7.6 of the
Company Disclosure Schedule.   Any reports or other material filed by the
Company with the Commission after the date hereof and prior to the Effective Time (other than preliminary material) shall be deemed to be included in the defined term "Company SEC Reports" for purposes of this Agreement and the Company shall be deemed to have made the representations set forth in this
Section 7.5 in respect of such reports or other material and any financial statements set forth therein.

          Section 7.6  Absence of Certain Changes or Events.  Except as
                       ------------------------------------
contemplated by this Agreement or as disclosed in Schedule 7.6 of the Company Disclosure Schedule or in any of the

Company SEC Reports filed prior to the date hereof, there have not been (i) since June 30, 1995 transactions, commitments, disputes, events, damage, destruction or losses, whether or not covered by insurance, development or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having, or which could reasonably be expected to have, a Company Material Adverse Effect or (ii) since December 31, 1994 (A) any entry into any commitment or transaction material to the Company and its Subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice or (B) any action taken by the Company or its Board of Directors in connection with the adoption or implementation of any plan or arrangement or the entry into any agreement (x) principally intended to discourage an Other Acquisition Transaction, or (y) pursuant to which the officers, directors or employees of the Company or its Subsidiaries have been granted any benefits payable or distributable upon severance or upon a change of control of the Company or pursuant to which any rights held by such persons have been accelerated to occur or vest at or prior to a change of control, including without limitation any amendments to, modifications of, or elections of other rights under existing benefit plans (including the Stock Option Plans and Warrants).

          Section 7.7  Litigation.  Except as disclosed in the Company's Annual
                       ----------
Report on Form 10-K for the year ended December 31, 1994 or as disclosed in
Schedule 7.7 of the Company Disclosure Schedule, there is no claim, suit, action or proceeding pending or, to the knowledge of the officers of the Company, overtly threatened, against or affecting the Company or any of its Subsidiaries which, either individually or in the aggregate, has or could reasonably be expected to have a Company Material Adverse Effect, nor, as of the date of this Agreement, is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its Subsidiaries.

          Section 7.8  Information in Disclosure Documents.  None of the
                       -----------------------------------
information with respect to the Company or its Subsidiaries included or incorporated by reference in the Proxy Statement will, at the time of the mailing thereof and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that this provision shall not apply to, and no representation or warranty is made by the Company with respect to, statements or omissions in the Proxy Statement based upon information furnished by or on behalf of JEDI or Sub for use therein. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty made by the Company contained in this Agreement and no statement in the Company Disclosure Schedule, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          Section 7.9  Employee Benefits Plans; Labor Matters.
                       --------------------------------------

          (a) Schedule 7.9 (a) of the Company Disclosure Schedule lists each "employee benefit plan," as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Plan"), sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of the employees of the Company or any of its Subsidiaries, or that has been so sponsored, maintained or contributed to by Company or any of its Subsidiaries within six years prior to the Closing.

          (b) Except as otherwise set forth in Schedule 7.9(b) of the Company Disclosure Schedule or as previously disclosed in writing to Sub by the Company:

               (i) the Company and its Subsidiaries do not contribute to or have an obligation to contribute to, and have not at any time within six years prior to the Closing contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA;

               (ii) all reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries the failure to file of which would, individually or in the aggregate, have a Company Material Adverse Effect have been filed or furnished in accordance with applicable law in a timely manner, and each Plan has been administered in substantial compliance with its governing documents and in accordance with ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws, except for any failure of compliance or violation of applicable law which would not, individually or in the aggregate, have a Company Material Adverse Effect;

               (iii) there are no actions, suits, claims, governmental (and, to the knowledge of the Company's officers, non-governmental) investigations or audits pending (other than routine claims for benefits) or, to the knowledge of the Company's officers, threatened against, or with respect to, any of the Plans or their assets which, individually or in the aggregate, have or could reasonably be expected to have a Company Material Adverse Effect;

               (iv) no act, omission or transaction has occurred which would result in imposition on the Company of (A) a breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, which (in the case of (A), (B) or (C) above), individually or in the aggregate, could have a Company Material Adverse Effect;

               (v) each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the knowledge of Company, operated in a way which would adversely affect such qualified status;

               (vi)    no Plan is subject to Title IV of ERISA;

               (vii) as to any Plan intended to be qualified under Section 401 of the Code, to the knowledge of the Company's officers there has been no termination or partial termination of the Plan within the meaning of Section 411
(d) (3) of the Code which has had or could reasonably be expected to have a Company Material Adverse Effect; and

               (viii) with respect to any Plan which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any corporation, trade, business or entity under common control with the Company, within the meaning of Section 4104
(b), (c) or (m) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such Plan required by section 302 of ERISA and Section 412 of the Code have been timely made.

          (c) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts. There is no pending or threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which may materially interfere with the respective business activities of the Company or any of its Subsidiaries.

          (d) Except as set forth in Schedule 7.9(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any severance agreements, programs or policies. Schedule 7.9(d) of the Company Disclosure Schedule sets forth, and the Company has provided to Sub, true and correct copies of (i) all agreements with employees or consultants of the Company or its Subsidiaries, obligating the Company or any Subsidiary to make annual cash payments in an amount exceeding an aggregate of $50,000, (ii) all non-competition agreements with the Company or a Subsidiary executed by officers of the Company or a Subsidiary, and (iii) all plans, programs, agreements and other arrangements of the Company or its Subsidiaries with or relating to the employment and to the remuneration and compensation of its employees.

          (e) Except as provided in Schedule 7.9(e) of the Company Disclosure Schedule, (i) no Plan provides retiree medical or retiree life insurance benefits to any person and (ii) neither the Company nor any of its Subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Section 601 through 608 of ERISA and Section 4980B of the Code.

          (f) Except as provided in Schedule 7.9(f) of the Company Disclosure Schedule, the Company has not amended, terminated or taken any other actions with respect to any of the Plans or any of the plans, programs, agreements, policies or other arrangements described in this Section 7.9 since December 31, 1994 which, individually or in the aggregate, have or could reasonably be expected to have a Company Material Adverse Effect.

          Section 7.10  Environmental Matters.  Except for matters disclosed in
                        ---------------------
Schedule 7.10 of the Company Disclosure Schedule, the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending or, to the knowledge of the Company, overtly threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Entity under any Environmental Law. Except for matters disclosed in Schedule 7.10 of the Company Disclosure Schedule and except for matters that would not result, individually or in the aggregate, in a Company Material Adverse Effect, (i) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with any aspect of the business of the Company or its Subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and the Company and its Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iii) there are no physical or environmental conditions existing on any property of the Company or its Subsidiaries or resulting from the Company's or such Subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company or any of its Subsidiaries under any Environmental Laws; (iv) to the Company's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous substances generated by the Company and its Subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (v) there has neither been any exposure of any person or property to hazardous substances or any pollutant or contaminant released by the Company or its Subsidiaries, nor has there been any release of hazardous substances, or any pollutant or contaminant into the environment by the Company or its Subsidiaries or in connection with their properties or operations that could reasonably be expected to give rise to any claim against the Company or any of its Subsidiaries for damages or compensation; and (vi) the Company and its Subsidiaries have made available to Sub all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company or its Subsidiaries relating to any of the current or former properties or operations of the Company and its Subsidiaries. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA, and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

          Section 7.11  Public Utility Holding Company Act.  None of the Company
                        ----------------------------------
or any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder.

          Section 7.12  Futures Trading and Fixed Price Exposure.   Schedule
                        ----------------------------------------
7.12 to the Company Disclosure Schedule sets forth a true and correct statement of the position, as of the date hereof, of the Company and its Subsidiaries with respect to obligations under Fixed Price Contracts (including, with respect to each Fixed Price Contract, location of delivery and variations in the obligation to take or deliver) and related Hydrocarbon price swaps, hedges, futures or similar instruments to which the Company or any of its Subsidiaries is a party.

          Section 7.13  Takeover Provisions Inapplicable.  As of the date hereof
                        --------------------------------
and at all times on or prior to the Effective Time, Section 203 of the DGCL is, and shall be, inapplicable to the Merger and the transactions contemplated hereby or connected herewith.

          Section 7.14  Fairness Opinion.  The Special Committee has been orally
                        ----------------
advised by Bear, Stearns & Co. Inc., financial advisor to the Company, that it believes that the Merger is fair to the stockholders of the Company from a financial point of view (except that such advice is not provided to management stockholders who will participate in the equity ownership of the Surviving Corporation).

          Section 7.15  Finder's Fees.  Except as set forth in Schedule 7.15 of
                        -------------
the Company Disclosure Schedule, since December 31, 1994, neither the Company nor any of its Subsidiaries have made any arrangements with any broker, finder or investment banker that would require the Company or any of its Subsidiaries to pay any fee or commission in connection with any material transaction by the Company or any of its Subsidiaries, and no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A complete and correct copy of all agreements referenced in Schedule 7.15 of the Company Disclosure Schedule has been provided to Sub.

          Section 7.16  Compliance with Applicable Laws.  Except as disclosed in
                        -------------------------------
the Company SEC Reports filed prior to the date of this Agreement or in Schedule
7.16 of the Company Disclosure Schedule, the Company and the Subsidiaries are not in violation of any law, ordinance, regulation, order or writ of any courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each a "Governmental Entity") applicable to the Company or any of the Subsidiaries or by which any of them or their assets may be bound, except for violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed in
Schedule 7.16 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries has received notice of violation of any law, ordinance, regulation, order or writ, or is in default with respect to any order, writ, judgment, award injunction or decree of any Governmental Entity, except for such notices or defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 7.17  Taxes.  Each of the Company and the Subsidiaries has
                        -----
timely filed when due (taking into account permitted extensions) all material federal, state and local income and franchise Tax Returns and all other Tax Returns required to be filed by any of them and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns. The information contained in such Tax Returns is true, complete and accurate in all material respects. Except as disclosed in Schedule 7.17 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is delinquent in the payment of any Tax, assessment or governmental charge in an amount exceeding $100,000. Except as disclosed in Schedule 7.17 of the Company Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Subsidiaries, by delivery of a written instrument to the Company or to the knowledge of the officers of the Company, that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending. The federal income Tax Returns of the Company and each of the Subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service as set forth in
Schedule 7.17 of the Company Disclosure Schedule. Neither the Company nor any of the Subsidiaries is a party to or obligated under any agreement, commitment or arrangement that could require the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

          Section 7.18.  Certain Agreements.
                         ------------------

          Except as listed as an exhibit to the Company SEC Reports filed prior to the date of this Agreement or as disclosed in Schedule 7.18 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) agreements, contracts, indentures or other instruments relating to Indebtedness which, when aggregated with all such other agreements, contracts, indentures or instruments, exceeds an amount of $500,000,
(ii) confidentiality or standstill agreements or other material contract or agreement which, after giving effect to the transactions contemplated by this Agreement, purports to restrict or bind Sub or any of its affiliates (other than the Surviving Corporation and its subsidiaries), (iii) collective bargaining agreement, (iv) contract, agreement or commitment not entered into in the ordinary course of business consistent with past practice and for which the Company could become liable for payments in excess of $500,000 (in respect of all such contracts, agreements or commitments, collectively), (v) any contract or agreement granting a preferential right of purchase or similar right to any person or entity with respect to any Material Company Asset (as hereinafter defined), or (vi) material contract or agreement that is not expected to be fully performed within 30 days following the Effective Time excluding oil and gas leases, farmout agreements, gas sales or purchase contracts, joint operating agreements, unit operating agreements and unit agreements entered into in the ordinary course of business.

          Section 7.19.  Engineering Reports.
                         -------------------

          (a) The estimates of proved reserves of oil and natural gas (the "Company Estimated Proved Reserves") prepared by the Company and set forth in the report of Company Estimated Proved Reserves as of December 31, 1994 (the "Company Reserve Report") were reviewed by independent petroleum engineers Lee Keeling and Associates, Inc. as indicated in, and with the conclusion set forth in, their reports dated February 1, 1995, effective as of January 1, 1995; and

          (b) All information and production data provided to Lee Keeling and Associates, Inc. for the preparation of the Company Reserve Report were true and correct in all material respects as of the date provided.

          Section 7.20  Oil and Gas Reserve Information.  Except as otherwise
                        -------------------------------
set forth in Schedule 7.20 of the Company Disclosure Schedule and except for exceptions that would not, and could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

          (a) To the knowledge of the Company's officers, none of the wells included in the Oil and Gas Interests of the Company and its Subsidiaries has been overproduced such that it is subject or liable to being shut-in or to any other overproduction penalty (including cash payments);

          (b) There are no wells included in the Oil and Gas Interests of the Company and its Subsidiaries that: (i) the Company or any of its Subsidiaries are currently obligated by law or contract to plug and abandon; (ii) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over such Oil and Gas Interests; or (iii) to the knowledge of the Company, have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each regulatory authority having jurisdiction over such Oil and Gas Interests;

          (c) No person has any call on, option to purchase, or similar rights with respect to the Oil and Gas Interests of the Company and its Subsidiaries (including without limitation the production attributable thereto) and upon consummation of the transactions contemplated by this Agreement, the Company and its Subsidiaries will have the right to market production from the Oil and Gas Interests of the Company and its Subsidiaries on terms no less favorable than the terms upon which such company is currently marketing such production;

          (d) To the knowledge of the Company's officers, all royalties, overriding royalties, compensatory royalties and other payments due with respect to the Oil and Gas Interests of the Company and its Subsidiaries (excluding those held in suspense in accordance with past operating practices or in connection with post-closing adjustments in respect of acquired properties) have been properly and timely paid; and

          (e) To the knowledge of the Company's officers, with respect to those assets of the Company and its Subsidiaries that are oil and gas leases ("Leases"), there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute a breach or default on behalf of the Company and its Subsidiaries or, to the knowledge of the Company and its Subsidiaries, with respect to any other parties under the Leases.

          Section 7.21  Title to Property.  The Company or its Subsidiaries has
                        -----------------
Defensible Title to all of the material assets reflected on the consolidated financial statements of the Company included in the Company SEC Reports as being owned by it or its Subsidiaries (including Oil and Gas Interests of the Company and its Subsidiaries) and all of the material assets thereafter acquired by it or its Subsidiaries (except to the extent that such assets have thereafter been disposed of in the ordinary course of business consistent with past practice) (collectively, the "Material Company Assets"). All material payments of any kind required to be made by the Company and its Subsidiaries to third parties under any contract or agreement relating to the Material Company Assets have been or will be properly and timely paid or provided for.

          Section 7.22  Insurance.  Schedule 7.22 to the Company Disclosure
                        ---------
Schedule contains a summary of all material policies of insurance (including all directors' and officers' liability insurance coverage) maintained by the Company and its Subsidiaries during the past five years.

          Section 7.23  Affiliate Transactions.  Except for the transactions
                        ----------------------
described in Schedule 7.23 of the Company Disclosure Schedule, all transactions involving the Company or any of its Subsidiaries that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K have been so disclosed, and since December 31, 1994, neither the Company nor any of its Subsidiaries has entered into any transactions that would be required to be disclosed in future public filings under the Exchange Act pursuant to such Item which have not already been disclosed in the Company SEC Reports filed prior to the date hereof.

          Section 7.24  Taurus Energy.  Except as set forth in Schedule 7.24 of
                        -------------
the Company Disclosure Schedule, since December 31, 1994 neither the Company nor any of its Subsidiaries (other than Taurus Energy Corp. ("Taurus")) have made any capital contribution to Taurus, engaged in a transaction with Taurus not in conformance with past practice or which added material value to Taurus or otherwise transferred value to Taurus (including by way of assumption of liabilities).

                                 ARTICLE VIII

                CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

          Section 8.1  Conduct of Business by the Company.  Following the date
                       ----------------------------------
hereof and prior to the Effective Time, except as otherwise contemplated by this Agreement or unless Sub shall otherwise consent in writing:

          (a) subject to the limitations contained in or transactions contemplated by (including, but not limited to, the Taurus Disposition) this Agreement, the Company shall, and shall cause its Subsidiaries to, carry on their respective operations in the usual and ordinary course consistent with past practice, and shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve substantially intact its present business organization, keep available the services of its present officers and employees, maintain and keep its material assets in as good repair and condition as of the date hereof, ordinary wear and tear and damage due to casualty excepted, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and on-going businesses shall be materially unimpaired at the Effective Time;

          (b) the Company shall not, nor shall it propose to, except as required by this Agreement, (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its Subsidiaries, (ii) amend its Certificate of Incorporation or By-laws, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock;

          (c) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) except as required or contemplated by this Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or stock appreciation rights or rights of any kind to acquire any shares of, its capital stock of any class, any Company Voting Debt, or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock, other than issuances of Company Common Stock pursuant to the exercise of options granted pursuant to the Stock Option Plans or Outstanding Warrants, (ii) amend in any respect existing agreements evidencing the options granted pursuant to the Stock Option Plans or Outstanding Warrants (including, without limitation, the exercise or strike prices thereof) or the Stock Option Plan pursuant to which such options were granted, except to permit the acceleration of the vesting or exercisability of the options granted pursuant to the Stock Option Plans and Outstanding Warrants in connection with the settlement thereof in accordance with Section 3.6, (iii) acquire or lease or agree to acquire or lease any material capital asset or assets, or make any other capital expenditures, which exceed the Company's capital expenditure budgets for the fourth quarter of 1995 and the first quarter of 1996 set forth in Schedule 8.1(c) of the Company Disclosure Schedule, in the aggregate for all such assets or other capital expenditures in both quarters, by $2.0 million or more (including in such calculation the proceeds of any sale/leaseback transactions),
(iv) dispose or agree to dispose of capital assets or any other assets other than in the ordinary course, with a value in the aggregate in excess of $2.0 million, (v) (A) create, incur, assume or permit additional material indebtedness (including obligations in respect of capital leases), other than periodic drawdowns under the Company's credit facilities existing as of the date hereof, provided that such drawdowns are in the ordinary course of business consistent with past practice, and provided further that the amount available under such facilities as of the date hereof is not increased, (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person (other than a Subsidiary of the Company, or as to a Subsidiary, another Subsidiary of the Company) in an amount in excess of $10,000, (excluding suspense account obligations assumed in connection with acquisitions by the Company whereby the Company also receives the funds held in suspense or an adjustment to the purchase price is made in an equal amount), (C) encumber or grant a security interest in any Material Company Asset other than for the Company's credit facilities existing as of the date hereof, or (D) make any loans or advances to any other person (excluding intercompany transactions), enter into any agreement or instrument relating to the borrowing of money or the extension of credit or enter into any other material transaction, other than in each case in the ordinary course of business consistent with past practice, (vi) acquire or agree to acquire oil or gas properties or other assets of a type not covered by Schedule 8.1(c) of the Company Disclosure Schedule, or acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, for an aggregate purchase price in excess of $5.0 million,
(vii) enter into or renew any material agreements, contracts or other commitments that are not expected to be fully performed within thirty days after the Effective Time excluding oil and gas leases, farmout agreements, gas sales or purchase contracts, joint operating agreements, unit operating agreements and unit agreements entered into in the ordinary course of business, or (viii) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (d) the Company shall not, nor shall it permit any of its Subsidiaries to, except as required to comply with applicable law and except as provided in Section 9.3 hereof and other than acceleration of vesting permitted by this Agreement, (i) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any current or former director, officer or employee (other than the adoption of any special compensation for the members of the Special Committee), (ii) increase in any manner the compensation or fringe benefits of any director (other than the adoption of any special compensation for the members of the Special Committee), executive officer or employee (provided, however, that the Company shall be permitted to award normal salary increases to employees (other than executive officers) of the Company in the ordinary course of business that are consistent with past practice (including, without limitation, in connection with any promotion of such employee) and that, in the aggregate, do not result in a material increase in compensation expense to the Company and its Subsidiaries relative to the level in effect prior to such increase), unless consented to by Sub, which consent shall not be unreasonably withheld, (iii) pay any benefit not provided under any existing plan or arrangement, except for payments set forth in Schedule 8.1(d) of the Company

Disclosure Schedule, (iv) grant any awards under the Stock Option Plan or any other bonus, incentive, performance or other compensation plan or arrangement or Plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Plans or agreements or awards made thereunder), (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Plan, other than in the ordinary course of business consistent with past practice, or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing;

          (e) the Company shall not, nor shall it permit its Subsidiaries to, make any change in its accounting policies or procedures, except as required under GAAP;

          (f) the Company shall use its reasonable best efforts to refrain from taking, and shall use its reasonable best efforts to cause its Subsidiaries to refrain from taking, any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect as of the Effective Time, or in any of the conditions to the Merger set forth in Article X not being satisfied, or (unless such action is required by applicable law) that would adversely affect the ability of the Company to obtain any of the regulatory approvals required to consummate the Merger, as contemplated hereby;

          (g) the Company shall not settle or compromise any claim for dissenters' rights in respect of the Merger;

          (h) the Company shall maintain in full force and effect all of its policies of insurance in existence as of the date hereof or insurance comparable to the coverage afforded by such policies; and

          (i) the Company shall not enter into any natural gas or other future or options trading or be a party to any price swaps, hedges, futures or similar instruments without first obtaining the consent of Sub, which consent shall not be unreasonably withheld.

          Section 8.2  Obligations of  JEDI and Sub.  Each of JEDI and Sub shall
                       ----------------------------
use its reasonable best efforts to refrain from taking any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect as of the Effective Time, or in any of the conditions to the Merger set forth in Article X not being satisfied, or (unless such action is required by applicable law) that would adversely affect the ability of JEDI or Sub to obtain any of the regulatory approvals required to consummate the Merger, as contemplated hereby.

          Section 8.3  Notice of Breach.  Each party shall promptly give written
                       ----------------
notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event that would cause any of the representations and warranties to be untrue on the Effective Time or cause a breach of any covenant contained or referenced in this Agreement and will use its reasonable best efforts to prevent or promptly remedy the same.
Any such notification shall not be deemed an amendment of the Company Disclosure Schedule.

                                  ARTICLE IX

                             ADDITIONAL AGREEMENTS

          Section 9.1  Access and Information.  Upon reasonable notice, the
                       ----------------------
Company and its Subsidiaries shall afford to Sub and to Sub's affiliates, accountants, lenders, counsel and other representatives full access, during normal business hours (and at such other times as the parties may mutually agree) and in a manner so as not to materially interfere with the normal business operations of the Company and its Subsidiaries throughout the period prior to the Effective Time, to all of their properties (which shall include the right to conduct an environmental assessment thereof), books, contracts, commitments, records and personnel. During such period, the Company shall furnish promptly to Sub (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Sub may reasonably request. JEDI and Sub shall hold all such information in confidence and hereby assume all of the obligations of Enron Capital & Trade Resources Corp. ("ECT") set forth in that certain Confidentiality Agreement, dated June 12, 1995, as amended, between ECT and the Company (the "Confidentiality Agreement") the terms of which are incorporated herein by reference and made a part of this Agreement, and, in the event of termination of this Agreement for any reason, shall comply with the terms of the Confidentiality Agreement regarding the return of information. During the period prior to the Effective Time, the Company shall make its accountants, counsel, lenders and other representatives available to Sub and to Sub's affiliates, accountants, lenders, counsel and other representatives at reasonable times.

          Section 9.2  Proxy Statement.  (a) As promptly as reasonably
                       ---------------
practicable after the execution of this Agreement, the Company shall prepare and file with the Commission preliminary proxy materials with respect to the actions to be taken at the Company Meeting, which shall be in form and substance reasonably satisfactory to Sub. As promptly as reasonably practicable after comments are received from the Commission with respect to such preliminary proxy materials, the Company shall use its reasonable best efforts to respond to the comments of the Commission. Sub and JEDI shall provide the Company with such information as may be required to be included in the proxy statement or as may be reasonably required to respond to any comment of the Commission. After all the comments received from the Commission have been cleared by the Commission staff and all information required to be contained in the proxy statement has been included therein by the Company, the Company shall file with the Commission the Proxy Statement and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the Commission as soon thereafter as practicable. The Company shall cause the Proxy Statement to be mailed to its stockholders of record as promptly as reasonably practicable after clearance by the Commission. Unless the Company is advised by outside counsel that such a recommendation is no longer consistent with the discharge of applicable fiduciary duties of directors of the Company, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger. If requested by Sub, the Company shall use its reasonable best efforts to obtain an "SAS No. 71 letter" from the Company's independent public accountants addressed to the Company, in form and substance reasonably satisfactory to Sub, with respect to interim financial statements included in the Proxy Statement.

          (b) The Company shall retain the services of a proxy soliciting firm reasonably acceptable to Sub for the purpose of communicating to the Company's stockholders the recommendation of the Company's Board of Directors and of seeking to ensure that sufficient votes are cast to satisfy the requirements of applicable law for the completion of the Merger.

          (c) Each of Sub and the Company shall make all necessary filings applicable to it with respect to the Merger under the Exchange Act and the rules and regulations thereunder and shall use its reasonable best efforts to obtain required clearances with respect thereto.

          Section 9.3  Indemnification.  (a) The Certificate of Incorporation of
                       ---------------
the Surviving Corporation and each of its Subsidiaries shall contain provisions that acknowledge and agree that, to the fullest extent permitted by law, the provisions relating to limitation on liability that are set forth in Article 10 of the Certificate of Incorporation of the Company as of the date of this Agreement, shall remain effective for a period of six years from the Effective Time with respect to individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), and the Surviving Corporation shall not amend (in any manner that would diminish the effect of such provisions) or repeal such provisions for a period of six years from the Effective Time. If, at any time during such period of six years and prior to an underwritten public offering of capital stock of the Surviving Corporation, the Surviving Corporation is unable to make any indemnification payments required by this Section 9.3, then JEDI shall be liable for such payments, but only to the extent of all dividends or other distributions paid in respect of capital stock of the Surviving Corporation prior to or upon the dissolution of the Surviving Corporation that have been made to JEDI or any of its Affiliates (as defined in Rule 405 of Regulation C promulgated under the Securities Act) by the Surviving Corporation during such period.

          (b) The Surviving Corporation shall, for six years from the Effective Time, maintain in effect the current directors' and officers' liability insurance coverage listed, and identified as such, on Schedule 7.22 of the Company's Disclosure Schedule maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring through the Effective Time, provided that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this
Section 9.3 any amount per annum in excess of 50% of the aggregate premiums paid in 1995 on an annualized basis for such purpose.

          (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at JEDI's option, JEDI, shall assume the obligations set forth in this Section 9.3.

          (d) The By-laws of the Surviving Corporation and each of its Subsidiaries shall contain provisions that acknowledge and agree that, to the fullest extent permitted by law, the provisions relating to indemnification and advancement of expenses that are set forth in the By-laws of the Company as of the date of this Agreement shall remain effective for a period of six years from the Effective Time with respect to individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), and the Surviving Corporation shall not amend or repeal such provisions for a period of six years from the Effective Time.

          (e)  The obligations of the Surviving Corporation under this Section
9.3 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 9.3 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 9.3 applies shall be third-party beneficiaries of this Section 9.3).

          (f) Sub understands that the Company has entered into contractual indemnification arrangements with each of its current directors, true and correct copies of which have previously been delivered to Sub.

          Section 9.4  HSR Act.  The Company shall use its reasonable best
                       -------
efforts to file, and Sub shall use its reasonable best efforts to cause its ultimate parent entity to file, as soon as practicable following the execution of this Agreement, notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters relating to the transactions contemplated by this Agreement. Each of the parties shall provide a copy of its filing materials under the HSR Act to the other party prior to making such filing and the parties shall confer on the matters set forth therein.

          Section 9.5  Reasonable Best Efforts.  (a) Subject to the terms and
                       -----------------------
conditions of this Agreement, each of the parties hereto agrees to cooperate with each other and to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, in each case consistent with the fiduciary duties of their respective Boards of Directors, all things necessary, proper or advisable (i) under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and
(ii) to lift any injunction or other legal bar to the Merger as soon as reasonably practicable (and, in such case, to proceed with the Merger as expeditiously as possible); provided, however, that nothing in this Section or elsewhere in this Agreement shall require any party hereto to incur expenses in connection with the transactions contemplated hereby which are not reasonable under the circumstances in relation to the size of the transaction contemplated hereby or to require any party or any affiliate of any party to hold separate or make any divestiture of a significant asset or otherwise agree to any material restriction on the operations of any party in order to obtain any waiver, consent or approval required by this Agreement.

          (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Surviving Corporation shall take all such necessary action.

          (c) If at any time prior to the Effective Time any information, event or circumstance shall be discovered that should be set forth in a supplement to the Proxy Statement, the discovering party shall promptly inform the other party of such information, event or circumstance, and the Company shall as soon as practicable prepare a supplement to the Proxy Statement, which shall be in form and substance reasonably satisfactory to Sub, and mail such supplement to its stockholders.

          Section 9.6  No Solicitation.  Prior to the Effective Time, the
                       ---------------
Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, initiate, solicit, negotiate or encourage (including by way of furnishing information), or take any other action to facilitate or entertain, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any proposal or offer to acquire all or substantially all of the business of the Company and its Subsidiaries, or all or substantially all of the capital stock of the Company, whether by merger, purchase of assets, tender offer, exchange offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an "Other Acquisition Transaction") or agree to endorse or recommend any such Other Acquisition Transaction or enter into an agreement relating to an Other Acquisition Transaction; provided, however, that the Company and its Subsidiaries may negotiate with a corporation, partnership, person or other entity or group (a "Potential Acquirer") if (i) the Potential Acquirer has, in circumstances not involving any prior breach by the Company of the foregoing provisions, made a tender or exchange offer for, or a proposal to the Board of Directors of the Company to acquire, a majority of the capital stock of the Company or made a proposal for a merger, purchase of all or substantially all of the assets of the Company, or other business combination transaction involving a change of control of the Company, (ii) the Company's Board of Directors believes, based in part upon advice of its financial advisor, and after having an opportunity to discuss any such proposal with the Potential Acquirer, which contacts shall not be deemed a violation of this Section 9.6, that such Potential Acquirer has the financial wherewithal to consummate such offer or transaction and such offer or transaction would yield a better value to the Company's stockholders than would the Merger (a "Superior Proposal"), and
(iii) based upon the advice of counsel to the Company to such effect given to the Board of Directors of the Company (notice of which advice has been communicated to Sub), the Company's Board of Directors determines in good faith that there is a significant risk that the failure to negotiate with the Potential Acquirer could constitute a breach of the Board's fiduciary duty to the stockholders of the Company. The Company shall promptly advise Sub in writing of any request for non-public written information or of any Other Acquisition Transaction, or any inquiry that could reasonably be expected to lead to any Other Acquisition Transaction, the terms and conditions of such request, Other Acquisition Transaction or inquiry, the identity of the person making any such request, Other Acquisition Transaction or inquiry, and whether the Company has elected to negotiate with a Potential Acquirer in accordance with the preceding sentence. The Company shall use its reasonable best efforts to keep Sub fully informed of the status and details of any such request, Other Acquisition Transaction, inquiry, or negotiation. The Company may not enter into a definitive agreement for an Other Acquisition Transaction with a Potential Acquirer with which the Company is permitted to negotiate pursuant to this Section 9.6 unless (i) at least 10 business days prior to the Company's execution thereof the Company shall have furnished Sub with a description of all of the material terms thereof and (ii) the Company shall terminate this Agreement in accordance with Section 11.1(e) hereof. Notwithstanding the foregoing, the Taurus Disposition shall be excluded from the provisions of this Section 9.6 for all purposes. Each of Sub and JEDI agrees and acknowledges that any information furnished to it by the Company pursuant to this Section 9.6 shall be subject to the terms and conditions set forth in the Confidentiality Agreement.

          Section 9.7  Taurus Disposition.  The Company shall use its reasonable
                       ------------------
best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to promptly negotiate a definitive agreement (the "Taurus Disposition Agreement") providing for the sale of Taurus, whether by merger, sale of all or substantially all of the assets of Taurus, sale of all of the capital stock of Taurus or otherwise (the "Taurus Disposition") as soon as reasonably practicable. Prior to the execution of the final version of the Taurus Disposition Agreement, Taurus shall deliver such version to JEDI for review at least five business days prior to its execution. JEDI may, by delivering notice to the Company within such five business days, object to the terms or conditions of such agreement as it determines in its sole discretion, and if such objection is not made then such agreement shall be an "Approved Taurus Disposition Agreement." The Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Taurus Disposition if an Approved Taurus Disposition Agreement is executed and the Company shall cause Taurus to repay all indebtedness owed to the Company or its other Subsidiaries prior to the consummation of the Taurus Disposition. Except as otherwise provided in the Taurus Disposition Agreement, neither the Company nor any of its Subsidiaries (other than Taurus) shall make any capital contribution to Taurus, engage in any transaction with Taurus not in conformance with past practice or which would add material value to Taurus or otherwise transfer value to Taurus (including the assumption of liabilities), unless Sub shall otherwise consent in writing. The Company shall keep Sub informed of the status of the transactions relating to the Taurus Disposition. Notwithstanding the foregoing, if JEDI delivers its written objection to the Company of the Taurus Disposition Agreement within the time period delineated above, the Company may, in its sole discretion, proceed with the execution of the Taurus Disposition Agreement and the consummation of such Taurus Disposition, but shall deliver written notice to such effect to JEDI (the "Taurus Disposition Notice") within five business days following the receipt by the Company of JEDI's written objection notice. In such event, Sub shall have the right to terminate this Agreement as set forth in Section 11.1(h).

          Section 9.8  JEDI.
                       ----

          JEDI agrees to take all action necessary to cause Sub to perform all of Sub's, and the Surviving Corporation to perform all of the Surviving Corporation's, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Sub and JEDI shall be liable for any breach of any representation, warranty, covenant or agreement of Sub or Surviving Corporation and for any breach of this covenant;

provided, however, that JEDI shall not have any responsibility for, or provide any guaranties of, any actions of Sub or any obligation or liability otherwise hereunder after the Effective Time, except as expressly provided in Sections 3.2 and 9.3.

          Section 9.9  Certain Employee Benefit Matters.   The Company and Sub
                       --------------------------------
acknowledge and agree that it is currently anticipated that the Surviving Corporation will not become a participating employer in any employee benefit or compensation plans sponsored or maintained by Enron Corp. for the benefit of its subsidiaries or affiliated companies. For a period of 24 months following the Effective Time, the Surviving Corporation will maintain in place the Company's current health and 401(k) plans or substantially equivalent plans.

                                   ARTICLE X

                             CONDITIONS PRECEDENT

          Section 10.1  Conditions to Each Party's Obligation to Effect the
                        ---------------------------------------------------
Merger.  The respective obligations of each party to effect the Merger shall be
------
subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived in a writing executed by Sub and the Company subject to and in accordance with Section 11.4 hereof:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

          (d) The Company shall have received the written opinion of Bear, Stearns & Co. Inc., financial advisor to the Company, dated the date of the Proxy Statement, to the effect that the Merger is fair to the stockholders of the Company from a financial point of view (except that such advice need not be provided to management stockholders who will participate in the equity ownership of the Surviving Corporation).

          (e) At the time of the Company Meeting, the Company shall have confirmed that the written opinion of Bear, Stearns & Co. Inc., referred to in
Section 10.1(d) hereof has not been withdrawn.

          (f) There shall not be pending any action, proceeding or investigation brought by any person or entity before any Governmental Entity challenging, affecting, or seeking material damages in connection with, the transactions contemplated by this Agreement.

          Section 10.2  Conditions to Obligation of the Company to Effect the
                        -----------------------------------------------------
Merger.  The obligation of the Company to effect the Merger shall be subject to
------
the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company in accordance with Section
11.4 hereof:

          (a) JEDI and Sub shall have performed in all material respects their respective agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of JEDI and Sub contained in this Agreement shall be true and correct in all material respects when made and on and at the Effective Time as if made at such time (except to the extent they expressly relate to the date of this Agreement or any other particular date), and the Company shall have received a certificate of the President or Chief Executive Officer (or comparable officer) of JEDI and Sub, dated the Closing Date, to that effect.

          (b) The Company shall have received the opinion of Vinson & Elkins L.L.P., dated the Closing Date, substantially in the form of Exhibit A hereto.

          Section 10.3  Conditions to Obligations of Sub to Effect the Merger.
                        -----------------------------------------------------
The obligations of Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived in writing by Sub in accordance with Section 11.4 hereof:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case when made and on and at the Effective Time as if made at such time (except to the extent they expressly relate to the date of this Agreement or any other particular date), and Sub shall have received a certificate signed on behalf of the Company by its President or Chief Executive Officer, dated the Closing Date, to that effect. Notwithstanding anything to the contrary herein, with respect to any representation or warranty in this Agreement which refers to a Company Material Adverse Effect, a Company Material Adverse Effect shall mean adverse effects resulting in an aggregate Loss in excess of $5.0 million. "Loss" shall mean the amount that would be required to be contributed to the Surviving Corporation at the Effective Time so that the owners of the Surviving Corporation would be in the same economic position as they would have been if such adverse effects had not occurred and would not occur.

          (b) All permits, consents, authorizations, approvals, registrations, qualifications, designations and declarations set forth on Schedule 7.4 of the Company Disclosure Schedule as a result of the last sentence of Section 7.4 hereof shall have been obtained, on terms and conditions reasonably satisfactory to Sub, and, to the extent required to be submitted prior to the Effective Time, all filings and notices set forth on Schedule 7.4 of the Company Disclosure Schedule as a result of the last sentence of Section 7.4 hereof shall have been submitted by the Company.

          (c) Sub shall have received the opinion of Haynes and Boone, L.L.P. and Joe Callaway, General Counsel to the Company, dated the Closing Date, substantially in the form of Exhibit B-1 and Exhibit B-2, respectively, hereto.

          (d) The Company shall have consummated the Taurus Disposition in accordance with the Approved Taurus Disposition Agreement.

          (e) The number of Dissenting Shares shall not exceed 10% of the number of outstanding shares of Company Common Stock.

          (f) None of the Specified Parties to the Employment Agreements, Subscription Agreements, Stockholders Agreement and Business Opportunity Agreement as set forth in Schedule 10.3(f) of the Company Disclosure Schedule shall have breached or anticipatorily breached any such agreements and none of Douglas H. Miller, Grant W. Henderson or J. William Freeman shall have died or become disabled.

          (g) Sub shall have received the written resignations, effective as of the Effective Time, of each director of each of the Company and its Subsidiaries.

          (h) Each holder of all Outstanding Warrants shall have executed a Warrant Relinquishment and Release Agreement, as contemplated by Section 3.6.

          (i) All members of management of the Company shall have repaid all indebtedness owed by them to the Company.

          (j) Assuming the representations and warranties of the Company were made without regard to any "materiality qualifications," the amount that would be required to be contributed to the Surviving Corporation at the Effective Time so that the owners of the Surviving Corporation would be in the same economic position as they would have been if the representations and warranties, without regard to any such materiality qualifications, had been true and correct in all respects, would in the aggregate not exceed $7.5 million. Without regard to any "materiality qualifications" shall mean that references to "material" and words of similar import shall, for such purpose, be considered to have been deleted from the text herein and that references to exclusions or other qualifications for items that would not, individually or in the aggregate, have or cause a Company Material Adverse Effect or phrases of similar import shall, for such purposes, be considered to have been deleted from the text herein.


                                  ARTICLE XI

                       TERMINATION, AMENDMENT AND WAIVER

          Section 11.1  Termination.  This Agreement may be terminated at any
                        -----------
time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the
Company:

          (a) by mutual consent of the Board of Directors of Sub and the Board of Directors of the Company;

          (b) by either Sub or the Company if the Merger shall not have been consummated on or before March 15, 1996 (unless, such circumstance is the result of a breach of the terms hereof by the party exercising the termination right);

          (c) by Sub if there has been a material breach on the part of the Company, or by the Company if there has been a material breach on the part of Sub or JEDI, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within fifteen business days following receipt by the breaching party of written notice of such breach;

          (d) by either Sub or the Company upon written notice to the other party if any Governmental Entity of competent jurisdiction shall have issued (i) a final permanent order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted, or (ii) any order or directive that does not directly enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, but that would, if JEDI, Sub or the Company were to comply with such order or directive as a condition to consummating the transactions contemplated hereby, have a material adverse effect on the business, operations or financial condition of either JEDI or the Surviving Corporation and its Subsidiaries taken as a whole;

          (e) by the Company if (i) the Board of Directors of the Company reasonably believes that an Other Acquisition Transaction is a Superior Proposal, (ii) the ten business day period referred to in Section 9.6 shall have expired, and (iii) simultaneously with such termination the Company enters into a definitive agreement to effect such Other Acquisition Transaction (a "Terminating Other Acquisition Transaction");

          (f) by either Sub or the Company if the required approval of the Company's stockholders is not received in a vote duly taken at the Company Meeting contemplated by Section 3.7 hereof;

          (g) by Sub if the Board of Directors of the Company or any committee thereof (i) shall have amended, modified, rescinded or repealed the recommendation of the Company's Board of Directors to the stockholders of the Company to approve the Merger and the adoption of this Agreement, or (ii) shall have adopted any other resolution in connection with this Agreement and the transactions contemplated hereby inconsistent with such recommendation of the consummation of the transactions contemplated hereby;

          (h) by Sub (i) upon written notice to the Company if the Company does not present to JEDI within 60 days after the signing of this Agreement a Taurus Disposition Agreement that is satisfactory to JEDI in its sole discretion, provided however, that the Company may extend such 60 day period (A) for an additional 30 days by notifying Sub prior to the 60th day in writing of its decision to do so accompanied with a payment of $175,000 and (B) for an additional 30 days by written notification to Sub prior to the 90th day accompanied with an additional $75,000; or (ii) upon written notice to the Company within five business days after JEDI receives a Taurus Disposition Notice as contemplated by Section 9.7;

          (i) by Sub, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 10.3(a) would be incapable of being satisfied by March 15, 1996 or by the Company if any representation or warranty of Sub or JEDI shall have become untrue such that the condition set forth in Section 10.2(a) would be incapable of being satisfied by March 15, 1996.

          Section 11.2  Effect of Termination.  In the event of termination of
                        ---------------------
this Agreement pursuant to Section 11.1, no party hereto shall have any obligation or liability to any other party hereto except (i) that the penultimate sentence of Section 9.1, this Section 11.2 and Sections 12.3 and
12.6 shall survive any such termination and (ii) that, except as set forth herein, nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement.

          Section 11.3  Amendment.  This Agreement may be amended by the parties
                        ---------
hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval hereof by the stockholders of the Company, but, after such approval, no amendment shall be made that under applicable law requires further approval of such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 11.4  Waiver.  At any time prior to the Effective Time, the
                        ------
parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any documents delivered pursuant hereto by any other party and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE XII

                              GENERAL PROVISIONS

          Section 12.1  Non-Survival of Representations and Warranties.  All
                        ----------------------------------------------
representations, warranties, agreements and covenants set forth in this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 11.1, as the case may be, except that (i) the agreements set forth in Sections 9.3, 9.5(b), 9.8 and 9.9 and Articles III and XII (excluding Section 12.3) shall survive the Effective Time indefinitely and
(ii) the agreements set forth in the penultimate sentence of Section 9.1 and in
Article XII (including Section 12.3) shall survive termination indefinitely.

          Section 12.2  Notices.  All notices or other communications under this
                        -------
Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile transmission (with a hard copy delivered by overnight delivery service) or by overnight delivery service, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

               If to the Company:

               Coda Energy, Inc.
               5735 Pineland Drive, Suite 300
               Dallas, Texas 75231
               Attention:  General Counsel
               Telecopy No.:  (214) 265-4777

               With a copy to:

               Haynes and Boone, L.L.P.
               901 Main Street, Suite 3100
               Dallas, Texas  75202
               Attention:  William L. Boeing
               Telecopy No.:  (214) 651-5940

               And with a copy to:

               Locke Purnell Rain Harrell
               2200 Ross Avenue, Suite 2200
               Dallas, Texas  75201
               Attention:  Dan Busbee
               Telecopy No.:  (214) 740-8800

               If to Sub or JEDI:

               c/o Enron Corp.
               1400 Smith Street
               Houston, Texas  77002
               Attention: Keith Power/Brenda McGee, Specialist - 28th Floor Telecopy No.: (713) 646-3602
               Telephone No.:  (713) 853-5259

               With a copy to:

               Tim Detmering
               1400 Smith Street
               Houston, Texas  77002
               Telecopy No.:  (713) 646-3750

               and

               Vinson & Elkins L.L.P.
               1001 Fannin, Suite 2300
               Houston, Texas  77002

               Attention:  Scott N. Wulfe
               Telecopy No.:  (713) 758-2346

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 12.2.

          Section 12.3  Expenses; Termination Fees.
                        --------------------------

          (a) Subject to Sections 12.3(b), (c) and (e), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such expenses.

          (b) If this Agreement is terminated by Sub pursuant to Sections 11.1(c), (e), (f) or (g), then the Company shall, by wire transfer of immediately available funds to an account designated by Sub, reimburse Sub and its affiliates, not later than two business days after Sub submits to the Company statements therefor, for all reasonable and necessary out-of-pocket fees and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, financial institutions, experts and consultants) incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the arranging of financing for the Merger and all other matters related to the consummation of the transactions contemplated hereby up to a maximum amount of $750,000 (exclusive of any expenses and fees specifically agreed to by the Company and incurred in connection with any proposed placement of subordinated debt to finance or refinance the transactions contemplated hereby) in the case of a termination pursuant to Sections 11.1(c), (e) or (g) and up to a maximum amount of $500,000 (exclusive of any expenses and fees specifically agreed to by the Company and incurred in connection with any proposed placement of subordinated debt to finance or refinance the transactions contemplated hereby) in the case of a termination pursuant to Section 11.1(f). A payment under this Section 12.3(b) shall not limit Sub's or JEDI's right to pursue all other available remedies if the Company has breached this Agreement, although neither JEDI nor Sub shall be permitted to recover such fees and expenses more than once.

          (c)  If this Agreement is terminated by the Company pursuant to
Section 11.1(c), then JEDI shall, by wire transfer of immediately available funds to an account designated by the Company, reimburse the Company, not later than two business days after the Company submits to JEDI statements therefor, for all reasonable and necessary out-of-pocket fees and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, financial institutions, experts and consultants) incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, and all other matters related to the consummation of the transactions contemplated hereby up to a maximum amount of $750,000 (exclusive of any expenses and fees specifically agreed to by the Company and JEDI and incurred in connection with any proposed placement of subordinated debt to finance or refinance the transactions contemplated hereby). A payment under this Section 12.3(c) shall not limit the Company's right to pursue all other available remedies if Sub or JEDI has breached this Agreement, although the Company shall not be permitted to recover such fees and expenses more than once.

          (d) In addition to any amounts payable pursuant to Section 12.3(b), if this Agreement is terminated for any reason other than a termination by Sub pursuant to Section 11.1(b), (h) or (i) or by the Company pursuant to Section 11.1(c), then if (i) a Terminating Other Acquisition Transaction is consummated or (ii) an Other Acquisition Transaction that provides a better value to the holders of Company Common Stock than the Merger would have provided is consummated prior to the first anniversary of the date of this Agreement, then the Company shall pay to Sub, by wire transfer of immediately available funds to an account designated by Sub, $3.5 million not later than the second business day following such consummation. A payment under this Section 12.3(d) shall not limit Sub's right to pursue all other available remedies if the Company has breached this Agreement.

          (e) If (i) prior to the termination of this Agreement, any person (other than Sub or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 20% or more of the outstanding Company Common Stock; (ii) either this Agreement is terminated pursuant to Section 11.1(f) or such beneficial owner takes any action to oppose or prevent the consummation of the Merger and this Agreement is terminated for any reason; and (iii) an Other Acquisition Transaction is consummated within one calendar year of the date of the Company Meeting, then the Company shall pay to Sub, by wire transfer of immediately available funds to an account designated by Sub $3.5 million plus all out-of-pocket fees and expenses (of the type referred to in Section 12.3(b) and subject to the limitations set forth in Section 12.3(b)) not later than two business days after Sub submits to the Company a request therefore. Notwithstanding the foregoing, no payment shall be required under Sections 12.3(b) or 12.3(d), if the payment specified by this Section 12.3(e) has been made to Sub, and no payment shall be required under this Section 12.3(e) if the payments specified by Sections 12.3(b) and (d) have been made to Sub. A payment under this Section 12.3(e) shall not limit Sub's right to pursue all other available remedies if the Company has breached this Agreement.

          Section 12.4  Publicity.  So long as this Agreement is in effect, none
                        ---------
of JEDI, Sub nor the Company shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the consent of the other, which consent shall not be unreasonably withheld, unless such press release or public statement is required by law, regulation or rules of any applicable market or exchange, in which case such press release or public statement may be made after providing the other parties hereto a reasonable opportunity to comment thereon.

          Section 12.5  Interpretation.  The headings contained in this
                        --------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 12.6  Severability.  If any term or other provision of this
                        ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated to the fullest extent possible.

          Section 12.7  Miscellaneous.  This Agreement (together with the
                        -------------
exhibits and the Company Disclosure Schedule referred to herein) and the Confidentiality Agreement (i) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) except as provided in Section 9.3, is not intended to confer upon any other person any rights or remedies hereunder and shall be binding upon and inure to the benefit solely of each party hereto, and their respective successors and assigns, (iii) shall not be assigned by operation of law or otherwise, except that Sub shall have the right to assign to any direct wholly owned subsidiary of JEDI incorporated under the laws of Delaware any and all rights and obligations of Sub under this Agreement, and (iv) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to the procedures applicable to the Merger and the internal affairs of the parties and the laws of the State of Texas, with respect to all other matters (without giving effect to the provisions thereof relating to conflicts of law). This Agreement may be executed in any number of counterparts which together shall constitute a single agreement.

          IN WITNESS WHEREOF, Sub, JEDI and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.


                                 CODA ACQUISITION, INC.


                                 By: /s/ C. John Thompson
                                    --------------------------------------------
                                 Name:  C. John Thompson
                                 Title: Vice President

                                 CODA ENERGY, INC.


                                 By: /s/ Douglas H. Miller
                                    --------------------------------------------
                                 Name:  Douglas H. Miller
                                 Title: Chairman of the Board and Chief
                                          Executive Officer


                                 JOINT ENERGY DEVELOPMENT
                                 INVESTMENTS LIMITED PARTNERSHIP


                                 By:  Enron Capital Management
                                      Limited Partnership, its general partner

                                 By:  Enron Capital Corp., its general partner


                                 By: /s/ C. John Thompson
                                    --------------------------------------------
                                 Name:  C. John Thompson
                                 Title: Agent and Attorney-in-Fact

                                 AMENDMENT TO


                                   AGREEMENT


                                      AND


                                 PLAN OF MERGER


                                  BY AND AMONG


                            CODA ACQUISITION, INC.,


                      JOINT ENERGY DEVELOPMENT INVESTMENTS
                              LIMITED PARTNERSHIP


                                      AND


                               CODA ENERGY, INC.


                         DATED AS OF DECEMBER 22, 1995

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT (this "Amendment") TO AGREEMENT AND PLAN OF MERGER, dated as of December 22, 1995, by and among Coda Acquisition, Inc., a Delaware corporation ("Sub"), Coda Energy, Inc., a Delaware corporation (the "Company") and Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI"):

                                  WITNESSETH:

     WHEREAS, Sub, the Company and JEDI have entered into that certain Agreement and Plan of Merger dated as of October 30, 1995 (the "Agreement") providing for the merger of Sub with and into the Company (the "Merger");

     WHEREAS, Sub, the Company and JEDI now desire to amend the Agreement as hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.1 Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement as amended hereby.

                                   ARTICLE II

                                   AMENDMENTS

     Section 2.1 Amendment to Section 3.1. Effective as of the date hereof, the reference in Section 3.1 of the Agreement to $8.00 is hereby amended to $7.75.

     Section 2.2 Amendment to Section 3.6 (a) and (b). Effective as of the date hereof, the references in Section 3.6 (a) and (b) of the Agreement to $8.00 are hereby amended to $7.75.

     Section 2.3  Amendment to Article IV.  Effective as of the date hereof
Article IV of the Agreement is hereby amended to delete the definitions of "Approved Taurus Disposition Agreement", "Taurus Disposition", "Taurus Disposition Agreement" and "Taurus Disposition Notice."

     Section 2.4  Amendment to Section 8.1(a).  Effective as of the date hereof,
Section 8.1(a) of the Agreement is hereby amended by deleting the parenthetical phrase therein.

     Section 2.5  Amendment to Section 9.6.  Effective as of the date hereof,
Section 9.6 of the Agreement is hereby amended by deleting the penultimate sentence thereof.

     Section 2.6  Amendment to Section 9.7.  Effective as of the date hereof,
Section 9.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

         Section 9.7 No Taurus Disposition. The Company shall not negotiate and shall not enter into any agreement providing for the sale of Taurus, whether by merger, sale of all or substantially all of the assets of Taurus, sale of all of the capital stock of Taurus or otherwise, without, in each such case, obtaining the prior written consent of JEDI.

     Section 2.7  Amendment to Section 10.3.  Effective as of the date hereof,
Section 10.3 of the Agreement is hereby amended by deleting subsection (d) in its entirety.

     Section 2.8  Amendment to Section 11.1.  Effective as of the date hereof,
Section 11.1 of the Agreement is hereby amended by deleting subsection (h) in its entirety.

     Section 2.9 Amendment to Option Relinquishment and Release Agreement and Warrant Relinquishment and Release Agreement. Effective as of the date hereof, the references in the recitals of both the Option Relinquishment and Release Agreement and the Warrant Relinquishment and Release Agreement to $8.00 are amended to $7.75.

                                  ARTICLE III

                                 MISCELLANEOUS

          Section 3.1 Ratifications; Waiver of Claims. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are ratified and confirmed and shall continue in full force and effect. Sub, the Company and JEDI agree that the Amendment is, and the Agreement as amended hereby shall continue to be, legal, valid, binding and enforceable in accordance with its respective terms, subject, however, to (i) the execution, on or prior to January 15, 1996, of amendments to the Subscription Agreement and the Stockholders Agreement (the "Management Agreements") satisfactory to JEDI, in its sole discretion, and (ii) the receipt, on or prior to January 15, 1996, by the Company of oral or written confirmation, in form and substance acceptable to the Special Committee and to the Board of Directors of the Company, from Bear, Stearns & Co. Inc. ("Bear Stearns"), financial advisor to the Company, that the Merger, based on the revised Merger Consideration, is fair to the stockholders of the Company from a financial point of view (except that such advice need not be provided to management stockholders who will participate in the equity ownership of the Surviving Corporation). If either (x) amendments to the Management Agreements satisfactory to JEDI, in its sole discretion, are not executed on or prior to January 15, 1996 or (y) the Company has not received such confirmation from Bear Stearns on or prior to January 15, 1996, then this Amendment shall become void and the Agreement shall continue in full force and effect without giving effect to this Amendment.

          Section 3.2 Representations and Warranties. Each of Sub, the Company and JEDI hereby represents and warrants to the other of such parties that the execution, delivery and performance of this Amendment has been authorized by all requisite corporate action on the part of each of Sub, the Company and JEDI and will not violate the articles or certificate of incorporation, bylaws or partnership agreement, as applicable, of any of Sub, the Company and JEDI.

          Section 3.3 Reference to Agreement. The Agreement is hereby amended so that any reference therein to the Agreement shall mean a reference to the Agreement as amended hereby.

          IN WITNESS WHEREOF, Sub, JEDI and the Company have caused this Amendment to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                CODA ACQUISITION, INC.

                                By:    /s/ C. John Thompson
                                   --------------------------------------------
                                Name:  C. John Thompson
                                Title: Vice President



                                CODA ENERGY, INC.



                                By:    /s/ Douglas H. Miller
                                   --------------------------------------------
                                Name:  Douglas H. Miller
                                Title: Chairman of the Board
                                       and Chief Executive Officer


                                JOINT ENERGY DEVELOPMENT
                                INVESTMENTS LIMITED PARTNERSHIP

                                By:  Enron Capital Management Limited
                                     Partnership, its general partner

                                By:  Enron Capital Corp., its general partner



                                By:    /s/ C. John Thompson
                                    -----------------------------------------
                                Name:  C. John Thompson
                                Title: Agent and Attorney-in-Fact

                              SECOND AMENDMENT TO

                                   AGREEMENT

                                      AND

                                 PLAN OF MERGER


                                  BY AND AMONG


                            CODA ACQUISITION, INC.,


                      JOINT ENERGY DEVELOPMENT INVESTMENTS
                              LIMITED PARTNERSHIP


                                      AND

                               CODA ENERGY, INC.


                          DATED AS OF JANUARY 10, 1996

                              SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


  THIS SECOND AMENDMENT (this "Second Amendment") TO AGREEMENT AND PLAN OF MERGER, dated as of January 10, 1996, by and among Coda Acquisition, Inc., a Delaware corporation ("Sub"), Coda Energy, Inc., a Delaware corporation (the "Company") and Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI"):

                              W I T N E S S E T H:

  WHEREAS, Sub, the Company and JEDI have entered into that certain Agreement and Plan of Merger dated as of October 30, 1995 (the "Agreement") providing for the merger of Sub with and into the Company (the "Merger");

  WHEREAS, Sub, the Company and JEDI have entered into that certain Amendment to Agreement and Plan of Merger dated as of December 22, 1995 (the "First Amendment");

  WHEREAS, Sub, the Company and JEDI now desire to amend the Agreement as hereinafter set forth;

  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                        DEFINITIONS ARTICLE IDEFINITIONS

  Section 1.1 Definitions. Capitalized terms used in this Second Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement as amended by the First Amendment and hereby.

                                   ARTICLE II

                                   AMENDMENTS

  Section 2.1     Amendment to Exhibit 2.1.  Effective as of the date hereof,
Exhibit 2.1 of the Agreement is hereby amended and restated in its entirety as set forth in the attached Exhibit 2.1.

  Section 2.2 Amendment to Schedule 3.6(a)(1). Effective as of the date hereof, Schedule 3.6(a)(1) of the Agreement is hereby amended and restated in its entirety as set forth in the attached Schedule 3.6(a)(1).

  Section 2.3     Amendment to Section 9.3(a).  Effective as of the date hereof,
Section 9.3(a) of the Agreement is hereby amended by adding to the end of the section the following parenthetical phrase:

     "(other than dividends or other distributions paid in respect of the 15% Cumulative Preferred Stock of the Surviving Corporation)."

                                  ARTICLE III

                                 MISCELLANEOUS

  Section 3.1 Ratifications. The terms and provisions set forth in this Second Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement, as amended, and except as expressly modified and superseded by this Second Amendment, the terms and provisions of the Agreement, as amended, are ratified and confirmed and shall continue in full force and effect. Sub, the Company and JEDI agree that this Second Amendment is, and the Agreement as amended by the First Amendment and hereby shall continue to be, legal, valid, binding and enforceable in accordance with its respective terms.

  Section 3.2 Representations and Warranties. Each of Sub, the Company and JEDI hereby represents and warrants to the other of such parties that the execution, delivery and performance of this Second Amendment has been authorized by all requisite corporate action on the part of each of Sub, the Company and JEDI and will not violate its articles or certificate of incorporation, bylaws or partnership agreement, as applicable, and the Company hereby represents and warrants to Sub and JEDI that the Company has received oral or written confirmation, in form and substance acceptable to the Special Committee and to the Board of Directors of the Company, from Bear, Stearns & Co., Inc., financial advisor to the Company, that the Merger, based on the revised Merger Consideration, is fair to the stockholders of the Company from a financial point of view (except that such advice was not provided to management stockholders who will participate in the equity ownership of the Surviving Corporation).

  Section 3.3 Reference to Agreement. The Agreement is hereby amended so that any reference therein to the Agreement shall mean a reference to the Agreement as amended by the First Amendment and hereby.

  IN WITNESS WHEREOF, Sub, JEDI and the Company have caused this Second Amendment to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                              CODA ACQUISITION, INC.


                              By:     /s/ C. John Thompson
                                 ------------------------------------
                              Name:   C. John Thompson
                              Title:  Vice President


                              CODA ENERGY, INC.


                              By:     /s/ Douglas H. Miller
                                 ------------------------------------
                              Name:   Douglas H. Miller
                              Title:  Chairman of the Board and Chief
                                      Executive Officer


                              JOINT ENERGY DEVELOPMENT
                              INVESTMENTS LIMITED PARTNERSHIP


                              By:  Enron Capital Management
                                    Limited Partnership, its general partner

                              By:  Enron Capital Corp., its general partner


                              By:     /s/ C. John Thompson
                                 ------------------------------------
                              Name:   C. John Thompson
                              Title:  Agent and Attorney-in-Fact

                                                                     EXHIBIT 2.1
                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               CODA ENERGY, INC.

                                   * * * * *

                                   ARTICLE I.

  The name of the corporation is CODA ENERGY, INC.

                                  ARTICLE II.

  The registered office of this corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

                                  ARTICLE III.

  The nature of the business or purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of Delaware.

                                  ARTICLE IV.

     1. The total number of shares of stock which this corporation shall have authority to issue is 1,040,000 shares, consisting of:

          (a) 40,000 shares of preferred stock, all of which are to be of the par value of $0.01 each and all to be designated the Preferred Stock of the corporation; and

          (b) 1,000,000 shares of common stock, all of which are to be of the par value of $0.01 each and all to be designated the Common Stock of the corporation.

     2. The voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications or restrictions of the Preferred Stock and the Common Stock are as follows:

     (A)  Preferred Stock

     (1) Designation. The Preferred Stock is hereby designated "15% Cumulative Preferred Stock" (hereinafter sometimes referred to in this Article IV as "15% Cumulative Preferred Stock"), and the number of shares which shall constitute such class of stock is 40,000 shares.

     (2) Dividends. (a) The holders of each share of 15% Cumulative Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, cumulative preferential dividends, at the rate of $150.00 per share per annum. Dividends on shares of the 15% Cumulative Preferred Stock shall accrue, whether or not earned, from the date of issuance of such shares of the 15% Cumulative Preferred Stock and, other than dividends on account of arrears for past dividend periods, shall be payable in equal installments semi-annually on the last day of June and December in each year (or, if any such day shall be a Saturday, Sunday, or bank holiday in the State of Texas, then on the next succeeding business day). The six- month periods from January 1 to June 30 and July 1 to December 31, inclusive, are herein called "semi-annual periods".

     Any dividend payments on shares of the 15% Cumulative Preferred Stock with respect to a semi-annual period shall be made in cash, except that if the corporation shall fail to pay the entire dividend for any semi-annual period in cash, the corporation may pay the amount of the dividend not made in cash by the issuance of additional shares of 15% Cumulative Preferred Stock. Any accrued or unpaid dividends payable upon the redemption of a share of 15% Cumulative Preferred Stock or upon the liquidation, dissolution or winding up of the corporation shall be payable in cash only. The calculation of the number of shares of 15% Cumulative Preferred Stock to be issued by the corporation as a dividend pursuant to this paragraph (2) shall be based on a value per share of the 15% Cumulative Preferred Stock equal to $1,000.00 per share. All shares of 15% Cumulative Preferred Stock issued as a dividend shall bear a date of original issuance which is the same as the date on which such dividend was payable. No fractional interest in shares of 15% Cumulative Preferred Stock shall be issued as a dividend payment. Each holder of 15% Cumulative Preferred Stock who would otherwise have been entitled to a fractional share of 15% Cumulative Preferred Stock as a dividend payment on the aggregate number of shares of 15% Cumulative Preferred Stock for which such holder is entitled to receive dividends will receive, in lieu of such fractional share, a cash amount, rounded to the nearest full cent, determined by multiplying such fraction of a share by $1,000.00. All shares of 15% Cumulative Preferred Stock issued as a dividend will be duly authorized, fully paid and nonassessable.

     If the corporation shall fail to pay a semi-annual dividend either in cash or by the issuance of additional shares of 15% Cumulative Preferred Stock, then additional dividends shall be deemed to accrue on the amount of dividend so unpaid, compounding semi-annually, at the rate of 15% per annum, which additional dividends shall be payable by the corporation, at its option, either in cash or by the issuance of additional shares of 15% Cumulative Preferred Stock.

     (b) Dividends on shares of 15% Cumulative Preferred Stock shall be cumulative and shall accrue on a daily basis from the date of issuance of such shares of 15% Cumulative Preferred Stock regardless of whether or not the corporation shall have funds legally available for the payment of such dividends. Dividends on the 15% Cumulative Preferred Stock payable for any period less than or greater than a full semi-annual period shall be paid on the basis of a year of 365 or 366 days, as applicable. Dividends will be payable to holders of record as they appear on the stock books of the corporation on such record dates as may be declared by the Board of Directors of the corporation, not more than 60 days nor less than 10 days preceding the payment dates thereof, as may be fixed by the Board of Directors of the corporation or a duly authorized committee thereof. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a date not more than 60 days nor less than 10 days preceding the payment date thereof as may be fixed by the Board of Directors of the corporation or a duly authorized committee thereof. Holders of 15% Cumulative Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. Except as provided in the last paragraph of the preceding paragraph (2)(a), no interest or sum of money in lieu of interest shall be payable in respect of any accumulated unpaid dividends.

     (c) As long as any shares of 15% Cumulative Preferred Stock are outstanding, no dividends whatsoever, whether paid in cash, stock, or otherwise (except for dividends paid in shares of Common Stock, either in the form of a stock split or stock dividend), shall be paid or declared, or any distribution (except as aforesaid and except for distributions payable upon the complete liquidation, dissolution or winding up of the corporation after payment or provision for payment of the debts and other liabilities of the corporation and payment or setting aside for payment of the preferential amount due to the holders of 15% Cumulative Preferred Stock) shall be made, on any Common Stock to the holders of such stock (any such dividend or distribution being herein called a "Restricted Payment") unless (i) the remaining net assets of the corporation, after giving effect to such Restricted Payment, shall at least equal the aggregate preferential amount to which the 15% Cumulative Preferred Stock is entitled pursuant to the provisions of this Article IV, in the event of the voluntary liquidation, dissolution, or winding up of the corporation, and (ii) all dividends on the 15% Cumulative Preferred Stock for all past semi-annual periods shall have been paid or declared and a sum sufficient for the payment thereof set apart.

     (d) Shares of 15% Cumulative Preferred Stock in excess of 20,000 shares shall be issuable only for the purpose of paying dividends on the 15% Cumulative Preferred Stock as permitted by paragraphs (2)(a) and (2)(b) hereof.

     (3) Redemption. (a) The 15% Cumulative Preferred Stock shall be redeemed as a whole by the corporation at a redemption price of $1,000 per share, plus all accrued and unpaid dividends (including undeclared dividends) to the date of redemption, if the corporation shall have sufficient funds legally available for such redemption and if such redemption would not violate or conflict with any loan agreement, credit agreement, note agreement, indenture, or other agreement relating to indebtedness (an "Approved Loan Agreement") to which the corporation is a party on or before the fifth business day (the "Redemption Date") after the earliest to occur of the following:

          (i) the closing of the sale by the corporation of Taurus Energy Corp. ("Taurus") whether by merger, sale of all or substantially all of the assets of Taurus, sale of all or substantially all of the capital stock of Taurus, or otherwise; and

          (ii) a Trigger Event (as such term is defined in that certain Stockholders Agreement dated October 30, 1995, as amended, among Coda Acquisition, Inc. and the other parties thereto).

provided that if the corporation either does not have sufficient funds legally available for such redemption or such redemption would violate or conflict with the provisions of an Approved Loan Agreement, the corporation shall have no obligation to redeem the 15% Cumulative Preferred Stock on the Redemption Date. Instead, the corporation shall redeem on the Redemption Date the number of shares of 15% Cumulative Preferred Stock, if any, which the corporation can redeem out of the funds legally available for such purpose and without violating or conflicting with the provisions of any Approved Loan Agreement, and it shall redeem the remainder of the shares of 15% Cumulative Preferred Stock as soon as the corporation shall have legally available funds which are sufficient to effect such redemption without violating or conflicting with the provisions of any Approved Loan Agreement.

     (b) The 15% Cumulative Preferred Stock may be redeemed by the corporation at its option, as a whole or in part, to the extent the corporation shall have funds legally available for such redemption, at any time or from time to time at a redemption price of $1,000.00 per share, plus all accrued and unpaid dividends (including undeclared dividends) to the date of redemption.

     (c) In case of the redemption of only part of the 15% Cumulative Preferred Stock, the shares to be redeemed may be selected ratably or in such other equitable manner as may be prescribed by resolution of the Board of Directors of the corporation.

     (4) Liquidation Preference. (a) Upon the complete liquidation, dissolution, or winding up of the corporation, whether voluntarily or involuntarily, the 15% Cumulative Preferred Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the corporation but before any distribution is made to the holders of any Common Stock, to be paid $1,000.00 per share plus all accrued and unpaid dividends (including undeclared dividends), and shall not be entitled to any further payment.

     (b) In case the net assets of the corporation are insufficient to pay all outstanding shares of 15% Cumulative Preferred Stock the liquidation preferences to which they are respectively entitled, then the entire net assets of the corporation shall be distributed ratably to all outstanding shares of 15% Cumulative Preferred Stock according to the amount due each such share.

     (5) Voting. (a) Except as otherwise provided herein or required by law, the holders of shares of 15% Cumulative Preferred Stock shall not be entitled to vote on any matters to be voted on by the stockholders of the corporation.

     (b) Notwithstanding the preceding paragraph, so long as any shares of the 15% Cumulative Preferred Stock are outstanding, the corporation shall not, without the written consent or the affirmative vote of holders of at least a majority of the total number of shares of 15% Cumulative Preferred Stock then outstanding and voting as a class, (i) amend its Certificate of Incorporation or By-laws or (ii) authorize the merger (whether or not the corporation is a surviving corporation in such merger) of the corporation, in each case, if such amendment or merger would alter, change or abolish the powers, preferences or rights of the 15% Cumulative Preferred Stock so as to affect the holders of the 15% Cumulative Preferred Stock adversely.

     (B)  Common Stock

     (1) Dividends. Subject to the provisions of Section 2(A) of this Article IV, the Board of Directors of the corporation may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the corporation.

     (2) Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and payment or setting aside for payment of the preferential amount due to the holders of the 15% Cumulative Preferred Stock in accordance with Section 2(A) of this Article IV, the holders of the Common Stock of the corporation shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

     (3) Voting Rights. Subject to the special voting rights of the holders of 15% Cumulative Preferred Stock described in Section 2(A) hereof, the holders of the Common Stock of the corporation shall be entitled at all meetings of stockholders to one vote for each share of such stock held by them.

     (C)  Liquidation Notices

     Written notice of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of the 15% Cumulative Preferred Stock and the Common Stock at their respective addresses as the same shall appear on the books of the corporation.

     For the purposes of Section 2(A)(4) and Section 2(B)(2) of this Article IV, the merger of the corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease, or conveyance of all or substantially all the assets, property, or business of the corporation, which does not in fact result in a liquidation of the corporation, shall not be deemed to be a liquidation, dissolution, or winding up of the corporation.

     (D)  Redemption Notices

     Notice of any redemption which is to be made pursuant to Section 2(A)(3) of this Article IV shall be mailed, postage prepaid, (i) in the case of a redemption under Section 2(A)(3)(a) of this Article IV, on the date of the event resulting in the redemption or (ii) in the case of a redemption under Section 2(A)(3)(b) of this Article IV, at least 10 days but not more than 60 days prior to the proposed redemption, in each case to the holders of record of the 15% Cumulative Preferred Stock to be redeemed at their respective addresses as they appear on the books of the corporation.

     Notice of the redemption shall state:

          (1)  the redemption date,

          (2)  the redemption price,

          (3) if less than all outstanding shares of 15% Cumulative Preferred Stock are to be redeemed, the identification of the shares to be redeemed,

          (4) that on the redemption date the redemption price will become due and payable upon each share of 15% Cumulative Preferred Stock to be redeemed, and

          (5) the place or places where such shares to be redeemed are to be surrendered for payment of the redemption price.

     If the notice required by the preceding paragraphs of this Section 2(D) is given, the number of shares of 15% Cumulative Preferred Stock specified in the notice shall, subject to the limitations set forth in this Article IV, become due and payable on the redemption date so designated at the redemption price upon presentation and surrender of the certificates representing such shares.

     (E) Retirement of Shares; Outstanding

     All shares of 15% Cumulative Preferred Stock redeemed or acquired shall be canceled and not subject to reissuance. When used in this Article IV with reference to the 15% Cumulative

Preferred Stock, the term "outstanding" means shares of such class of stock which have been issued but have not been so canceled.

                                   ARTICLE V.

     The minimum amount of capital with which this corporation shall commence business is one thousand dollars ($1,000).

                                  ARTICLE VI.

     The name and mailing address of the incorporator is as follows:

       NAME                         MAILING ADDRESS

     Kate B. Cole                   1400 Smith Street, Suite 4839a
                                    Houston, Texas  77002

                                  ARTICLE VII.

     The corporation shall have perpetual existence.

                                 ARTICLE VIII.

     The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever, and shall be exempt from corporate liability.

                                  ARTICLE IX.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     (a) To make, alter, amend and rescind the Bylaws of this corporation.

     (b) To set apart out of any of the available funds of this corporation such reserves for proper purposes as the Board of Directors may deem expedient, and to abolish any such reserves.

     (c) To determine the use and distribution of any surplus and net profits.

     (d) To authorize and cause to be executed and delivered, without limit as to amount, mortgages and instruments of pledge of, and other instruments creating liens upon, the real and personal property of this corporation.

     (e) By resolution or resolutions, passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of this corporation, which, to the extent provided in said resolution or resolutions or in the Bylaws of this corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of this corporation, and may have power to authorize the seal of this corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of this corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

                              ARTICLE X.

     The stockholders and Board of Directors shall have power, if the Bylaws so provide, to hold their meetings and to keep the books of this corporation (except such as are required by the laws of Delaware to be kept in Delaware) and documents and papers of this corporation outside the State of Delaware and have one or more offices within or without the State of Delaware at such places as may be designated from time to time by the Board of Directors.

                                  ARTICLE XI.

     1. The number of directors of this corporation shall be specified in the Bylaws and such number may be increased or decreased from time to time in such manner as may be prescribed in the Bylaws. The directors need not be stockholders.

     2. In case of an increase in the number of directors, the additional directors may be elected by the Board of Directors to hold office until the next annual meeting of the stockholders and until their successors are elected and qualified. In case of vacancies in the Board of Directors, a majority of the remaining directors may elect directors to fill such vacancies.

     3. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of this paragraph 3 by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

     4. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph 5 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     5. If a claim under paragraph 4 of the Article XI is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     6. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     7. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     8. In the event that the corporation merges with Coda Energy, Inc. ("Coda"), a Delaware corporation, then for a period of six years from the effective time of such merger (the "Effective Time"), the surviving corporation of such merger shall, to the fullest extent permitted by law, abide by the limitation on liability set forth in Article 10 of the Certificate of Incorporation of Coda and provide for the indemnification and advancement of expenses set forth in Article 9.1 of the Bylaws of Coda in effect immediately prior to the Effective Time with respect to individuals who at any time from and after the date of the agreement relating to such merger and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of Coda or any of its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time.

                                  ARTICLE XII.

     This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


     I, THE UNDERSIGNED, do make and file this Restated Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are
true, and accordingly hereunto have set my hand this   day of      , 19  .



                                      -----------------------------------------

                                  APPENDIX B

                 FAIRNESS OPINION OF BEAR, STEARNS & CO. INC.

                [LETTERHEAD OF BEAR STEARNS & CO. APPEARS HERE]

                               January 18, 1996

Special Committee of the Board of Directors
Coda Energy, Inc.
5735 Pineland Drive, Suite 300
Dallas, Texas 75231

Attention: Mr. Earl E. Ellis

Dear Sirs:

    We understand that Coda Energy, Inc. ("Coda") and Joint Energy Development Investments Limited Partnership ("JEDI") have entered into an Agreement and Plan of Merger, dated as of October 30, 1995, as amended by that certain Amendment to Agreement and Plan of Merger, dated as of December 22, 1995, and by that certain Second Amendment to Agreement and Plan of Merger, dated as of January 10, 1996 (as amended, the "Merger Agreement"), pursuant to which, and upon the terms and conditions set forth therein, stockholders of Coda will receive $7.75 in cash for each share of outstanding common stock of Coda (the "Transaction"). We also understand that, as part of the Transaction, certain members of Coda's management, including Coda's Chairman, Mr. Douglas H. Miller (collectively, the "Management Group"), will participate in the equity ownership of a newly formed wholly owned subsidiary of JEDI, Coda Acquisition, Inc. We understand that JEDI is an affiliate of Enron Capital & Trade Resources Corp., a wholly owned subsidiary of Enron Corp. You have provided us with the proxy statement with respect to the Transaction in substantially the form to be sent to stockholders of Coda (the "Proxy Statement"), which includes the Merger Agreement.

    You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the stockholders of Coda other than the Management Group.

    In the course of our analyses for rendering this opinion, we have:

        1. reviewed the Proxy Statement;

        2. reviewed Coda's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 through 1994, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995;

        3. reviewed certain operating and financial information, including budgets, provided at our request by Coda's management relating to Coda's business and prospects;

Special Committee of the Board of Directors
Coda Energy, Inc.
January 18, 1996
Page 2

        4. met with certain members of Coda's senior management to discuss Coda's operations, historical financial statements and future prospects;

        5. reviewed the estimates of oil and natural gas reserves of Coda as of January 1, 1995, as prepared by Lee Keeling and Associates, Inc. ("Keeling");

        6. reviewed certain estimates of oil and natural gas reserves of Coda as of July 1, 1995, and January 1, 1996, as prepared by Coda's management and staff;

        7. reviewed the historical trading prices and volumes of the common stock of Coda;

        8. reviewed publicly available financial data and stock market performance data of companies that we deemed generally comparable to Coda;

        9. reviewed the terms of recent acquisitions of companies or oil and natural gas assets that we deemed generally comparable to Coda; and

       10. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

    In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Coda and Keeling. With respect to Coda's budgeted financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Coda as to Coda's expected future performance. We have not assumed any responsibility for the information provided to us and we have further relied upon the assurances of the management of Coda that they are unaware of any facts that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not performed any independent appraisal of the assets of Coda. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

    Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the stockholders of Coda other than the Management Group.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.


                                          By:         /s/ Stephen Straty
                                              ----------------------------------
                                                  Senior Managing Director

                                  APPENDIX C

                SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair vvalue of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251, sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) or (g) of sec. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to secs. 251, 252, 254, 257, 258, 263, and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (c) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                 CODA ENERGY, INC.


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Douglas H. Miller and T. W. Eubank, or either of them, with full power of substitution, as Proxies, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Special Meeting of Stockholders of Coda Energy, Inc. (the "Company") to be held on February 16, 1996, at 10:00 a.m., Dallas time, at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas, and at any and all adjournments or postponements thereof, hereby revoking any Proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the Special Meeting.

                         (TO BE SIGNED ON REVERSE SIDE)

                                    (Side A)

/X/ Please mark your vote as
    in this example


THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL BELOW. PLEASE REVIEW CAREFULLY THE PROXY STATEMENT DELIVERED WITH THIS PROXY.

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 30, 1995, as amended by that certain Amendment to Agreement and Plan of Merger, dated as of December 22, 1995, and by that certain Second Amendment to Agreement and Plan of Merger, dated as of January 10, 1996, among Joint Energy Development Investments Limited Partnership, Coda Acquisition, Inc. and Coda Energy, Inc., and the merger and other transactions contemplated thereby.

            [ ]  FOR                [ ]  AGAINST      [ ]  ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL ABOVE.

PLEASE SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE __________________ DATE ____________ SIGNATURE __________________ DATE ____________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                    (Side B)